As filed with the Securities and Exchange Commission on September , 1997
                                                  Registration No. 333-31739
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        PRE-EFFECTIVE AMENDMENT NO. ONE
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 -------------
                        FIRST SECURITYFED FINANCIAL, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                         6035                  36-4177515
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
      of incorporation          Classification Code Number)  Identification No.)
      or organization)

      936 North Western Avenue, Chicago, Illinois 60622-4695 (773) 772-4500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 -------------
                                 Julian E. Kulas
                      President and Chief Executive Officer
                        First SecurityFed Financial, Inc.
                            936 North Western Avenue
                          Chicago, Illinois 60622-4695
                                 (773) 772-4500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 -------------
                  Please send copies of all communications to:
                              Kip A. Weissman, P.C.
                            Martin L. Meyrowitz, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100
                                 -------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
 [LOGO]

                        FIRST SECURITYFED FINANCIAL, INC.
       (Proposed Holding Company for First Security Federal Savings Bank)

                                $10.00 Per Share
                        4,735,000 Shares of Common Stock
                              (Anticipated Maximum)

     First SecurityFed Financial, Inc. (the "Holding Company") is offering up to 4,735,000 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of First Security Federal Savings Bank ("First Security" or the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of First Security's outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Bank's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) First Security's depositors with account balances of $50 or more as of December 31, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee plans of First Security and the Holding Company ("Tax-Qualified Employee Plans"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) First Security's depositors with account balances of $50 or more as of __________ __, 1997 ("Supplemental Eligible Account Holders"), (iv) certain of its other members ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering.)
                                                        (continued on next page)
                              --------------------

           FOR ADDITIONAL INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL
                      THE STOCK CENTER AT (___) ___-____.

                              --------------------

            FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED, SEE
                      "RISK FACTORS" BEGINNING ON PAGE __.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                              THE SHARES OF COMMON
                STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
                   SAVINGS DEPOSITS AND ARE NOT INSURED BY THE
                      FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.

================================================================================
                                                Estimated
                                             Underwriting Fees,    Estimated Net
                                  Purchase    Commissions and       Conversion
                                   Price(1)  Other Expenses(2)       Proceeds(3)
                                   --------  -----------------       -----------
Per Share(4)....................      $10.00        $0.22                 $9.78
Minimum Total................... $34,990,000     $839,000           $34,151,000
Midpoint Total.................. $41,170,000     $895,000           $40,274,000
Maximum Total................... $47,350,000     $953,000           $46,397,000
Maximum Total, As Adjusted(5)... $54,450,000   $1,018,000           $53,432,000
================================================================================

(1) Determined on the basis of an appraisal prepared by FinPro, Inc. ("FinPro") dated July 18, 1997, which states that the estimated aggregate pro forma market value of the Common Stock to be sold in the Conversion ranged from $34,990,000 to $47,350,000 or between 3,499,000 shares and 4,735,000 shares of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Holding Company arising from the Conversion, including the payment to Friedman, Billings, Ramsey & Co., Inc. ("FBR") of estimated sales commissions ranging from $301,000 (at the minimum) to $415,000 (at the maximum) in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Holding Company has agreed to indemnify FBR against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing Arrangements" for a more detailed description of underwriting fees, commissions and expenses.


(3) Net Conversion proceeds may vary from the estimated amounts, depending on the Purchase Price, the number of shares issued and the number of shares sold subject to commissions. The actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.


(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $0.24, $0.20 or $0.19, respectively, resulting in estimated net Conversion proceeds per share of $9.76, $9.80 or $9.81, respectively.

(5) As adjusted to give effect to the sale of up to an additional 710,000 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."



                     Friedman, Billings, Ramsey & Co., Inc.
                The date of this Prospectus is ________ __, 1997

(continued from prior page)


     Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government. Subject to the prior rights of holders of Subscription Rights and to market conditions, the Holding Company may also offer the Common Stock for sale through FBR in a direct community offering (the "Direct Community Offering") and/or a public offering to selected persons to whom this prospectus is delivered (the "Public Offering" and when referred to together with the Subscription Offering and the Direct Community Offering, if any, the
"Offering"). Depending on market conditions and availability of shares, the shares of Common Stock may be offered for sale in the Public Offering on a best-efforts basis by a selling group of selected broker-dealers to be managed by FBR. The Bank and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering.

     The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Bank as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current valuation range of the shares to be sold of $34,990,000 to $47,350,000 (the "Estimated Valuation Range"), the Holding Company is offering up to 4,735,000 shares. Depending upon the market and financial conditions at the time of the completion of the Public Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 4,735,000 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $34,990,000 or above $54,450,000, or if the Offering is extended beyond ______ ___, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion - Offering of Holding Company Common Stock."

     In  addition  to the  shares  of  the  Common  Stock  to be  issued  in the
Conversion, the Holding Company intends, subject to member approval, to contribute, or sell for a price equal to their aggregate par value ($2,500), 250,000 shares of the Common Stock to the Heritage Foundation of First Security Federal Savings Bank, Inc. (the "Foundation"), a charitable foundation previously created by the Bank. The purpose of the Foundation is to provide charitable benefits to persons and organizations residing within the communities in which the Bank operates. The proposed contribution to the Foundation is subject to the approval of the Bank's members at the Special Meeting being held to consider the Plan of Conversion. For a discussion of the Foundation and its effects on the Conversion, including what would happen if members do not approve the proposed contribution to the Foundation, see "Risk Factors -- Contribution to the Charitable Foundation," "Pro Forma Data," and "The Conversion -- Contribution to the Charitable Foundation."

     With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $250,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $250,000 of Common Stock in the Public Offering and no person, together with associates of and persons acting in concert with such person, may purchase more than $750,000 of Common Stock. Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Bank and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or down to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions." The Bank and the Holding Company have engaged FBR as financial advisor and agent to consult, advise and assist in the distribution of shares of Common Stock, on a best-efforts basis in the Offering including, if necessary, managing selected broker-dealers to assist in selling stock in the Public Offering. For such services, FBR will receive a marketing fee of 1.0% of the total dollar amount of Common Stock sold in the Conversion, excluding purchases by directors, officers, employees and their immediate family members, and the employee stock ownership and benefit plans of the Bank and the Holding Company. If selected dealers are used, the selected dealers will receive a fee estimated to be up to 4.5% of the aggregate Purchase Price for all shares of Common Stock sold in the Public Offering through such selected dealers. Such fees may be deemed to be underwriting commissions. FBR and the selected dealers may be deemed to be underwriters. See "The Conversion - Marketing Arrangements" and "The Conversion
- - Offering of Holding Company Common Stock."

     The Subscription Offering will expire at 12:00 Noon, Chicago, Illinois Time, on ___________, 1997 ("Expiration Date"), unless extended by the Board of Directors up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers. To subscribe for shares of Common Stock in the Subscription Offering, the Holding Company must receive (at any office of the Bank) a properly executed stock order and certification form (together, the "Order Form") along with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) for all shares for which subscription is made by the Expiration Date. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering provided that, if such offering is extended beyond ________ 1997, each subscriber will have the right to modify or rescind their order. Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. Once tendered, subscription orders cannot be revoked or modified without the consent of the Bank and the Holding Company. The Holding Company is not obligated to accept orders submitted on photocopied or facsimile Order Forms. If the Conversion is not consummated within 45 days after the last day of the Subscription Offering and the OTS consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their orders. Such extensions may not go beyond _________, 1999.


         The Holding Company has applied to have the Common Stock listed on the Nasdaq Stock Market under the symbol "____." Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

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                                 [MAP TO COME]

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

First SecurityFed Financial, Inc.


         The Holding Company, First SecurityFed Financial, Inc., was recently formed by First Security under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that First Security will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of First Security, a note evidencing the Holding Company's loan to the Employee Stock Ownership Plan (the "ESOP") and up to approximately 50% of the net proceeds from the Offering, less the amount of the ESOP loan. See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of First Security. See "First SecurityFed Financial, Inc."


First Security

         General. First Security is a federally chartered mutual savings bank headquartered in Chicago, Illinois. While the Bank was originally chartered in 1928, the modern chapter of the Bank did not begin until 1964 when the prior board of directors resigned and President Kulas and eleven other community leaders assumed director positions. At that time, the Bank had less than $300,000 of assets and did not have federal deposit insurance. By the end of 1966, the assets of the Bank more than tripled and the Bank's board of directors, by pledging their own deposits to an agency of the federal government, had secured federal deposit insurance. Since that time, First Security has grown steadily by focusing on the needs of its customers, many of whom are persons of Ukrainian, Polish, Eastern European and Latin American descent, and by remaining extremely active in community affairs within its principal market areas.

         First Security currently serves the financial needs of communities in its market area through its main office located at 936 North Western Avenue, Chicago, Illinois 60622-4695 and from branch offices located in Chicago, Illinois, Philadelphia, Pennsylvania and Rolling Meadows, Illinois. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At April 30, 1997, First Security had total assets of $260.0 million, deposits of $219.0 million and equity of $30.0 million (or 11.54% of total assets).

         First  Security  has been,  and  intends  to  continue  to  remain,  an independent, community oriented, financial institution. First Security's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgages and, to a lesser extent, commercial real estate, multi-family, consumer and other loans primarily in its market area. At April 30, 1997, $137.5 million, or 81.32%, of the Bank's total loan portfolio consisted of one- to four-family residential mortgage loans. The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business Investment Activities - Securities" and "- Mortgage-Backed and Related Securities."

         Financial and operational highlights of the Bank include the following:


         Profitability. First Security historically has been very profitable. During each of the fiscal years ended December 31, 1992 through December 31, 1995, the Bank reported net income of between $3.0 million and $3.4 million. During the same periods the Bank's return on average assets ("ROAA") ranged from 1.76% to 1.34%, while its return on average equity ("ROAE") ranged from 17.12% to 11.64%. For the year ended December 31, 1996, First Security reported net income of $452,000, which equated to an ROAA of 0.18% and an ROAE of 1.50%. The decline in profitability for 1996 was primarily attributable to a mandatory $1.3 million one time assessment to recapitalize the Savings Association Insurance Fund and a $2.5 million contribution to the Foundation. For the year ended December 31, 1996, net income would have been $2.7 million without the one-time SAIF assessment and the contribution to the Foundation. ROAA would have been 1.08% and ROAE would have been 8.88%. See "Risk Factors - Stock Contribution to Charitable Foundation." For the four months ended April 30, 1997, the Bank recorded net income of $761,000, resulting in an annualized ROAA and ROAE of 0.88% and 7.65%, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Capital Strength. As a result of its historic profitability and commitment to maintaining a high level of capital, First Security has been able to maintain a strong equity to assets ratio. For each of the fiscal years ended from December 31, 1993 through December 31, 1996, the Bank's equity to assets ratio exceeded 11%. At April 30, 1997, the Bank had total equity of $30.0 million, or 11.54% of total assets, which substantially exceeded all of the applicable regulatory capital requirements with tangible, core and risk-based capital ratios of 11.4%, 11.4% and 24.4%, respectively. Assuming on a pro forma basis that $41.2 million, the midpoint of the Estimated Valuation Range, of shares were sold in the Conversion and approximately 50% of the net proceeds were contributed by the Holding Company to the Bank, as of April 30, 1997, the Bank's capital would have been $46.6 million (16.8% of assets). See "Pro Forma Regulatory Capital Analysis."


         Asset Quality. One of the principal aims of First Security's operating strategy is to maintain a high level of asset quality. The Board has sought to achieve this goal by emphasizing the origination of one- to four-family residential mortgage loans in the Bank's market area and by investing in government-backed or investment grade mortgage-backed and other securities. The Bank's ratio of non-performing assets to total assets was 0.87% at April 30, 1997. At that date, First Security had no real estate owned.


     Core Deposits. The Bank historically has been successful at attracting and retaining "core" deposits, which consist primarily of passbook, NOW and money market accounts. The Bank continues to utilize customer service, marketing initiatives and community outreach programs in order to maintain and expand its deposit base. At April 30, 1997, $90.8 million, or 41.4% of the Bank's total deposits consisted of passbook, NOW and money market accounts. These accounts generally carry lower interest rates and are believed by the Board to be more resistant to interest rate changes than certificate accounts.


         Niche Strategy. First Security has long been extremely active in community affairs within its urban market areas which are home to many persons of Ukrainian, Polish, Eastern European and, more recently, Latin American descent. Although the Bank historically has focused its operations on the Chicago market, the Bank purchased in 1994 from the Resolution Trust Corporation the deposits and many of the loans of Ukrainian Savings and Loan Association, a

Philadelphia, Pennsylvania based thrift located in a community with an ethnic composition similar to that of the Bank's Chicago urban market areas. As a result of the Bank's marketing efforts and community involvement, the deposits of its Philadelphia branch have increased from approximately $22.3 million at June 24, 1994 to approximately $50.0 million at April 30, 1997.


         The Board believes that additional opportunities for future expansion may exist in other metropolitan areas, including areas with demographics similar to those of the Bank's Chicago and Philadelphia markets. However, there can be no assurance that the Bank will be able to identify any such additional opportunities, or successfully conclude a transaction to take advantage of them.


         Strong Community Orientation. The Board of Directors strongly believes that the Bank's success is closely tied to its focus on the financial and other needs of its community members, many of whom are of Ukrainian, Polish, Eastern European or, to a lesser extent, Latin American descent. In an attempt to better serve its customers, all of the Bank's directors and employees are fluent in at least one language in addition to English. In addition, the Bank encourages its employees to be active in the community, and substantially all of the Bank's employees and its directors and senior officers are active in local charitable community service organizations. Finally, the Bank itself has been highly active in community affairs as demonstrated by the formation and funding of a charitable foundation. See "Stock Contribution to Charitable Foundation."

         The Board strongly believes that the Bank can maintain the community orientation which has been so important to its operations only by remaining independent. The Board believes that the Bank is well positioned to maintain independent, community oriented operations into the next century and beyond.

Stock Contribution to Charitable Foundation


     As a reflection of the Bank's long-standing commitment to the local community, in 1996, the Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc. a private charitable foundation under the
Illinois General Not-For-Profit Corporation Act, (the "Foundation"). The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through several cash contributions aggregating $2.5 million, all of which were accrued by the Bank during the fourth quarter of 1996. In addition, under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 250,000 shares of its Common Stock (the "Stock Contribution"). The Stock Contribution will be either in the form of a direct contribution or a sale of the shares for their aggregate par value ($2,500). The Holding Company believes that the Stock Contribution will be fully tax-deductible for both federal and state income tax purposes. Finally, the Company may make additional contributions to the Foundation in the future, although the Company has no current plans regarding timing or amount of such future contributions, if any. See "Risk Factors -- Risks Associated with the Stock Contribution to a Charitable Foundation."


         The Holding Company and the Bank believe that the funding of the Foundation with Common Stock of the Holding Company is a means of reinforcing the bond among the Bank and the communities in which the Bank operates, thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock Contribution will result in a reduction in the Holding Company's conversion appraisal (but not in its pro forma capital per share or earnings per share), the Board believes that the

Stock Contribution will enhance the long term value of the Bank by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Bank.

         The Board believes that the Stock Contribution will facilitate the support of charitable activities even during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution could enable the Foundation to offset the impact of variations in contribution levels from the Holding Company by accumulating funds during periods of relatively large contributions and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Foundation and the making of the Stock Contribution on the terms described herein represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable funding in the Bank's market area.

         The Foundation has been established to qualify as a private foundation under the Internal Revenue Code of 1986, as amended (the "Code"). As a private foundation, the Foundation is required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to community groups, cultural activities, youth and elder care and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.


         The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation which is currently comprised of Chairman Nadzikewycz, President Kulas and Director Gawryk, each of whom is also currently a member of the Bank's Board of Directors. In accordance with the OTS rules regarding conflicts of interests, such persons excused themselves from the Bank Board's vote on the Stock Contribution. Under the terms of the Foundation's articles of incorporation, new trustees may be selected only by the Foundation's Board of Trustees.


         The Foundation's articles of incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, trustees or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate benefits for trustees or officers of the Foundation and any related parties. While these provisions would not prohibit the payment of reasonable compensation for services rendered, the members of the Board of Trustees do not currently receive fees for service on the Board.

         The Trustees of the Foundation are responsible for establishing and carrying out the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. The Trustees of the Foundation are also responsible for directing the activities of the Foundation, including the management of the shares of

Common Stock held by the Foundation; provided, however, that the voting of any such shares will be subject to applicable OTS policy regarding foundations. Under the terms of the OTS letter approving the conversion application, when matters are presented for a stockholder vote, the shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Common Stock. Under such circumstances, the Board and management of the Holding Company would derive no additional voting control from such shares. However, in the event that the OTS were to waive this voting restriction, the Foundation's Board of Trustees would exercise voting control over such shares. Since the Foundation's Board of Trustees currently consists of three Holding Company directors, in the event that the OTS were to waive this restriction, the number of shares over which the Board of Directors of the Holding Company is deemed to exercise voting control could increase. However, as of the date hereof, the Company has no intentions to seek such a waiver.

         It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Any transactions between the Foundation and the Bank will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended, as well as with the OTS conflicts of interests regulations. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge provided that such actions comply with the applicable conflicts of interests restrictions.


         Under applicable IRS regulations, the Foundation will be authorized to purchase shares of the Holding Company's Common Stock in the open market, subject to certain restrictions. However, it is not currently anticipated that the Foundation will purchase any such shares. The OTS has informed the Holding Company that any purchases of Common Stock in the open market would be considered to be purchases by the Holding Company for the purpose of the OTS limitations on post-conversion stock repurchases. See "Use of Proceeds."

         If approved by members, the Stock Contribution will be made within twelve months following the completion of the Conversion. However, as discussed below, the Holding Company will recognize the expense related to the Stock Contribution in the quarter in which the Conversion is completed. Once made, the Stock Contribution will not be recoverable by the Holding Company or the Bank. The Foundation may receive working capital from any dividends that may be paid on the Holding Company's Common Stock in the future and, subject to applicable federal and state laws, from loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. One of the conditions imposed on the Stock Contribution by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Trustees of the Foundation, by three-fourths vote, determines that the failure to sell an amount of Common Stock greater than such amount would result in a long-term reduction in the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. The Stock Contribution is also subject to certain conditions imposed by the OTS in connection with its approval of the Conversion. See "The Conversion -- Stock Contribution to the Charitable Foundation." and "-- Regulatory Conditions Imposed on the Foundation." Assuming the sale of shares at the maximum of the Estimated Valuation Range, the Company will have 4,985,000 shares issued and outstanding, of which the Foundation will own 250,000 shares or 5.0%. Due to the additional issuance of shares of Common Stock to the Foundation, persons purchasing shares in the Conversion will have their ownership and voting interests in the Company diluted. See "Pro Forma Data."


         If the Stock Contribution is approved by the Bank's members, the Holding Company will recognize a $2.5 million expense (offset in part by a corresponding tax benefit), during the quarter in which the Conversion is completed, which is expected to be the fourth quarter of fiscal 1997. Such expense will likely eliminate earnings in the quarter in which it is recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. Assuming a contribution valued at $2.5 million, the Holding Company estimates a net tax-effected expense of $1.5 million. If the Stock Contribution had been expensed during the four month period ended April 30, 1997, the Bank would have reported a net loss of $739,000 for the four months ended April 30, 1997 rather than net income of $761,000. For further discussion of the Foundation and its impact on purchasers of Common Stock in the Conversion, see "Risk Factors Stock Contribution to a Charitable Foundation" and "Pro Forma Data."

         Because the Stock Contribution will result in dilution, it will reduce the estimated pro forma market value of the stock to be sold by approximately $4.8 million at the midpoint of the Estimated Valuation Range. As a result, the pro forma capital of the Holding Company will be $3.4 million lower at the midpoint of the Estimated Valuation Range than it would have been without the Stock Contribution. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings are expected to be approximately the same. See "Comparison of Valuation and Pro Forma Information With No Stock Contribution."


         As a result of the $4.8 million reduction in the estimated pro forma market value of the stock to be sold caused by the Stock Contribution, the amount of shares expected to be purchased by directors and executive officers, assuming the sale of the midpoint number of shares, increased from 5.4% to 6.0% of the shares sold. See "The Conversion--Participation by the Board and Executive Officers." However, it should also be noted that their stock incentive awards, which are calculated as a percentage of the conversion shares, will be reduced by the reduction in the estimated pro forma market value of the stock to be sold caused by the Stock Contribution.

         The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from the vote to approve the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Stock Contribution may materially increase the aggregate pro forma market value of the Common Stock being offered since the Estimated Valuation Range, as set forth herein, takes into account the after-tax impact of the Stock Contribution. If the pro forma market value of the shares of the Common Stock to be sold without the Stock Contribution is either greater than $54.5 million or less than $35.0 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue or modify their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Valuation Range must be approved by the OTS. See "Pro Forma Data," "Comparison of Valuation and

Pro Forma Information With No Stock Contribution," and "The Conversion--Stock Contribution to the Charitable Foundation" and "The Conversion--Stock Pricing."

The Conversion

         The Offering is being made in connection with the conversion of First Security from a federally chartered mutual savings bank to a federally chartered stock savings bank and the formation of First SecurityFed Financial, Inc. as the holding company of First Security. The Conversion is subject to certain conditions, including the prior approval of the Plan by the Bank's members at a Special Meeting to be held on ______ __, 1997. After the Conversion, the Bank's current voting members (who include certain deposit account holders and borrowers) will have no voting rights in First Security and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Bank. See "The Conversion Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights."


         By converting to the stock form of organization, the Bank will be structured in the form used by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will also increase the equity capital of the Bank. See "The Conversion -- Business Purposes."


         The Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on December 31, 1995); (ii) Tax-Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on ________ __, ____); (iv) Other Members (i.e., depositors as of ________ __, ____ and certain borrowers of the Bank as of ________ __, ____ and _______ __, ____); and (v)
employees, officers and directors of the Bank. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by noon, Chicago, Illinois time, on ______ _, ____, unless extended (the "Expiration Date").

         Subject to the prior rights of holders of Subscription Rights and market conditions at or near the completion of the Subscription Offering, any shares of Common Stock not subscribed for in the Subscription Offering may be offered at the same price in a Public Offering and/or Direct Community Offering through FBR to selected persons to whom this prospectus is delivered. To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed Order Form and full payment at $10.00 per share in the form of a check, bank draft or money order must be received by FBR prior to the termination of such offerings. The date by which orders must be received in the Public Offering and/or Direct Community Offering, if any, will be set by the Holding Company at the time of such offering provided that if the Offering is extended beyond _____ _, 1997, each subscriber will have the right to modify or rescind his or her subscription. The Holding Company and the Bank reserve the absolute right to accept or reject any orders in the Public Offering and Direct Community Offering, in whole or in part.

         If necessary, shares of Common Stock may also be offered in connection with the Public Offering for sale on a best-efforts basis by selected dealers managed by FBR. See "The Conversion -- Public Offering and Direct Community Offering."

         The Bank and the Holding Company have engaged FBR to consult with and advise the Holding Company and the Bank with respect to the Offering, and FBR has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offering. Neither FBR nor any selected broker-dealers will have any obligation to purchase shares of Common Stock in the Offering. FBR will receive for its services a marketing fee of 1.0% of the total dollar amount of Common Stock sold in the Conversion (excluding purchases by directors, officers, employees and members of their immediate families, the Foundation and the employee benefit plans of the Holding Company and the Bank, and shares sold by selected broker-dealers). To the extent selected broker-dealers are utilized in connection with the sale of shares in the Public Offering, the selected dealers will receive a fee of up to 4.5% and FBR will receive a fee of 1.0% of the aggregate Purchase Price for all shares of Common Stock sold through such broker-dealers. FBR will also receive reimbursement for certain expenses incurred in connection with the Offering. The Holding Company has agreed to indemnify FBR against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "The Conversion - Marketing Arrangements."

         The Bank has established a Stock Center, which will be managed by FBR, to coordinate the Offering, and answer questions about the Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Center or deliver payment directly to one of the Bank's offices. In addition, representatives of FBR will be available to answer questions at the Bank's Philadelphia, Pennsylvania office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Bank. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. See "The Conversion - Method of Payment for Subscriptions."

         Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or director, officer or employee may purchase in their capacity as such in the Subscription Offering more than $250,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $250,000 of Common Stock in the Public Offering; and no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) may purchase more than $750,000 of Common Stock in the Conversion. The minimum purchase limitation is 25 shares of Common Stock. These purchase limits may be increased or decreased consistent with the Office of Thrift Supervision ("OTS") regulations at the sole discretion of the Holding Company and the Bank. See "The Conversion - Offering of Holding Company Common Stock."

         Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion -- Restrictions on Transfer of Subscription Rights and Shares."

         Stock Pricing and Number of Shares of Common Stock to be Issued in the Conversion. The Purchase Price of the Common Stock is $10.00 per share and is the same for all purchasers. The aggregate pro forma market value of the Holding Company and First Security, as converted, was estimated by FinPro, which is experienced in appraising converting thrift institutions, to be the Estimated Valuation Range. The Board of Directors has reviewed the Estimated Valuation Range as stated in the appraisal and compared it with recent stock trading prices as well as recent pro forma market value estimates for other financial institutions. The Board of Directors has also reviewed the appraisal report, including the assumptions and methodology utilized therein, and determined that it was not unreasonable.

         Depending on market and financial conditions at the time of the completion of the Offering, the total number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 4,735,000 shares offered hereby and the Purchase Price may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the total number of shares to be sold multiplied by the price per share is less than $35.0 million or more than $54.5 million. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers First Security and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of First Security or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Offering will be able to sell such shares at prices at or above the Purchase Price. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

Purchases by Directors and Executive Officers

         The directors and executive officers of First Security intend to purchase, for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $2.1 million of Common Stock, or 6.0%, 5.1% or 4.4% of the shares to be sold in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, respectively. In addition, an amount of shares equal to an aggregate of 8% of the shares to be issued in the Conversion, including the shares to be issued pursuant to the Stock Contribution, is anticipated to be purchased by the ESOP. See "The Conversion -- Participation by the Board and Executive Officers."

Potential Benefits of Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Bank has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Bank. All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Bank's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion, including the shares to be issued pursuant to the Stock Contribution, (approximately $3.0 million to $4.0 million of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Bank over a ten-year period. These contributions will increase the compensation expense of the Bank. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Stock Option and Incentive Plan and Recognition and Retention Plan. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan (the "Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon ratification by stockholders following the Conversion. Certain of the directors and executive officers of the Holding Company and the Bank will receive awards under these plans. It is currently anticipated that an amount of shares equal to 10% and 4% of the shares sold in the Conversion, including the shares to be issued pursuant to the Stock Contribution, will be reserved for issuance under the Stock Option Plan and RRP, respectively. Depending upon market conditions in the future, the Holding
Company may purchase shares in the open market to fund these plans. See "Management - Benefit Plans" for a description of these plans.

         Under the proposed Stock Option Plan, it is presently intended that the directors and executive officers be granted options to purchase, in addition to the shares to be issued in the Conversion, an amount of shares equal to 8.4% of the shares issued in the Conversion, including the shares to be issued pursuant to the Stock Contribution, (or 314,916 and 418,740 shares, respectively, of Common Stock based on the minimum and maximum of the Estimated Valuation Range) at an exercise price equal to the market value per share of the Common Stock on the date of grant. Such options will be awarded at no cost to the recipients and pose no financial risk to the recipients until exercised. It is presently anticipated that Julian Kulas, President and Chief Executive Officer, will receive an option to purchase an amount of shares equal to 2.5% of the shares issued in the Conversion, including the shares issued pursuant to the Stock Contribution, (or 93,725 and 124,625 shares, assuming the minimum and maximum of the Estimated Valuation Range, respectively). See "Management Benefit Plans - Stock Option and Incentive Plan."

         The award and exercise of options pursuant to the Stock Option Plan will not result in any expense to the Holding Company; however, when the options are exercised, the interests of existing stockholders will likely be diluted.

         It is also intended that directors and executive officers be granted under the RRP (without any requirement of payment by the grantee) an amount of shares of restricted stock awards equal to 3.4% of the shares sold in the Conversion, including the shares issued pursuant to the Stock Contribution, (or 127,466 and 169,490 shares, respectively, based on the minimum and maximum of the Estimated Valuation Range) which will vest over five years commencing one year from stockholder ratification and which will have a total value of $1.3 million and $1.7 million based on the Purchase Price of $10.00 per share at the minimum and maximum of the Estimated Valuation Range, respectively. It is presently anticipated that President Kulas will receive a restricted stock award equal to 1.0% of the shares issued in the Conversion, including the shares to be issued pursuant to the Stock Contribution, (or 37,490 and 49,850 shares, assuming the minimum and maximum of the Estimated Valuation Range). The restricted stock award to President Kulas would have an aggregate value ranging from $374,900 to $498,500 (at the minimum and maximum of the Estimated Valuation Range) based upon the original Purchase Price of $10.00 per share. See "Risk Factors - Takeover Defensive Provisions" and "Management - Benefit Plans - Recognition and Retention Plan."


         Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the full number of shares available for grant under the RRP through open-market purchases would range from approximately $1.5 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $2.0 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The expense related to the cost of the RRP will be recognized over the five-year vesting period of the awards made pursuant to such plan. The use of authorized but unissued shares to fund the RRP would dilute the interests of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."


         The Holding Company intends to submit the RRP and the Stock Option Plan to stockholders for ratification following completion of the Offering, but in no event prior to six months following the completion of the Conversion. These plans will only be effective if ratified by the stockholders. In the event the Stock Option Plan and the RRP are not ratified by stockholders, management may consider the adoption of alternate incentive plans, although no such plans are currently contemplated. While the Bank believes that the RRP and the Stock Option Plan will provide important incentives for the performance and retention of management, the Bank has no reason to believe that the failure to obtain shareholder ratification of such plans would result in the departure of any members of senior management.

         Employment and Severance Agreements. The Bank intends to enter into an employment agreement with President Kulas. It is anticipated that the agreement will provide for a salary equal to his current salary, will have an initial term of three years, subject to annual extension for an additional year following the Bank's annual performance review and will become effective upon the completion of the Conversion. Under certain circumstances including a change in control, as defined in the employment agreement, Mr. Kulas will be entitled to a severance payment in lieu of salary equal to a multiple of his base amount of compensation, as defined. See "Management - Executive Compensation."

         The Bank also intends to enter into change in control severance agreements with four other executive officers. Such agreements will have initial terms of 24 months and become effective upon completion of the Conversion. In the event a covered officer is terminated following a "change in control" (as defined in the agreements), such officer will be entitled to a severance payment of 200% of their then current compensation. See "Management - Executive Compensation - Employment Agreements and Severance Agreements" for the
definition of "change in control" and a more detailed description of these agreements.

Use of Proceeds


         The net proceeds from the sale of Common Stock in the Conversion (estimated at $34.2 million, $40.3 million, $46.4 million and $53.4 million based on sales at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively) will substantially increase the capital of First Security. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of First Security to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term investments similar to those currently in the Bank's portfolio. Such proceeds will subsequently be invested in mortgage-backed securities and investment securities and will be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by the OTS. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $3.0 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $4.0 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a ten-year period. The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the Internal Revenue Service ("IRS") prescribed applicable federal rate at the time of origination.

         Finally, the Holding Company currently intends to use a portion of the proceeds to fund a Recognition and Retention Plan ("RRP"), subject to stockholder ratification. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP may be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $1.5 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $2.0 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the interests of stockholders who purchase Common Stock in the Conversion. See "Management Benefit Plans - Recognition and Retention Plan."

         The net proceeds received by First Security will become part of First Security's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of residential loans and, to a lesser extent, multi-family and commercial real estate and consumer loans, subject to market conditions. In addition, a portion of the proceeds may be used for the creation of one or more de novo branch offices within the greater Chicago or Philadelphia areas, although the Bank has no specific plans regarding any new branch offices at this time. Finally, such proceeds will be available for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are contemplated at this time.

         See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as OTS restrictions on repurchases of the Holding Company's stock.

Dividends

         The Holding Company currently has no plans to pay dividends. However, the Holding Company's Board of Directors may consider a policy of paying dividends in the future. The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, First Security's compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. There can be no assurance as to whether or when the Holding Company will pay a dividend. See "Dividends."

Market for Common Stock


         The Holding Company has applied to have the Common Stock traded on the Nasdaq Stock Market under the symbol "____." In order to be traded on the Nasdaq Stock Market, there must be at least two market makers for the Common Stock. FBR has indicated its intention to make a market in the Holding Company's Common Stock following completion of the Conversion, depending upon the volume of trading activity in the Common Stock and subject to compliance with applicable laws and other regulatory requirements. A second market marker has not yet been secured by the Holding Company. The Holding Company anticipates that it will be able to secure the two market makers necessary to enable the Common Stock to be traded on the Nasdaq Stock Market. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company, First Security or any market maker. Further, no assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price after the Conversion. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

Risk Factors

         See "Risk Factors" for information regarding certain factors which should be considered by prospective investors, including interest rate risk exposure, risks associated with a contribution to a charitable foundation, competition, takeover defensive provisions contained in the Holding Company's certificate of incorporation and bylaws, post-conversion overhead expenses, regulatory oversight, the risk of a delayed offering, the absence of an active market for the Common Stock and the possible consequences of amendment of the Plan of Conversion.

                         SELECTED FINANCIAL INFORMATION

         Set forth below are selected financial and other data of the Bank. The financial data is derived in part from, and should be read in conjunction with the Consolidated Financial Statements and Notes of the Bank presented elsewhere in this Prospectus.


         In the opinion of management, the unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition and results of operations of First Security as of April 30, 1997 and for the four month periods ended April 30, 1997 and 1996. Interim results at and for the four months ended April 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.



                                                                                          At December 31,
                                                                --------------------------------------------------------------------
                                               At April 30,
                                                   1997          1996             1995          1994           1993           1992
                                                   ----          ----             ----          ----           ----           ----
                                                                                  (In Thousands)
Selected Financial Condition Data:
Total assets .............................       $260,002       $258,115       $251,922       $227,922       $189,846       $177,443
Cash and cash equivalents ................          7,104          7,300         19,173          6,800         11,365          8,667
Loans receivable, net(1) .................        165,914        163,348        144,566        136,207        105,946         97,968
Mortgage-backed securities(2):
  Held-to-maturity .......................         22,389         24,109         25,120         42,621         45,445         37,911
  Available-for-sale .....................         18,616         19,727         20,044           --             --             --
Securities(2)
  Held-to-maturity .......................         28,259         25,779         20,566         17,926         20,804         27,693
  Available-for-sale .....................          8,919          8,997         13,743         15,662           --             --
Deposits .................................        218,987        219,505        209,387        195,875        161,715        154,559
Total borrowings .........................          7,500          4,000         10,000          3,000          1,000          1,000
Total equity .............................         29,950         29,261         29,038         25,555         22,395         19,214



                                                                Four Months                          Year Ended
                                                               Ended April 30,                       December 31,
                                                              ----------------    --------------------------------------------------
                                                               1997      1996      1996         1995       1994      1993     1992
                                                               ----      ----      ----         ----       ----      ----     ----
                                                                                         (In Thousands)

Selected Operations Data:
Total interest income .....................................   $ 6,495   $ 6,124   $19,006      $17,650   $15,710   $13,995   $14,764
Total interest expense ....................................     3,220     3,163     9,494        8,727     6,584     6,068     7,308
                                                              -------   -------   -------      -------   -------   -------   -------
  Net interest income .....................................     3,275     2,961     9,512        8,923     9,126     7,927     7,456
Provision for loan losses .................................       574        42       706          136       182       249       184
                                                              -------   -------   -------      -------   -------   -------   -------
Net interest income after provision for loan losses .......     2,701     2,919     8,806        8,787     8,944     7,678     7,272
                                                              -------   -------   -------      -------   -------   -------   -------
Fees and service charges ..................................       116       121       362          378       326       281       229
Gain on sales of securities ...............................        --        --        55           24         5        32        28
Other non-interest income .................................        81        73       328          454       246       286       171
                                                              -------   -------   -------      -------   -------   -------   -------
Total non-interest income .................................       197       194       745          856       577       599       428
Total non-interest expense ................................     1,657     1,520     8,693(3)     4,690     4,271     3,457     3,173
                                                              -------   -------   -------      -------   -------   -------   -------
Income before taxes .......................................     1,241     1,593       858        4,953     5,250     4,820     4,527
Income tax provision ......................................       480       603       406        1,760     1,825     1,644     1,496
                                                              -------   -------   -------      -------   -------   -------   -------
Net income ................................................   $   761   $   990   $   452      $ 3,193   $ 3,425   $ 3,176   $ 3,031
                                                              =======   =======   =======      =======   =======   =======   =======
- -------------

(1) The allowance for loan losses at April 30, 1997, December 31, 1996, 1995, 1994, 1993 and 1992 was $1,666,000, $1,520,000, $885,000, $792,000,
     $608,000 and $360,000, respectively.

(2) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective as of January 1, 1994. Prior to the adoption of SFAS No. 115, marketable equity securities were carried at the lower of amortized cost or market value and the remaining securities were carried at amortized cost , as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.

(3) Includes $1.3 million SAIF special assessment and $2.5 million cash contribution to the Foundation.



                                                                   Four Months                         Year Ended
                                                                 Ended April 30,                      December 31,
                                                                ----------------    ------------------------------------------------
                                                                1997(1)  1996(1)    1996        1995       1994      1993      1992
                                                                -------  -------    ----        ----       ----      ----      ----
 Selected Financial Ratios and Other Data:


Performance Ratios:
   Return on assets (ratio of net income to average
    total assets) ..........................................    0.88%     1.19%     0.18%(2)     1.34%     1.62%     1.74%     1.76%
   Return on equity (ratio of net income to average equity)     7.65     10.07      1.50 (2)    11.64     14.23     15.21     17.12
   Interest rate spread information:
        Average during period ..............................    3.45      3.37      3.51         3.61      4.28      4.22      4.16
        Net interest margin(3) .............................    3.96      3.81      3.98         4.00      4.60      4.56      4.54
   Ratio of operating expense to average total assets ......    1.92      1.83      3.45 (2)     1.97      2.03      1.89      1.84
   Efficiency Ratio(4) .....................................    0.48      0.48      0.85 (2)     0.48      0.44      0.41      0.40
   Ratio of average interest-earning assets to average
        interest-bearing liabilities .......................  112.96    110.69    111.81       109.93    109.51    109.55    108.56

Quality Ratios:
   Non-performing assets to total assets at end of period ..    0.87      1.18      1.44         1.11      0.72      1.05      1.32
   Allowance for loan losses to non-performing loans
        at end of period ...................................   73.78     33.46     41.30        38.73     55.58     32.02     16.57
   Allowance for loan losses to gross loans receivable
        at end of period ...................................    0.98      0.52      0.91         0.60      0.57      0.56      0.36

Capital Ratios:
   Equity to total assets at end of period(5) ..............   11.63     11.52     11.42        11.52     11.33     11.80     10.83
   Average equity to average assets ........................   11.50     11.84     11.97        11.55     11.42     11.42     10.27

- ------------

(1)  Ratios for the four-month periods have been annualized.

(2) Excluding the $1.3 million SAIF special assessment and the $2.5 million cash contribution to the Foundation, net of tax, the return on assets, return on equity and ratio of operating expense to average total assets would have been 1.10%, 9.19% and 1.94%, respectively. The efficiency ratio would have been 0.48.

(3)  Net interest income divided by average interest-earning assets.


(4) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)  Ratio   is   exclusive   of   unrealized    gain   (loss)   on   securities
     available-for-sale.



                              RECENT FINANCIAL DATA

         The selected financial and other data of the Bank set forth below at and for the two and six months ended June 30, 1997 were derived from unaudited financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The information presented below is qualified in its entirety by the detailed information and financial statements included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the audited Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.


                                           At June 30,         At April 30,
                                              1997                 1997
                                              ----                 ----
Selected Financial Condition Data:                 (In Thousands)
- ----------------------------------
Total assets ................              $261,294              $260,002
Cash and cash equivalents ...                 3,304                 7,104
Loans receivable, net .......               172,627               165,914
Securities available-for-sale                27,382                27,535
Securities held-to-maturity .                49,651                50,648
Deposits ....................               219,996               218,987
Total Borrowings ............                 7,500                 7,500
Total Equity ................                30,555                29,950


                                                                              Two Months Ended                     Six Months Ended
                                                                               June 30,                            June 30,
                                                                      -----------------------              -------------------------
                                                                        1997             1996                1997             1996
                                                                        ----             ----                ----             ----
Selected Operations Data:                                                                    (In Thousands)
- -------------------------
Interest income ........................................             $3,213             $3,275             $9,708             $9,399
Interest expense .......................................              1,669              1,558              4,889              4,721
                                                                     ------             ------             ------             ------
  Net interest income before
   provision for loan losses ...........................              1,544              1,717              4,819              4,678
Provision for loan losses ..............................                 41                 41                615                 83
                                                                     ------             ------             ------             ------
  Net interest income after
   provision for loan losses ...........................              1,503              1,676              4,204              4,595
Fees and service charges ...............................                 64                 62                180                183

Other non-interest income ..............................                 34                 38                115                111
Non-interest expense ...................................                824                856              2,481              2,376
                                                                     ------             ------             ------             ------
Income before taxes ....................................                777                920              2,018              2,513
Income taxes ...........................................                270                343                750                946
                                                                     ------             ------             ------             ------
  Net income ...........................................             $  507             $  577             $1,268             $1,567
                                                                     ======             ======             ======             ======




                                                                                  At or for the                At or for the
                                                                                 Two Months Ended            Six Months Ended
                                                                                     June 30,                    June 30,
                                                                              ------------------------    ------------------------
                                                                               1997              1996       1997              1996
                                                                              ------            ------     ------            -----
Selected Financial Ratios and Other Data:
- -----------------------------------------
Performance Ratios:
  Return on average assets(1) ..................................                1.16             1.38       0.97             1.25
  Return on average equity(1) ..................................               10.04            11.43       8.46            10.53
  Average equity to average assets .............................               11.60            12.09      11.53            11.91
  Equity to total assets at end of period ......................               11.69            12.03      11.69            12.03
  Average interest rate spread(1) ..............................                3.18             3.89       3.37             3.56
  Net interest margin(1)(2) ....................................                3.69             4.34       3.87             4.00
  Average interest-earning assets to
   average interest-bearing liabilities ........................              112.78           111.52     112.86           110.83
  Non-interest expense to average assets(1) ....................                1.89             2.05       1.91             1.90
  Efficiency ratio(3) ..........................................                0.50             0.47       0.49             0.48

Asset Quality Ratios:
- ---------------------
  Allowance for loan losses as a percent of
    gross loans receivable .....................................                0.97             0.60       0.97             0.60
  Allowance for loan losses as a percent of
    non-performing loans .......................................               87.20            25.33      87.20            25.33

- ------------

(1)  Ratios for the two month periods have been annualized.

(2)  Net income divided by average interest-earning assets.

(3) The efficiency ratio represents non-interest expense as a percent of net interest income and non-interest income.

Comparison of Financial Condition at June 30, 1997 and April 30, 1997

         Total assets at June 30, 1997 were $261.3 million compared to $260.0 million at April 30, 1997, an increase of $1.3 million, or 0.5%. The increase in total assets was due primarily to increases in loans receivable due to strong loan demand, funded by a slight increase in deposits and advance payments by borrowers for taxes and insurance, as well as a decrease in cash and cash equivalents.

         Total liabilities at June 30, 1997 were $230.7 million compared to $230.1 million at April 30, 1997, an increase of $645,000, or 0.3%. The increase is primarily due to a $1.0 million increase in deposits combined with a $774,000 increase in advance payments by borrowers for taxes and insurance, partially offset by a $450,000 decrease in accrued interest payable as a result of interest payments at quarter end.

         Total equity at June 30, 1997 was $30.6 million compared to $30.0 million at April 30, 1997, an increase of $605,000, or 2.0% as a result of $507,000 net income for the period combined with a change in unrealized loss on securities available-for-sale from $276,000 at April 30, 1997 to $177,000 at June 30, 1997.

Comparison of Operating Results for the Two Months Ended June 30, 1997 and June 30, 1996

         General. Net income for the two months ended June 30, 1997 was $507,000, a decrease of $70,000, from net earnings of $577,000 for the two months ended June 30, 1996. The decrease was primarily due to a decrease of $173,000 in net interest income as a result of increased cost of funds, partially offset by a decrease in noninterest expense of $32,000 and a decrease in income taxes of $73,000.

         Interest Income. Interest income for the two months ended June 30, 1997 was $3.2 million compared to $3.3 million for the two months ended June 30, 1996, a decrease of $62,000, or 1.9%. The decrease resulted primarily from a decrease in the average yield on interest-earning assets from 8.28% for the two months ended June 30, 1996 to 7.68% for the two months ended June 30, 1997. This was partially offset by an increase in the average balance of interest-earning assets from $237.2 million for the two months ended June 30, 1996 to $250.9 million for the two months ended June 30, 1997. The average balance of loans receivable increased from $149.8 million for the two months ended June 30, 1996 to $170.0 million for the two months ended June 30, 1997. The increase in the average balance of loans receivable was a result of increased demand in the Bank's market area. The decrease in the average yield on interest-earning assets was primarily reflective of the decrease in the average yield on loans from 8.59% for the two months ended June 30, 1996 to 8.17% for the two months ended June 30, 1997. This decrease was a result of repayments of higher rate loans and the origination of lower yielding loans due to the current rate environment.

         Interest Expense. Interest expense was $1.7 million for the two months ended June 30, 1997 compared to $1.6 million for the two months ended June 30 1996, an increase of $111,000, or 7.1%. The increase was a result of the increase in the average balance of interest-bearing liabilities combined with an increase in the average cost of funds for the periods. The average balance of interest-bearing liabilities increased from $212.7 for the two months ended June 30, 1996 to $222.5 million for the two months ended June 30, 1997. The average cost of funds increased from 4.40% for the two months ended June 30, 1996 to 4.50% for the two months ended June 30, 1997. The increase in the average cost of funds was a result of the increases in the average balances being primarily in certificates of deposit and FHLB advances which are at higher rates than the core deposits. The increase in certificates of deposit was a result of increased market demand.

         Net Interest Income. Net interest income was $1.5 million for the two months ended June 30, 1997, a decrease of $173,000, or 10.1% from net interest income of $1.7 million for the two months ended June 30, 1996. The decrease was primarily a result of a decrease in the net interest margin from 4.34% for the two months ended June 30, 1996 to 3.69% for the two months ended June 30, 1997. In addition, the net interest spread decreased from 3.89% for the two months ended June 30, 1996 to 3.18% for the two months ended June 30, 1997. Both decreases were a result of an increase in the average cost of interest-bearing liabilities and a decrease in the average yield of interest-earning assets.

         Provision for Loan Losses. The Bank recorded a $41,000 provision for loan losses for the two months ended June 30, 1997 and June 30, 1996. At June 30, 1997, the allowance for loan losses totaled $1.7 million, or .97% of total loans and 87.0% of total non-performing loans. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

         Noninterest Income. Noninterest income for the two months ended June 30, 1997 was $98,000 compared to $100,000 for the two months ended June 30, 1996, a decrease of $2,000, or 2.0%.

         Noninterest Expense. Noninterest expense was $824,000 for the two months ended June 30, 1997 compared to $856,000 for the two months ended June 30, 1996, a decrease of $32,000, or 3.7%. The decrease was primarily a result of a decrease in Federal insurance premiums of $56,000 as a result of a decrease in rates due to the recapitalization of SAIF during 1996, combined with a decrease in compensation and benefits of $99,000 primarily due to an employer profit sharing contribution made in April 1997 of $105,000 compared to the contribution being made in June of the prior year. These decreases were partially offset by an increase in REO expense of $113,000.

         Income Tax Expense. The provision for income taxes totaled $270,000 for the two months ended June 30, 1997 compared to $343,000 for the two months ended June 30, 1996. The decrease was primarily due to a decrease in income before income taxes of $143,000.

Comparison of Operating Results for the Six Months Ended June 30, 1997 and June 30, 1996

         General. Net income for the six months ended June 30, 1997 was $1.3 million compared to net income of $1.6 million for the six months ended June 30, 1996, a decrease of $299,000, or 19.1%. The decrease was primarily a result of a provision for loan losses of $615,000 for the six months ended June 30, 1997 compared to $83,000 for the six months ended June 30, 1996, combined with an increase of $105,000 in noninterest expense. These increases were partially offset by an increase of $141,000 in net interest income and a decrease of $196,000 in income tax expense. The increase in the provision for loan losses was a result of the Bennett Funding loans secured by leases as further discussed herein.

         Interest Income. Interest income for the six months ended June 30, 1997 was $9.7 million compared to $9.4 million for the six months ended June 30, 1996, an increase of $309,000, or 3.3%. The increase resulted from an increase in the average balance of interest-earning assets from $233.9 million for the six months ended June 30, 1996 to $249.1 million for the six months ended June 30, 1997, partially offset by a decrease in the average yield on interest-earning assets. The average balance of loans receivable increased by $19.2 million. The average yield on interest-earning assets decreased from 8.04% for the six months ended June 30, 1996 to 7.80% for the six months ended June 30, 1997. The decrease was primarily a result of decreased yields on the loan portfolio due to the repayment of older higher yielding loans and the origination of lower yielding loans as a result of the current rate environment.

         Interest Expense. Interest expense for the six months ended June 30, 1997 was $4.9 million compared to $4.7 million for the six months ended June 30, 1996, an increase of $168,000, or 3.6%. The increase in interest expense is primarily the result of an increase in the average balance of interest-bearing liabilities from $211.0 million for the six months ended June 30, 1996 to $220.7 million for the six months ended June 30, 1997 as a result of increased deposits. This increase was partially offset by a decrease in the average cost of funds from 4.47% for the six months ended June 30, 1996 to 4.43% for the six months ended June 30, 1997. The decrease was primarily in certificates of deposit.

         Net Interest Income. Net interest income of $4.8 million for the six months ended June 30, 1997 represented an increase of $141,000 from the $4.7 million reported for the six months ended June 30, 1996. There was a decrease in the net interest spread from 3.56% for the six months ended June 30, 1996 to 3.37% for the six months ended June 30, 1997. The decrease in the net interest rate spread was a result of the average yield of interest-earning assets decreasing at a more rapid rate than the average cost of interest-bearing liabilities. However, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 110.83% for the six months ended June 30, 1996 to 112.86% for the six months ended June 30, 1997, and the net interest margin decreased slightly from 4.00% to 3.87% for the same period.

         Provision for Loan Losses. The Bank's provision for loan losses for the six months ended June 30, 1997 was $615,000 compared to $83,000 for the six months ended June 30, 1996. The increase in the provision for loan losses was primarily related to various loans to The Bennett Funding Group, Inc. (Bennett Funding) which were secured by leases. Bennett Funding filed bankruptcy during 1996. The Bank had loans receivable from Bennett Funding of $839,000 at June 30, 1997. As of June 30, 1996, management had not determined whether the leases securing the loans on their books were legally secured, or whether they were fraudulent. No additional provision was made at that time as management continued its investigation and awaited rulings from the bankruptcy court. The Bank received a settlement offer in February 1997. As a result of the proposed settlement, the Bank charged off $432,000 of the Bennett Funding loans, leaving $839,000 of loans on the books. As part of the settlement, the Bank was to receive a cash payment of $529,000. The remaining $310,000 was to be collected through future payments from the lessees. Subsequent to June 30, 1997, the Bank received $713,481 from the trustee as part of the settlement. However, at this time management is unsure as to the full collectibility of the remaining payment stream. In addition, the Bank has experienced significant loan growth during 1997. Gross loans increased $21.7 million, or 14.08% from 1996. Management increases the allowance for loan losses for loan growth based on a statistical percentage developed considering past loss experience and other factors discussed below. The allowance for loan losses represented .97% and .60% of gross loans receivable at June 30, 1997 and 1996, respectively. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions  to the  allowance  based upon  judgments  which  differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

         Noninterest Income. Noninterest income for the six months ended June 30, 1997 was $295,000 compared to $294,000 for the six months ended June 30, 1996, representing fairly stable service charges and other noninterest income.

         Noninterest Expense. Noninterest expense was $2.5 million for the six months ended June 30, 1997 compared to $2.4 million for the six months ended June 30, 1996, an increase of $105,000, or 4.4%. The increase was primarily due to an increase in REO expense of $145,000, combined with an increase in data processing expense of $13,000, occupancy and equipment expense of $10,000 and various other items. These items were partially offset by a decrease in FDIC insurance premiums of $195,000 due to a reduction in rates.

         Income Taxes. The provision for income taxes was $750,000 for the six months ended June 30, 1997 compared to $946,000 for the six months ended June 30, 1996. The decrease was primarily due to a decrease in pretax income of $495,000.

                                  RISK FACTORS

         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offering.

Interest Rate Risk Exposure

         The Bank's profitability is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest rates rise, the Bank's net interest income tends to be adversely impacted since its liabilities tend to reprice more quickly than its assets. Conversely, in a declining rate environment the Bank's net interest income is generally positively impacted since its assets tend to reprice more slowly than its liabilities. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), could adversely impact net interest income to the extent that the Bank's assets have a longer average term than its liabilities.

         In managing its asset/liability mix, the Bank often, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. In particular, because of customer demand, a large majority of the Bank's residential loans carry fixed interest rates. As a result, the Bank will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates.

         The Bank has taken a number of steps to limit its sensitivity to interest rate changes. Nevertheless, at March 31, 1997, the most recent date for which data is available, the Bank's net portfolio value would have declined by 29% and 58%, respectively, in the event of instantaneous 200 and 400 basis point increases in general interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

Risks Associated with the Stock Contribution to a Charitable Foundation


         The Stock Contribution is subject to the approval of the Bank's members at the Special Meeting. If approved by members, the Stock Contribution will be made within 12 months following the completion of the Conversion and will be expensed when the Conversion is completed, which is expected in the fourth quarter of 1997.

         Negative Impact on Earnings. Assuming receipt of approval of the Bank's members, the Stock Contribution will have an adverse impact on the Holding Company's earnings. The Holding Company will recognize an expense in the amount of the $2.5 million ($1.5 million net of taxes) in the quarter in which the Conversion is completed, which is expected to be the fourth quarter of fiscal 1997. Such expense will reduce earnings and have a material adverse impact on the Holding Company's earnings in the fiscal quarter and year recorded. The Holding Company has been advised by its independent accountants that the Stock Contribution will be tax deductible, subject to a limitation based on 10% of the Holding Company's annual taxable income. If the Stock Contribution had been made at April 30, 1997, the Bank would have reported a net loss of $739,000 for the prior four month period rather than net income of $761,000.

         In the future, the Company may make additional contributions to the Foundation, although the Company has no current plans regarding the amount or timing of any such future contributions. The amount of future contributions, if any, will be determined based upon, among other factors, an assessment of the Company's then current financial position, operations, and prospects and on the need for charitable activities in the Bank's market area. Any such contribution, regardless of form, will result in an increase in non-interest expense and thus a reduction in net earnings. In addition, any contribution of authorized but unissued shares would dilute the interests of outstanding shares. However, the Company currently anticipates that any contribution of shares by it to the Foundation will be funded through shares repurchased in the open market. The Company does not intend to make any contributions to the Foundation which are not deductible for federal income tax purposes.



         Dilution of Stockholder's Interests. The Stock Contribution will involve the donation of 250,000 shares of the Common Stock, or the sale of such shares for their aggregate par value ($2,500), to the Foundation. Upon completion of the Conversion and the Stock Contribution, the Holding Company will have 4,367,000 shares issued and outstanding at the midpoint of the Estimated Valuation Range, of which the Foundation will own 250,000 shares, or 5.7%. As a result, persons purchasing shares in the Conversion will have their share ownership and voting interest in the Holding Company diluted by 5.7%. See "Pro Forma Data."


         Possible Nondeductibility of the Stock Contribution. The Internal Revenue Service ("IRS") has determined that the Foundation is exempt from federal income tax under Section 501(a) of the Code as an organization described in Section 501(c)(3) of the Code. Assuming that the Foundation so qualifies, the Holding Company will be entitled to a deduction in the amount of the Stock Contribution, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the Stock Contribution for Federal and Illinois tax purposes. Based on present information, the Holding Company currently estimates that the Stock Contribution should be fully deductible for federal tax and Illinois purposes. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the five-year period following the year in which the Stock Contribution is made to utilize fully the carryover related to the excess contribution.


         Potential Change in Valuation and Capital if the Stock Contribution is Not Made. The Stock Contribution was taken into account by FinPro in determining the estimated pro forma market value of the Holding Company. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the Appraisal. The pro forma aggregate price of the shares being offered for sale in the Conversion is currently estimated to be between $35.0 million and $54.5 million, with a midpoint of $41.2 million. The pro forma price to book value ratio and the pro forma price to earnings ratio are 66.18% and 13.33x, respectively, at the midpoint of the Estimated Valuation Range.

         If the Stock Contribution is not part of the Conversion, the Estimated Valuation Range of the shares being offered is estimated to be between $39.1 million and $60.8 million. This represents an increase of $4.8 million at the midpoint of the Estimated Valuation Range. In such event the estimated pro forma stockholders' equity of the Holding Company would be approximately $69.4 million at the midpoint based on a pro forma price to book ratio of 66.18% and a pro forma price to earnings ratio of 13.33x. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."

         The decrease in the amount of Common Stock being offered for sale as a result of the Stock Contribution will not have a significant effect on the Holding Company's or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's tangible, core and risk-based capital ratios at April 30, 1997 were 11.4%, 11.4% and 24.4%, respectively. Assuming the sale of shares at the midpoint of the Estimated Valuation Range, the Bank's pro forma tangible, core and risk-based capital ratios at April 30, 1997 would be 16.7%, 16.7% and 36.5%, respectively. On a consolidated basis, as of April 30, 1997, the Holding Company's pro forma stockholders' equity would be $66.0 million, assuming the sale of shares at the midpoint of the Estimated Valuation Range and contribution to the Foundation. Pro forma stockholders' equity per share at April 30, 1997 and pro forma net earnings per share for the four months ended April 30, 1997 would be $15.11 and $0.25, respectively. If the Stock Contribution were not made in the Conversion, based on the FinPro estimate, the Holding Company's pro forma stockholders' equity would be approximately $69.4 million at the midpoint of the estimate and pro forma stockholders' equity per share and pro forma net earnings per share would be approximately the same with the Stock Contribution as without the Stock Contribution. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."


         Potential Anti-Takeover Effect. If the Stock Contribution is approved by the Bank's members, upon completion of the Conversion, assuming the sale of the midpoint number of the Conversion shares of the Estimated Valuation Range, the Foundation would own 5.7% of the Holding Company's outstanding shares. Such shares will be owned solely by the Foundation; however pursuant to the terms of the Stock Contribution as mandated by the OTS, the shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as other shares of the Holding Company's Common Stock on all proposals considered by the stockholders of the Holding Company. See "The Conversion -- Stock Contribution to Charitable Foundation -- Regulatory Conditions Imposed on the Foundation." The Holding Company and the Foundation will take the necessary steps to provide such requirement in the Foundation's corporate governance documents. As such, the Holding Company does not believe the Foundation will have an anti-takeover effect on the Holding Company. In the event that the OTS were to waive this voting restriction, the Foundation's Board of Trustees would exercise sole voting power over such shares and would no longer be subject to the voting restriction. However, the OTS could impose additional conditions at that time on the composition of the Board of the Foundation or which otherwise relate to control of the Common Stock of the Holding Company held by the Foundation. See "The Conversion -- the Stock Contribution to the Charitable Foundation -- Regulatory Conditions Imposed on the Foundation." If a waiver of the voting restriction were granted by the OTS and no further conditions were imposed on the Foundation at that time, management of the Holding Company and the Bank could benefit to the extent that the Board of Trustees of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Holding Company and the Bank. Furthermore, when the Foundation's shares are combined with shares purchased directly by executive officers and directors of the Holding Company, shares issued pursuant to proposed stock benefit plans, and shares held in the Bank's ESOP, the aggregate of such shares could exceed 20% of the Holding Company's outstanding Common Stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, this potential voting control might preclude takeover attempts that other stockholders deem to be in their best interest, and might tend to perpetuate management. Since the ESOP shares are allocated to eligible employees of the Bank, and any unallocated shares will be voted by an independent trustee, and because awards under the proposed stock benefit plans may be granted to employees other than executive officers and directors, management of the Holding Company does not expect to have voting control of all shares held or to be allocated by the ESOP or other stock benefit plans. See, "-- Certain Anti-Takeover Provisions Which May Discourage Takeover Attempts -- Voting Control of Officers and Directors."

         There are no agreements or understandings, written or tacit, with respect to the exercise of either direct or indirect control over the management or policies of the Holding Company by the Foundation, including agreements related to voting, acquisition or disposition of the Holding Company's Common Stock. Finally, as the Foundation sells its shares of Common Stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.

         Potential Challenges. The funding of a charitable foundation as part of a conversion is innovative and has occurred on only a few other occasions. As such, the Stock Contribution may be subject to potential challenges notwithstanding that the Boards of Directors of the Holding Company and the Bank have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to make the Stock Contribution as part of the Conversion. See "The Conversion--the Stock Contribution to the Charitable Foundation" In conjunction with its approval of the Conversion, the Bank determined to submit the Stock Contribution to a vote of members so that members have a right to vote on whether the Stock Contribution should be made. If an action were instituted seeking to require the Bank to eliminate the Stock Contribution in connection with the Conversion, no assurances can be made that the resolution of such action would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other equitable relief or monetary damages against the Holding Company or the Bank. Additionally, if the Holding Company and the Bank are forced to eliminate the Stock Contribution, the Holding Company may be required to resolicit subscribers in the Offering.

         Approval of Members. The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from the proposal to approve the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Stock Contribution may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Estimated Valuation Range, as set forth herein, takes into account the expense related to the Stock Contribution. If the pro forma market value of the shares of Holding Company stock to be sold without the Stock Contribution is either greater than $54.5 million or less than $35.0 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue or modify their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Valuation Range must be approved by the OTS. "See The Conversion-- Stock Pricing."


Competition

         First Security experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as credit unions, mortgage banks, commercial banks, mutual funds and, national and local securities firms. Due to their size, many competitors can achieve certain economies of scale and as a result offer a broader range of products and services than the Bank. The Bank attempts to mitigate the effect of such factors by emphasizing customer service and community outreach. Such competition may limit First Security's growth in the future. See "Business - Competition."

Geographic Concentration of Business Activities

         The Bank's lending and deposit gathering activities are focused primarily on selected communities of the greater Chicago and Philadelphia areas. In the event that such communities experienced an economic slow down or a decline in real estate values, the Bank's results of operations could be materially adversely affected. See "Business -- Market Area."

Takeover Defensive Provisions

         Holding Company and Bank Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. However, such provisions may also block stockholders from approving a potential takeover of the Holding Company which a majority of such stockholders believe to be in their best interests. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Bank's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Bank. The Bank's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's securities. Any person violating this restriction may not vote the Bank's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Regulatory and Statutory Provisions. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Employment Agreement, Severance Agreements and Other Benefit Plans. The employment agreement, severance agreements, the proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Holding Company.

         The Bank intends to enter into an employment agreement with President Kulas and severance agreements with four other executive officers. The employment agreement provides for an annual base salary in an amount not less than the employee's current salary and an initial term of three years. The agreement may be extended for an additional year on each annual anniversary date, but only if such extensions are approved by the Board of Directors. The employment agreement also provides for payment of the employee's salary to the employee for the remainder of the term of the agreement, plus an additional amount, the sum of which will not exceed a percentage of the employee's base compensation, in the event there is a "change in control" of the Bank (as defined in the agreement) where employment terminates involuntarily in connection with such change in control or within 12 months thereafter.

         The Bank also intends to enter into change in control severance agreements with four other executive officers. Such agreements become effective upon completion of the Conversion and have initial terms of 24 months. In the event the officer is terminated following a change in control (as defined in the agreements), such officer will be entitled to a severance payment equal to 200% of such employee's annual compensation. Finally, the Bank intends to adopt a Severance Compensation Plan providing other employees with certain severance benefits in the event they are terminated within 12 months following a change in control. For more information regarding these agreements, see "Management - Executive Compensation."

         Possible Dilutive Effects. The issuance of additional shares pursuant to the proposed Stock Option Plan and RRP will result in a dilution in the percentage of ownership of the Holding Company of those persons purchasing Common Stock in the Conversion, assuming that the shares utilized to fund the proposed Stock Option Plan and RRP awards come from authorized but unissued shares. Assuming the exercise of all options available under the Stock Option Plan and the award of all shares available under the RRP, and assuming the use of authorized but unissued shares, the interest of stockholders will be diluted by approximately 9.1% and 3.8%, respectively. See "Pro Forma Data," "Management
- - Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, grants under the proposed RRP will result in the recording of compensation expense over the vesting period. See "Pro Forma Data."

         Voting Control of Directors and Executive Officers. The directors and executive officers (13 persons) of the Bank are anticipated to purchase an aggregate of approximately $2.1 million or approximately 6.0% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, or 4.4% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range, exclusive of shares that may be attributable to directors and officers through the RRP, the Stock Option Plan and the ESOP, which may give directors, executive officers and employees the potential to control the voting of additional Common Stock. In addition, in connection with the Conversion the Foundation will receive 250,000 shares of Common Stock which, if a waiver of the voting restriction imposed on such Common Stock is obtained from the OTS, may be voted as determined by the Trustees of the Foundation who also will be directors or officers of the Holding Company and the Bank. Management's voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders. As a result, this voting control may preclude takeover attempts that certain stockholders deem to be in their best interest and tend to perpetuate existing management. See "Restrictions on Acquisition of the Holding Company and the Bank--Restrictions in the Holding Company's Certificate of Incorporation and Bylaws."

Post Conversion Overhead Expense

         After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation - Federal and State Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management - Benefit Plans Recognition and Retention Plan." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management - Benefit Plans - Employee Stock Ownership Plan."

         Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, SOP 93-6 would increase compensation expense relating to the ESOP to be established in connection with the Conversion. It is not possible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."

         In addition, the Company will experience additional expense in the quarter in which the Conversion is completed as a result of the Stock Contribution. See "The Conversion--Stock Contribution to the Charitable Foundation."

Regulatory Oversight

         The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Bank, the Holding Company will be subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution, the adequacy of an institution's capital and allowance for loan losses and the assessment of fees to protect the insurance funds. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the Federal Reserve Board, the FDIC or Congress, could have a material impact on the Holding Company, the Bank and their respective operations.


Risk of Delay in Completion of the Offering


         The Subscription Offering will expire at ____, Chicago, Illinois time, on _____ __, 1997 unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may conduct a Public Offering through FBR. If the Offering is extended beyond ___ _, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offering will not be extended as set forth above.


         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs in completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Bank to charge accrued Conversion costs to then-current period operations. See "The Conversion - Risk of Delay in Completion of the Offering."


Absence of Active Market for the Common Stock


         The Holding Company, as a newly organized company, has never issued capital stock. Consequently, there is not at this time any market for the Common Stock. The Holding Company has applied for listing of the Common Stock on the Nasdaq Stock Market under the symbol "____." FBR has agreed to act as a market maker and to assist the Holding Company in securing a second market maker to make a market in the Common Stock. However, there can be no assurance that at least two market makers will be obtained, that the Bank will receive final approval for listing on the Nasdaq Stock Market, that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. If a second market maker is not secured or subsequently stops coverage, the Common Stock may not be listed on the Nasdaq Stock Market (or if initially listed, may be delisted), which could reduce the activity and liquidity in the market for the Common Stock. See "Market for Common Stock."


                        FIRST SECURITYFED FINANCIAL, INC.

         The Holding Company was formed at the direction of First Security in July 1997 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Bank issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The
Holding Company is authorized to do business in the State of Illinois, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of First Security. The holding company structure will, however, provide the Holding Company with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, the Holding Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

         The assets of the Holding Company will consist initially of the stock of First Security, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from First Security, if any. See "Dividends" and "Regulation Holding Company Regulation." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Conversion. See "Management - Benefit Plans - Employee Stock Ownership Plan."

         The executive office of the Holding Company is located at 936 North Western Avenue, Chicago, Illinois 60622-4695. Its telephone number at that address is (773) ___-____.

                                 FIRST SECURITY

         First Security serves the financial needs of communities in its market area through its main office located at 936 North Western Avenue, Chicago, Illinois and its branch offices located in Chicago, Illinois, Philadelphia, Pennsylvania and Rolling Meadows, Illinois. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At April 30, 1997, First Security had total assets of $260.0 million, deposits of $219.0 million and equity of $30.0 million (or 11.54% of total assets).

         First Security has been, and intends to continue to be, an independent, community oriented, financial institution. First Security's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, consumer and other loans primarily in its market area. At April 30, 1997, $137.5 million, or 81.32%, of the Bank's total loan portfolio consisted of residential one- to four-family mortgage loans. See "Business - Lending Activities." The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business - Investment Activities - Securities" and "- Mortgage-Backed and Related Securities."

         The executive office of the Bank is located at 936 North Western Avenue, Chicago, Illinois 60662-4695. Its telephone number at that address is
(773) 772-4500.

                                 USE OF PROCEEDS


         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $34.2 million and $46.4 million (or up to $53.4 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.


         In exchange for all of the common stock of First Security issued in the Conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock to First Security. On an interim basis, the proceeds will be invested by the Holding Company and First Security in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $3.0 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $4.0 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the IRS prescribed applicable federal rate at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a ten-year period.

         The net proceeds received by First Security will become part of First Security's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank will redirect the net proceeds to the origination of loans, subject to market conditions.

         After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of mortgage-backed securities and other securities similar to those already held by the Bank. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to shareholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma

Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $1.5 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $2.0 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Business Lending Activities" and " - Investment Activities" and "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

         The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to limitations contained in OTS regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Bank's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to five percent of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter, other than limits on the Bank's ability to pay dividends to the Holding Company to fund the repurchase. For a description of the restrictions on the Bank's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion Restrictions on Repurchase of Stock."

         The Bank may use a portion of the proceeds to fund the creation of one or more new branch offices within the greater Chicago or Philadelphia areas, although the Bank has no specific plans regarding any new branch offices at the time. In addition, the Holding Company or First Security might consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time.

                                    DIVIDENDS

         The Holding Company currently has no plans to pay dividends. However, the Holding Company's Board of Directors may consider a policy of paying dividends in the future. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. They will take into account the Holding Company's consolidated financial condition, the Bank's regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Holding Company may also consider making a one time only special dividend or distribution (including a tax-free return of capital) provided that the Holding Company will take no steps toward making such a distribution for at least one year following the completion of the Conversion.


         It is not presently anticipated that the Holding Company will conduct significant operations independent of those of First Security for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $17.1 million to $23.2 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from First Security, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of First Security to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock - Dividends." First Security, like all savings associations regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights in Proposed Converted Institution" and "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Earnings allocated to First Security's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by First Security to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."


                             MARKET FOR COMMON STOCK


         First Security, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Holding Company has applied for listing of the Common Stock on the Nasdaq Stock Market under the symbol "____" upon completion of the Conversion. In order to be quoted on the Nasdaq Stock Market, among other criteria, there must be at least two market makers for the Common Stock. FBR has agreed, subject to certain conditions, to act as a market maker for the Holding Company's Common Stock following the Conversion, and assist in securing a second market maker to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

                                 PRO FORMA DATA


         The following table sets forth the historical net income, equity and per share data of First Security at and for the four months ended April 30, 1997 and the fiscal year ended December 31, 1996, and after giving effect to the Conversion, the pro forma net income, capital stock and stockholders' equity and per share data of the Holding Company at and for the four months ended April 30, 1997 and the fiscal year ended December 31, 1996. The pro forma data has been computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated, (ii) 250,000 shares were donated to the Foundation upon the completion of the Conversion, (iii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of First Security, and (iv) such net proceeds, less the amount of the ESOP and RRP funding, were invested by the Bank and Holding Company at the beginning of the periods to yield a pre-tax return of 5.90% for the four months ended April 30, 1997 and for the fiscal year ended December 31, 1996. The after-tax rate of return is 3.54% assuming a combined federal and state income tax rate of 40%. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of April 30, 1997. The use of this current rate is viewed to be more relevant in the current interest rate environment than the use of an arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees to be paid as part of the Offering, the table assumes that (i) no commission was paid on $2.1 million of shares sold to directors, officers and employees, (ii) 8% of the total shares issued in the Conversion including the Stock Contribution shares were sold to the ESOP at no commission, and (iii) the remaining shares were sold at a 1.0% commission. (These assumptions represent management's estimate as to the distribution of stock orders in the Conversion. However, there can be no assurance that such estimate will be accurate and that a greater proportion of shares will not be sold at a higher commission, thus increasing offering expenses.) Fixed expenses are estimated to be $540,000. Actual Conversion expenses may be more or less than those estimated because the fees paid to FBR and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.


         The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $34,990,000 (the minimum of the Estimated Valuation Range) or more than $54,450,000 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

         The following table assumes that the Stock Contribution is approved as part of the Conversion and therefore gives effect to the issuance of authorized but unissued shares of the Holding Company's Common Stock to the Foundation concurrently with the completion of the Conversion.



                                                                          At or For the Four Months Ended April 30, 1997
                                                                     ---------------------------------------------------------
                                                                                                                         15% Above
                                                                          Minimum        Midpoint         Maximum         Maximum
                                                                         3,499,000       4,117,000       4,735,000       5,445,000
                                                                     Shares Sold at  Shares Sold at   Shares Sold at  Shares Sold at
                                                                        $10.00 per      $10.00 per      $10.00 per      $10.00 per
                                                                           Share           Share           Share           Share
                                                                           -----           -----           -----           -----
                                                                            (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds .....................................................   $    34,990     $    41,170     $    47,350     $    54,450
Plus: Shares issued to Foundation(1) ...............................         2,500           2,500           2,500           2,500
                                                                       -----------     -----------     -----------     -----------
Pro forma market capitalization ....................................   $    37,490     $    43,670     $    49,850     $    56,950
                                                                       ===========     ===========     ===========     ===========
Gross proceeds .....................................................   $    34,990     $    41,170     $    47,350     $    54,450
Less offering expenses and commissions .............................           839             896             953           1,018
                                                                       -----------     -----------     -----------     -----------
 Estimated net conversion proceeds .................................        34,151          40,274          46,397          53,432
Less ESOP shares ...................................................        (2,999)         (3,494)         (3,988)         (4,556)
Less RRP shares ....................................................        (1,500)         (1,747)         (1,994)         (2,278)
                                                                       -----------     -----------     -----------     -----------
 Estimated proceeds available for investment(2) ....................   $    29,652     $    35,033     $    40,415     $    46,598
                                                                       ===========     ===========     ===========     ===========
Net Income:
  Historical .......................................................   $       761     $       761     $       761     $       761
Pro Forma Adjustments:
   Net earnings from proceeds(3) ...................................           350             413             477             550
   ESOP(4) .........................................................           (60)            (70)            (80)            (91)
   RRP(5) ..........................................................           (60)            (70)            (80)            (91)
                                                                       -----------     -----------     -----------     -----------
     Pro forma net income(6) .......................................   $       991     $     1,034     $     1,078     $     1,129
                                                                       ===========     ===========     ===========     ===========
Net Income Per Share:
    Historical(7) ..................................................   $      0.22     $      0.19     $      0.17     $      0.14
Pro forma Adjustments:
     Net earnings from proceeds ....................................          0.10            0.10            0.10            0.10
     ESOP(3) .......................................................         (0.02)          (0.02)          (0.02)          (0.02)
     RRP(5) ........................................................         (0.02)          (0.02)          (0.02)          (0.02)
                                                                       -----------     -----------     -----------     -----------
         Pro forma net income per share(5) .........................   $      0.28     $      0.25     $      0.23     $      0.20
                                                                       ===========     ===========     ===========     ===========
     Ratio of offering price to pro forma net income per share
        (annualized) ...............................................        11.90x          13.33x          14.49x          16.67x
     Number of shares Used in calculating EPS(4)....................     3,459,077       4,029,285       4,599,493       5,254,587
Stockholders' Equity (Book Value)(8):
  Historical .......................................................   $    29,950     $    29,950     $    29,950     $    29,950
Pro Forma Adjustments:
  Estimated net Conversion proceeds ................................        34,151          40,274          46,397          53,432
  Plus: Tax benefit of Stock Contribution ..........................         1,000           1,000           1,000           1,000
  Less: Common stock acquired by:
   ESOP(4) .........................................................        (2,999)         (3,494)         (3,988)         (4,556)
   RRP(5) ..........................................................        (1,500)         (1,747)         (1,994)         (2,278)
                                                                       -----------     -----------     -----------     -----------
       Pro forma stockholder's equity(5) ...........................   $    60,602     $    65,983     $    71,365     $    77,548
                                                                       ===========     ===========     ===========     ===========
Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical .......................................................   $      7.99     $      6.86     $      6.01     $      5.26
Pro Forma Adjustments:
  Estimated net Conversion proceeds ................................          9.11            9.22            9.31            9.38
  Plus: Tax benefit of Stock Contribution ..........................          0.27            0.23            0.20            0.18
  Less: Common stock acquired by:
   ESOP(4) .........................................................         (0.80)          (0.80)          (0.80)          (0.80)
   RRP(5) ..........................................................         (0.40)          (0.40)          (0.40)          (0.40)
                                                                       -----------     -----------     -----------     -----------
       Pro forma book value per share(6) ...........................   $     16.17     $     15.11     $     14.32     $     13.62
                                                                       ===========     ===========     ===========     ===========
Pro forma price to book value ......................................         61.84%          66.18%          69.83%          73.42%
Number of shares (including Foundation shares) .....................     3,749,000       4,367,000       4,985,000       5,695,000



                                                                              At or For the Year Ended December 31, 1996
                                                                     ---------------------------------------------------------------
                                                                                                                        15% Above
                                                                           Minimum       Midpoint         Maximum        Maximum
                                                                          3,499,000      4,117,000       4,735,000      5,445,000
                                                                       Shares Sold at  Shares Sold at Shares Sold at  Shares Sold at
                                                                          $10.00 per     $10.00 per      $10.00 per     $10.00 per
                                                                            Share          Share           Share          Share
                                                                            -----          -----           -----          -----
                                                                           (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds .....................................................   $    34,990     $    41,170     $    47,350     $    54,450
Plus: Shares issued to Foundation(1) ...............................         2,500           2,500           2,500           2,500
                                                                       -----------     -----------     -----------     -----------
Pro forma market capitalization ....................................   $    37,490     $    43,670     $    49,850     $    56,950
                                                                       ===========     ===========     ===========     ===========
Gross proceeds .....................................................   $    34,990     $    41,170     $    47,350     $    54,450
Less offering expenses and commissions .............................           839             896             953           1,018
                                                                       -----------     -----------     -----------     -----------
 Estimated net conversion proceeds .................................        34,151          40,274          46,397          53,432
Less ESOP shares ...................................................        (2,999)         (3,494)         (3,988)         (4,556)
Less RRP shares ....................................................        (1,500)         (1,747)         (1,994)         (2,278)
                                                                       -----------     -----------     -----------     -----------
 Estimated proceeds available for investment(2) ....................   $    29,652     $    35,033     $    40,415     $    46,598
                                                                       ===========     ===========     ===========     ===========
Net Income(9):
  Historical .......................................................   $       452     $       452     $       452     $       452
Pro Forma Adjustments:
   Net earnings from proceeds(3) ...................................         1,050           1,240           1,431           1,650
   ESOP(4) .........................................................          (180)           (210)           (239)           (273)
   RRP(4) ..........................................................          (180)           (210)           (239)           (273)
                                                                       -----------     -----------     -----------     -----------
     Pro forma net income(6) .......................................   $     1,142     $     1,272     $     1,405     $     1,556
                                                                       ===========     ===========     ===========     ===========
Net Income Per Share(9):
    Historical(7) ..................................................   $      0.13     $      0.11     $      0.10     $      0.09
Pro forma Adjustments:
     Net earnings from proceeds ....................................          0.30            0.31            0.31            0.31
     ESOP(3) .......................................................         (0.05)          (0.05)          (0.05)          (0.05)
     RRP(5) ........................................................         (0.05)          (0.05)          (0.05)          (0.05)
                                                                       -----------     -----------     -----------     -----------
         Pro forma net income per share(5) .........................   $      0.33     $      0.32     $      0.31     $      0.30
                                                                       ===========     ===========     ===========     ===========
     Ratio of offering price to pro forma net income per share .....        30.30x          31.25x          32.26x          33.33x
         Number of shares used in calculating EPS(4) ...............     3,479,072       4,052,576       4,626,080       5,284,960
Stockholders' Equity (Book Value)(8):
  Historical
Pro Forma Adjustments: .............................................   $    29,261     $    29,261     $    29,261     $    29,261
  Estimated net Conversion proceeds ................................        34,151          40,274          46,397          53,432
  Plus: Tax benefit of Stock Contribution ..........................         1,000           1,000           1,000           1,000
  Less: Common stock acquired by:
   ESOP(4) .........................................................        (2,999)         (3,494)         (3,988)         (4,556)
   RRP(5) ..........................................................        (1,500)         (1,747)         (1,994)         (2,278)
                                                                       -----------     -----------     -----------     -----------
       Pro forma stockholders' equity(5) ...........................   $    59,913     $    65,294     $    70,676     $    76,859
                                                                       ===========     ===========     ===========     ===========
Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical .......................................................   $      7.81     $      6.70     $      5.87     $      5.14
Pro Forma Adjustments:
  Estimated net Conversion proceeds ................................          9.11            9.22            9.31            9.38
  Plus: Tax benefit of Stock Contribution ..........................          0.27            0.23            0.20            0.18
  Less: Common stock acquired by:
   ESOP(4) .........................................................         (0.80)          (0.80)          (0.80)          (0.80)
   RRP(5) ..........................................................         (0.40)          (0.40)          (0.40)          (0.40)
                                                                       -----------     -----------     -----------     -----------
       Pro forma book value per share(6) ...........................   $     15.99     $     14.95     $     14.18     $     13.50
                                                                       ===========     ===========     ===========     ===========
Offering Price Per Share as a Percentage of Pro Forma
   Stockholders' Equity Per Share ..................................         62.54%          66.89%          70.52%          74.07%
Number of shares (including Foundation shares) .....................     3,749,000       4,367,000       4,985,000       5,695,000

- ----------
(1)  Subject to member  approval,  the  Holding  Company  intends to  contribute
     250,000 shares to the Foundation  within 12 months following the completion
     of  the  Conversion.   See  "The  Conversion--Stock   Contribution  to  the
     Charitable  Foundation."  Since the  contributed  shares will be donated or sold for  nominal  consideration,  they  will  not add to  gross  proceeds.

     However, since such shares are issued and outstanding, they add to the Holding Company's market capitalization.

     The amount of the Stock Contribution will be accrued as an expense in the fiscal quarter in which the Conversion is completed. The pro forma earnings data does not reflect such non-recurring accrual.

     Both the historical and pro forma per share data assume that the Stock Contribution is made.


(2) Reflects a reduction to net proceeds for the cost of the ESOP and the RRP (assuming stockholder ratification is received) which it is assumed will be funded from the net proceeds retained by the Holding Company.


(3) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP and RRP, which purchases are to be funded by the Holding Company and the Bank, have been deducted from net proceeds.


(4) It is assumed that 8% of the shares of Common Stock offered in the Conversion including the shares issued to the Foundation will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 10-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, the only expense to the Holding Company on a consolidated basis will be related to the allocation of earned ESOP shares which will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year tax-effected at 40%. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase. For purposes of calculating earnings per share, unallocated ESOP shares are not considered to be outstanding. In addition, the ESOP shares committed to be released at the end of the year are assumed to be outstanding at the beginning of the year. For the interim period, shares committed to be released for the year have been allocated on a pro rata basis.

(5) Adjustments to both book value and net earnings have been made to give effect to the proposed open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the RRP (assuming stockholder ratification of such plan is received) of an amount of shares equal to 4% of the shares of Common Stock sold in the Conversion for the benefit of certain directors, officers and employees. It is assumed that the sale of the shares to the RRP occurred at the beginning of the period. Funds used by the RRP to purchase the shares will be contributed to the RRP by the Holding Company if the RRP is ratified by stockholders following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the amount of the contribution will be recorded as a compensation expense (although not an actual expenditure of funds) over the period of vesting. These grants are scheduled to vest in equal annual installments over the five years following stockholder ratification of the RRP. However, all unvested grants will be forfeited in the case of recipients who fail to maintain continuous service with the Holding Company or its subsidiaries. In the event the RRP is unable to purchase a sufficient number of shares of Common Stock to fund the RRP, the RRP may issue authorized but unissued shares of Common Stock from the Holding Company to fund the remaining balance. In the event the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interests of existing stockholders would be diluted by approximately 3.8%.

     In the event that the RRP is funded through authorized but unissued shares, for the four months ended April 30, 1997 and year ended December 31, 1996, pro forma net income per share would be $0.28, $0.25, $0.23 and $0.21 and $0.33, $0.32, $0.31 and $0.30, respectively, and pro forma stockholders' equity per share would be $15.93, $14.91, $14.15 and $13.48 and $15.75,
     $14.76, $14.02 and $13.36, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

(6) No effect has been given to the shares to be reserved for issuance under the proposed Stock Option Plan which is expected to be adopted by the Holding Company following the Conversion, subject to stockholder approval. In the event the Stock Option Plan is funded by the issuance of authorized but unissued shares in an amount equal to 10% of the shares sold in the Conversion, at $10.00 per share, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the four months ended April 30, 1997 and the year ended December 31, 1996 would be $0.27, $0.24, $0.22 and $0.21 and $0.33, $0.32, $0.31 and $0.30,
     respectively, and pro forma stockholders' equity per share would be $15.60, $14.64, $13.92 and $13.29 and $15.44, $14.50, $13.80 and $13.18,
     respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. In the alternative, the Holding Company may purchase shares in the open market to fund the Stock Option Plan following stockholder approval of such plan. To the extent, the entire 10% of the shares to be reserved for issuance under the Stock Option Plan were funded through open market purchases at the Purchase Price of $10.00 per share, proceeds available for reinvestment would be reduced by $3,749,000, $4,367,000, $4,985,000 and $5,695,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management Benefit Plans - Stock Option and Incentive Plan."

(7) Historical per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated as outstanding under SOP 93-6.

(8) "Book value" represents the difference between the stated amounts of the Bank's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.


(9) In the event that 1996 net income were calculated without giving effect to the non-recurring $1.3 million special deposit insurance assessment and the $2.5 million cash contribution to the Foundation, 1996 pro forma net income and net income per share would have been as follows assuming an income tax rate of 40%:


                                                               15% Above
                               Minimum    Midpoint   Maximum    Maximum
                               -------    --------   -------    -------
Net Income:
  Historical ...............   $   452    $   452    $   452    $   452
  Nonrecurring expenses ....     2,276      2,276      2,276      2,276
                               -------    -------    -------       ----
    Adjusted historical ....     2,728      2,728      2,728      2,728

Pro Forma Adjustments:
  Net earnings from proceeds     1,050      1,240      1,431      1,650
  ESOP .....................      (180)      (210)      (239)      (273)
  RRP ......................      (180)      (210)      (239)      (273)
                                -------    -------    -------      ----
      Pro form net income ..   $ 3,418    $ 3,548    $ 3,681    $ 3,832
                                =======    =======    =======      ====

Net Income Per Share:
  Historical ...............   $  0.13    $  0.11    $  0.10    $  0.09
  Nonrecurring expenses ....      0.65       0.56       0.49       0.43
                                -------    -------    -------      ----
    Adjusted historical ....      0.78       0.67       0.59       0.52

Pro Forma Adjustments:
  Net earnings from
    proceeds ...............      0.30       0.31       0.31       0.31
  ESOP .....................     (0.05)     (0.05)     (0.05)     (0.05)
  RRP ......................     (0.05)     (0.05)     (0.05)     (0.05)
                                -------    -------    -------      ----
      Pro form net income
        per share ..........   $  0.98    $   0.88   $   0.80   $  0.73
                                =======    =======    =======      ====

Ratio of offering price to
  pro forma net income
  per share ................     10.20x     11.36x     12.50x    13.70x

            COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO
                               STOCK CONTRIBUTION


         In the event that the Stock Contribution to the Foundation is not made, FinPro has estimated that the amount of Common Stock offered for sale in the Conversion would increase by approximately $4.8 million and that the overall market capitalization would increase by $2.3 million, all at the midpoint of the Estimated Valuation Range as of April 30, 1997. Under such circumstances, pro forma shareholder equity of the Holding Company would be approximately $69.4 million, at the midpoint, which is approximately $3.4 million greater than the pro forma shareholder equity of the Holding Company would be if the Stock Contribution is made. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Holding Company without the Stock Contribution. Further, assuming the midpoint of the Estimated Valuation Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Stock Contribution as without the Stock Contribution. In this regard, pro forma stockholders' equity and pro forma net income per share at and for the period ended April 30, 1997 would be $15.11 and $0.25, respectively, at the midpoint of the estimate, assuming no Stock Contribution, and $15.11 and $0.25, respectively, with the Stock Contribution. The pro forma price to book value ratio and the pro forma price to earnings ratio at and for the period ended April 30, 1997 are 66.18% and 13.33x, respectively, at the midpoint of the estimate, assuming no Stock Contribution and are 66.18% and 13.33x, respectively, with the Stock Contribution. This estimate by FinPro was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Stock Contribution. There is no assurance that in the event the Stock Contribution is not approved at the Special Meeting of members that the appraisal prepared at that time would conclude that the pro forma market value of the Holding Company would be the same as that estimated herein.


         If the Stock Contribution is not made, FinPro has estimated that the maximum, as adjusted, of the Estimated Valuation Range would be $60.8 million. Nevertheless, if the pro forma market value of the common stock to be sold by the Holding Company without the Stock Contribution is either greater than $54.5 million or less than $35.0 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded witinterest.) Any change in the Estimated Valuation Range must be approved by the OTS. "See the Conversion--Stock Pricing."

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, assuming the Conversion was completed at April 30, 1997.


                                                       At the Minimum             At the Midpoint               At the Maximum
                                                  -------------------------   --------------------------  --------------------------
                                                      With          No           With           No           With           No
                                                     Stock        Stock         Stock         Stock         Stock         Stock
                                                  Contribution  Contribution  Contribution  Contribution  Contribution  Contribution
                                                  ------------  ------------  ------------  ------------  ------------  ------------
Estimated offering amount ....................   $    34,990   $    39,100   $    41,170   $    46,000   $    47,350   $    52,900
Pro forma market capitalization ..............        37,490        39,100        43,670        46,000        49,850        52,900
Total assets .................................       290,654       293,531       296,035       299,540       301,417       305,548
Total liabilities ............................       230,052       230,052       230,052       230,052       230,052       230,052
Pro forma stockholders' equity ...............        60,602        63,479        65,983        69,488        71,365        75,496
Pro forma consolidated net earnings(1) .......           991         1,031         1,034         1,080         1,078         1,128
Pro forma stockholders' equity per share .....         16.17         16.24         15.11         15.11         14.32         14.27
Pro forma consolidated net earnings
  per share(1) ...............................          0.28          0.28          0.25          0.25          0.23          0.23
Pro Forma Pricing Ratios:
  Offering price as a percentage of pro
    forma stockholders' equity per share .....         61.84         61.58         66.18         66.18         69.83         70.08
  Offering price to pro forma net
    earnings per share(1) ....................         11.90         11.90         13.33         13.33         14.49         14.49
  Offering price to assets ...................         12.89         13.32         14.75         15.36         16.53         17.31
Pro Forma Financial Ratios:
   Return on assets(2) .......................          1.02          1.05          1.05          1.08          1.07          1.11
   Return on stockholders' equity(2) .........          4.91          4.87          4.70          4.66          4.53          4.48
   Stockholders' equity to assets ............         20.85         21.63         22.29         23.20         23.68         24.71



                                                         At the Maximum
                                                          as adjusted
                                                 -----------------------------
                                                     With              No
                                                     Stock           Stock
                                                 Contribution     Contribution
                                                 ------------     ------------
Estimated  offering  amount ..................    $ 54,450         $ 60,840
 Pro forma market capitalization .............      56,950           60,840
 Total assets ................................     307,600          312,462
 Total liabilities ...........................     230,052          230,052
 Pro forma stockholders'equity ...............      77,548           82,078
 Pro forma consolidated net earnings(1) ......       1,129            1,186
Pro forma stockholders' equity per share .....       13.62            13.54
Pro forma  consolidated  net  earnings
  per share(1) ...............................        0.21             0.21
Pro Forma Pricing Ratios:
 Offering price as a percentage of pro
  forma stockholders'equity per share ........       73.42            73.86
 Offering price to pro forma net earnings
  per share(1) ...............................       15.87            15.87
 Offering price to assets ....................       18.51            19.47
Pro Forma Financial Ratios:
 Return on assets(2) .........................        1.10             1.14
 Return on stockholders' equity(2) ...........        4.37             4.33
 Stockholders' equity to assets ..............       25.21            26.27
 ------------
(1)  For the four month period ended April 30, 1997.

(2)  Ratios for the four month periods have been annualized.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS

         At April 30, 1997, the Bank would have exceeded each of the OTS capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of April 30, 1997 based on historical capital and also assuming that the indicated number of shares were sold as of such date using the assumptions contained under the caption "Pro Forma Data."


                                                                                              Pro Forma at April 30, 1997
                                                                                 ---------------------------------------------------
                                                                                  3,499,000 Shares Sold        4,117,000 Shares Sold
                                                          Historical                   at Minimum                   at Midpoint
                                                   ----------------------        ------------------------      ---------------------
                                                   Amount          Percent        Amount         Percent       Amount        Percent
                                                   ------          -------        ------         -------       ------        -------
                                                                                 (Dollars in Thousands)
GAAP Capital(1) ..........................         $29,950           11.5%       $44,026           16.1%       $46,593       16.8%
                                                   =======           ====        =======           ====        =======       ====

Tangible Capital(2):
 Capital level(3) ........................         $29,468           11.4%       $43,544           15.9%       $46,111       16.7%
 Requirement .............................           3,892            1.5          4,104            1.5          4,142        1.5
                                                     -----            ---          -----            ---          -----        ---
 Excess ..................................         $25,576            9.9%       $39,440           14.4%       $41,969       15.2%
                                                   =======            ===        =======           ====        =======       ====

Core Capital(2):
 Capital level(3) ........................         $29,468           11.4%       $43,544           15.9%       $46,111       16.7%
 Requirement(4) ..........................           7,784            3.0          8,208            3.0          8,284        3.0
                                                     -----            ---          -----            ---          -----        ---
 Excess ..................................         $21,684            8.4%       $35,336           12.9%       $37,827       13.7%
                                                   -------            ---        -------           ----        -------       ----

Risk-Based Capital(2):
 Capital level(5) ........................         $31,060           24.4%       $45,161           34.7%       $47,733       36.5%
 Requirement(6) ..........................          10,186            8.0         10,412            8.0         10,453        8.0
                                                    ------            ---         ------            ---         ------        ---
 Excess ..................................         $20,874           16.4%       $34,749           26.7%       $37,280       28.5%
                                                   =======           ====        =======           ====        =======       ====


                                                Pro Forma at April 30, 1997
                                            ------------------------------------
                                                               5,445,000 Shares
                                         4,735,000 Shares Sold Sold at 15% above
                                              at Maximum           Maximum
                                         --------------------- -----------------
                                             Amount  Percent   Amount   Percent
                                             ------  -------   ------   -------
                                                  (Dollars in Thousands)
GAAP Capital(1) ..........................   $49,161   17.6%   $52,110   18.5%
                                             =======   ====    =======   ====

Tangible Capital(2):
  Capital level(3) .......................   $48,679   17.5%   $51,628   18.3%
  Requirement ............................     4,181    1.5      4,225    1.5
                                             -------   ----    -------   ----
  Excess .................................   $44,498   16.0%   $47,403   16.8%
                                             =======   ====    =======   ====

Core Capital(2):
  Capital level(3) .......................   $48,679   17.5%   $51,628   18.3%
  Requirement(4) .........................     8,362    3.0      8,450    3.0
                                             -------   ----    -------   ----
  Excess .................................   $40,317   14.5%   $43,178   15.3%
                                             =======   ====    =======   ====

Risk-Based Capital(2):
  Capital level(5) .......................   $50,306   38.4%   $53,261   40.4%
  Requirement(6) .........................    10,494    8.0     10,541    8.0
                                             -------   ----    -------   ----
  Excess .................................   $39,812   30.4%   $42,720   32.4%
                                             =======   ====    =======   ====
- ----------
(1) Total equity as calculated under generally accepted accounting principles ("GAAP"). Assumes that the Bank receives 50% of the net proceeds, offset in part, by the aggregate Purchase Price of Common Stock acquired at a price of $10.00 per share by the ESOP in the Conversion.

(2)  Tangible  and core  capital  figures  are  determined  as a  percentage  of adjusted total assets; risk-based capital figures are determined as a percentage of risk-weighted assets. Unrealized gains and losses on debt securities available for sale are excluded from tangible, core and risk-based capital. Goodwill and intangibles totaling $400,000 is excluded from tangible and core capital. Adjusted assets assumed for tangible and core capital are $259.5 million, $273.6 million, $276.2 million, $278.7 million and $281.7 million at historical, minimum, midpoint, maximum and 15% above maximum. Risk-weighted assets are assumed to be $127.3 million, $130.1 million, $130.7 million $131.2 million and $131.8 million at historical, minimum, midpoint, maximum and 15% above the maximum, respectively.


(3) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective on November 30, 1990. This proposed core capital ratio is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness ("CAMEL" rating), with a 4% to 5% core capital requirement for all other thrifts. See "Regulation - Regulatory Capital Requirements."

(4) Includes $1.7 million of general valuation allowances, of which $1.6 million qualifies as supplementary capital. See "Regulation - Regulatory Capital Requirements."

(5) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weight, such as short-term interest-bearing deposits.

                                 CAPITALIZATION

         Set forth below is the capitalization, including deposits, of First Security as of April 30, 1997, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."


                                                                                      Holding Company - Pro Forma Based
                                                                                         Upon Sale at $10.00 per share
                                                                             ----------------------------------------------------
                                                                                                                        15% Above
                                                                               Minimum       Midpoint      Maximum       Maximum
                                                              Existing        3,499,000     4,117,000     4,735,000     5,445,000
                                                           Capitalization      Shares         Shares        Shares        Shares
                                                           --------------      ------         ------        ------        ------
                                                                                           (In Thousands)
Deposits(1) .............................................     $ 218,987      $ 218,987      $ 218,987      $ 218,987      $ 218,987
                                                              =========      =========      =========      =========      =========
Stockholders' Equity:
  Serial Preferred Stock ($0.01 par value)
  authorized - 500,000 shares; none to be
  outstanding ...........................................     $    --        $    --        $    --        $    --        $    --
  Common Stock ($0.01 par value authorized
  - 8,000,000 shares; to be outstanding (as
  shown)(2) .............................................          --               35             41             47             54
  Additional paid-in capital ............................          --           34,116         40,233         46,350         53,378
  Shares issued to the Foundation .......................          --            2,500          2,500          2,500          2,500
  Retained earnings, substantially
  restricted(3) .........................................        30,226         30,226         30,226         30,226         30,226
  Net unrealized loss on securities available for
 sale ...................................................          (276)          (276)          (276)          (276)          (276)
Stock Contribution expense net of tax
 benefit ................................................          --           (1,500)        (1,500)        (1,500)        (1,500)
Less:
  Common Stock acquired by ESOP(4) ......................          --           (2,999)        (3,494)        (3,988)        (4,556)
  Common Stock acquired by RRP(4) .......................          --           (1,500)        (1,747)        (1,994)        (2,278)
                                                              ---------      ---------      ---------      ---------      ---------
Total Stockholders' Equity(5) ...........................     $  29,950      $  60,602      $  65,983      $  71,365      $  77,548
                                                              =========      =========      =========      =========      =========

- ----------


(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan.

(3) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" regarding the liquidation account to be established upon Conversion.

(4) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt over a ten-year period. Also assumes that an amount of shares equal to 4% of the amount of shares sold in the Conversion will be acquired by the RRP, following shareholder ratification of such plan after completion of the Conversion. In the event that the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.8%. The amount to be borrowed by the ESOP and the Common Stock acquired by the RRP is reflected as a reduction of stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

(5) If the Stock Contribution is approved by the Bank's members, the amount of initial contribution will be accrued as an expense in the fiscal quarter in which the conversion is completed. See "The Conversion--Stock Contribution to the Charitable Foundation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to originate one- to four-family residential mortgage and, to a lesser extent, multi-family and commercial real estate, consumer and other loans primarily in its market areas, and to acquire mortgage-backed and other securities. The Bank's revenues are derived principally from interest earned on loans and mortgage-backed and other securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

         The  Bank's  net  interest  income  is  dependent  primarily  upon  the difference or spread between the average yield earned on loans receivable and securities and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Business Strategy

         The Bank seeks to obtain a competitive advantage in its deposit gathering and lending operations by maintaining a high level of community involvement and by offering a high level of personal service.

         In its deposit gathering operations, the Bank uses community outreach and customer service in an attempt to build and maintain a large volume of passbook and other non-certificate accounts. These accounts generally carry lower costs than certificate accounts and are believed to represent primarily "core" deposits that are less vulnerable to interest rate changes (and competition from other financial products) than certificate accounts.

         In its lending operations, the Bank seeks to obtain high quality residential and, to a lesser extent, other loans by maintaining a high level of local visibility, offering a high level of customer service and limiting its secondary market activities. The Bank's one- to four-family residential loan balances have increased significantly in recent years as a result of these efforts. At the same time, asset quality has remained high.

         Primarily as a result of its cost of funds and its loan yields, the Bank has been profitable since 1964. The Board has sought to enhance the Bank's profitability by controlling expenses and maintaining a relatively steady level of loan and deposit growth.

         The Board believes that the Bank's future success is directly tied to its ability to maintain and build a loyal customer base through its community and other activities.

Comparison of Financial Condition at April 30, 1997 and December 31, 1996

         Total assets at April 30, 1997 were $260.0 million compared to $258.1 million at December 31, 1996, an increase of $1.9 million, or 0.7%. The increase in total assets was due primarily to increases in loans receivable, funded by an increase in Federal Home Loan Bank ("FHLB") advances.

         Total liabilities at April 30, 1997 were $230.1 million compared to $228.9 million at December 31, 1996, an increase of $1.2 million, or 0.5%. The increase is primarily due to an increase in FHLB advances of $3.5 million, partially offset by a decrease in advance payments by borrowers for taxes and insurance of $532,000 as a result of the payment of the first installment of taxes in 1997.

         Total equity at April 30, 1997 was $30.0 million compared to $29.3 million at December 31, 1996. This increase of $700,000, or 2.4%, was a result of $761,000 in net income for the period, partially offset by a $72,000 increase in unrealized losses on securities available-for-sale from December 31, 1996 to April 30, 1997.

Comparison of Financial Condition at December 31, 1996 and December 31, 1995

         Total assets at December 31, 1996 were $258.1 million compared to $251.9 million at December 31, 1995, an increase of $6.2 million, or 2.5%. The increase in total assets was primarily a result of an increase in net loans receivable of $18.8 million (most of which was in one- to four-family residential real estate loans), partially offset by a decrease in cash and cash equivalents of $11.9 million. In December 1995, management transferred $20.2 million of securities from the held-to-maturity portfolio to the available-for-sale portfolio in accordance with Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

         Total liabilities at December 31, 1996 were $228.9 million compared to $222.9 million at December 31, 1995, an increase of $6.0 million, or 2.7%. The increase was primarily a result of an increase in deposits of $10.1 million. This increase was partially offset by a decrease in FHLB advances of $6.0 million.

         Total equity at December 31, 1996 was $29.3 million compared to $29.0 million at December 31, 1995, an increase of $300,000, or 1.0% as a result of $452,000 of net income for the period offset by a change in the unrealized gain
(loss) on securities available-for-sale from $25,000 in 1995 to ($204,000) in 1996.

Results of Operations

         The Bank's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and securities, and the costs of the Bank's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general and administrative expenses. Net interest income depends upon the volume of interest-earnings assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

Comparison of Operating Results for the Four Months Ended April 30, 1997 and April 30, 1996

         General. Net income for the four months ended April 30, 1997 was $761,000, a decrease of $229,000, from net income of $990,000 for the four months ended April 30, 1996. The decrease was primarily due to an increase of $532,000 in the provision for loan losses, partially offset by an increase in net interest income of $314,000.

         Interest Income. Interest income for the four months ended April 30, 1997 was $6.5 million compared to $6.1 million for the four months ended April 30, 1996, an increase of $371,000, or 6.1%. The increase resulted primarily from an increase in the average balance of interest-earning assets of $14.9 million, partially offset by a two basis point decrease in the average yield on interest-earning assets. The average balance of loans receivable increased from $145.5 million for the four months ended April 30,1996 to $164.1 million for the four months ended April 30,1997. The increase in the average balance of loans receivable was a result of increased demand as well as increased marketing efforts. The decrease in the average yield on interest-earning assets was primarily reflective of the decrease in the average yield on loans from 8.65% for the four months ended April 30, 1996 to 8.51% for the four months ended April 30, 1997. This decrease was a result of maturities of older, higher rate loans.


         Interest Expense. Interest expense was $3.2 million for the four months ended April 30, 1997 and 1996. The average balance of interest-bearing liabilities increased by $9.0 million. This was offset, however, by a decrease in the average cost of funds from 4.50% for the four months ended April 30, 1996 to 4.40% for the four months ended April 30, 1997. The decrease in the average cost of funds was a result of the maturity of higher rate certificates of deposit and the replacement with lower rate certificates as a result of a decreasing rate environment. The average balance of interest-bearing liabilities increased largely in the area of certificates of deposit as a result of increased market demand. In addition, FHLB advances increased to support the continued loan growth.


         Net Interest Income. Net interest income was $3.3 million for the four months ended April 30, 1997, an increase of $314,000, or 10.6% from net interest income of $3.0 million for the four months ended April 30, 1996. The increase was primarily a result of an increase in the ratio of interest-earning assets to interest-bearing liabilities from 110.69% for the four months ended April 30, 1996 to 112.96% for the four months ended April 30, 1997.

         Provision for Loan Losses. The Bank recorded a $574,000 provision for loan losses for the four months ended April 30, 1997 compared to a $42,000 provision for the four months ended April 30, 1996. The increase in the provision for loan losses was primarily related to various loans to The Bennett Funding Group, Inc. ("Bennett Funding") which were secured by equipment leases. Bennett Funding filed bankruptcy during 1996. As of April 30, 1996, management had not determined whether the leases securing the loans on their books were legally secured, or whether they were fraudulent. No additional provision was made at that time as management continued its investigation and awaited rulings from the bankruptcy court. The Bank received a settlement offer in February 1997. As a result of the proposed settlement, the Bank charged off $432,000 of the Bennett Funding loans, leaving $839,000 of loans on its books. As part of the settlement, the Bank was to receive a cash payment of $529,000. The remaining $310,000 was to be collected through future payments from the lessees. Subsequent to April 30, 1997, the Bank received $713,481 from the trustee as part of the settlement. However, at this time management is unsure as to the full collectibility of the remaining payment stream. In addition, management was considering foreclosure proceedings on several other loans for which they were uncertain they would recover the outstanding balance and related expenses. These loans also contributed to the increase in the provision for the four months ended April 30, 1997. The Bank also had a significant increase in the overall size of the loan portfolio, which contributed to the increase in the allowance for loan losses. Management increases the allowance for loan losses for loan growth based on a statistical percentage developed considering past loss experience and other factors described below. At April 30, 1997, the Bank's allowance for loan losses totaled $1.7 million, or .98% of total loans and 73.8% of total non-performing loans. Net charge-offs as a percent of average loans, exclusive of the Bennett Funding charge-off, has ranged from recoveries of .03% to charge-offs of .05%. Management does not anticipate a significant change in this trend and management believes the allowance for loan losses is adequate at April 30, 1997 given the current information available.

         The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, including real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it belives adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.


         Non-interest Income. Non-interest income for the four months ended April 30, 1997 was $197,000 compared to $194,000 for the four months ended April 30, 1996, an increase of $3,000, or 1.5%. The increase was primarily a result of a $1,000 gain on the sale of real estate owned during the 1997 period compared to $10,000 in losses on the sale of real estate owned during the 1996 period. This was partially offset by a decrease in deposit service charges of $5,000.

         Non-interest Expense. Non-interest expense was $1.7 million for the four months ended April 30, 1997 compared to $1.5 million for the four months ended April 30, 1996, an increase of $137,000, or 9.0%. The increase was primarily a result of an increase in compensation and benefits of $125,000 primarily due to an employer profit sharing contribution made in April 1997 of $105,000. The corresponding contribution in 1996 was made subsequent to April
30. Other operating expenses increased $106,000 partially as a result of a $25,000 loss from a robbery and $34,000 of expenses for real estate owned during the 1997 period and various other miscellaneous expenses increased slightly. These items were partially offset by a decrease in federal insurance premiums of $139,000 as a result of a decrease in rates due to the recapitalization of SAIF during 1996.


         Income Tax Expense. The provision for income taxes totaled $480,000 for the four months ended April 30, 1997 compared to $603,000 for the four months ended April 30, 1996. The decrease was primarily due to a decrease in income before income taxes of $352,000. A valuation allowance of $180,000 was established in 1996 to reduce the deferred tax assets to the amount that management believed as more likely than not to be realized. The valuation allowance related specifically to the deferred tax asset recorded for unrealized capital losses reflected as a deduction of capital under SFAS No. 115 and to deferred tax assets recorded for certain future tax deductions that are subject to various expiration dates. As the amount of the valuation allowance did not change during the four months ended Apirl 30, 1997, there was no related impact to income from continuing operations.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995


         General Net income for the year ended December 31, 1996 was $452,000 compared to net income of $3.2 million for the year ended December 31, 1995, a decrease of $2.7 million, or 84.4%. The decrease was primarily a result of a $1.3 million FDIC special assessment on SAIF insured deposits effective September 30, 1996 and a $2.5 million accrued expense for contributions to the Foundation in 1996. In addition, non-interest income decreased $111,000, primarily as a result of a decrease in gain on sale of real estate owned of $97,000 combined with a decrease of $37,000 in rental income from real estate owned. This was partially offset by an increase in gain on sale of securities of $31,000.

         Interest Income. Interest income for the year ended December 31, 1996 was $19.0 million compared to $17.7 million for the year ended December 31, 1995, an increase of $1.3 million, or 7.3%. The increase resulted from the combination of an increase in the average balance of interest-earning assets and an increase in the average yield. The yield on average interest-earning assets increased from 7.92% for the year ended December 31, 1995 to 7.96% for the year ended December 31, 1996. The average yield on mortgage-backed securities increased from 6.81% for the year ended December 31, 1995 to 7.81% for the year ended December 31, 1996 due to the upward repricing of adjustable rate securities. The average balance of interest-earning assets increased in total by $15.9 million from $222.9 million for the year ended December 31, 1995 to $238.8 million for the year ended December 31, 1996. Although the yield on average loans receivable decreased from 8.64% for the year ended December 31, 1995 to 8.59% for the year ended December 31, 1996, the average balance of loans receivable increased by $12.3 million due to increased market demand. In addition, the average balance of mortgage-backed securities increased by $5.7 million as a result of the investment of funds from the increase in deposits.


         Interest Expense. Interest expense for the year ended December 31, 1996 was $9.5 million compared to $8.7 million for the year ended December 31, 1995, an increase of $767,000, or 8.8%. The increase in interest expense reflected a higher interest rate environment, as the average cost of interest-bearing liabilities increased by 14 basis points from 4.30% for the year ended December 31, 1995 to 4.44% for the year ended December 31, 1996. The average cost of certificates of deposit increased from 5.35% for the year ended December 31, 1995 to 5.47% for the year ended December 31, 1996. In addition, the average balance of interest-bearing liabilities increased $10.8 million from $202.8 million for the year ended December 31, 1995 to $213.6 million for the year ended December 31,1996 as a result of market demand.

         Net Interest Income. Net interest income of $9.5 million for the year ended December 31, 1996 represented an increase of $589,000 from the $8.9 million reported for the year ended December 31, 1995. There was a decrease in the net interest spread from 3.62% for the year ended December 31, 1995 to 3.52% for the year ended December 31, 1996. The decrease in the net interest rate spread was a result of the average cost of interest-bearing deposits increasing at a more rapid rate than the average yield on interest-earning assets. However, the ratio of average interest-earning assets to average interest-bearing liabilities increased from 109.93% for the year ended December 31, 1995 to 111.81% for the year ended December 31, 1996, and the net interest margin decreased slightly from 4.00% to 3.98% for the same period.

         Provision for Loan Losses. The Bank's provision for loan losses for the year ended December 31, 1996 was $706,000 compared to $136,000 for the year ended December 31, 1995. The increase in the provision for loan losses was primarily related to the Bennett Funding loans previously discussed. In addition, the Bank experienced significant loan growth during 1996 which resulted in an increase in the allowance for loan losses. Management increases the allowance for loan losses through a provision charged to expense for loan growth based on a statistical percentage developed considering past loss experiences, delinquency trends, general economic conditions and other factors. Gross loans increased $19.3 million, or 13.14% from 1995. The allowance for loan losses represented .91% and .60% of gross loans receivable at December 31, 1996 and 1995, respectively.


         Non-interest Income. Non-interest income for the year ended December 31, 1996 was $745,000 compared to $856,000 for the year ended December 31, 1995, a decrease of $111,000, or 13.0%. The decrease was the result of a decrease in the gain on sale of real estate owned of $97,000 combined with a $37,000 decrease in rental income from real estate owned as a result of the sale of the property. These decreases were partially offset by an increase in gain on the sale of securities of $21,000,


         Non-interest Expense. Non-interest expense was $8.7 million for the year ended December 31, 1996 compared to $4.7 million for the year ended December 31, 1995, an increase of $4.0 million, or 85.1%. The increase was primarily due to a $1.3 million one-time special assessment on SAIF insured deposits resulting from federal legislation enacted on September 30, 1996, combined with the $2.5 million contribution accrual to the Foundation. As a result of the assessment, and depending upon the Bank's capital level and supervisory rating, annual deposit insurance premiums were decreased for periods beginning January 1, 1997 to approximately .065% from the .23% of deposits previously paid by the Bank. See "Regulation--Insurance Accounts and Regulation by the FDIC."

         Income Taxes. The provision for income taxes was $406,000 for the year ended December 31, 1996 compared to $1.8 million for the year ended December 31, 1995. The decrease was primarily due to a decrease in pretax income of $4.1 million, which was partially offset by an increase of $180,000 in the valuation allowance for deferred tax assets. The valuation allowance was established in 1996 to reduce the deferred tax assets to the amount that management believed was more likely than not to be realized. The valuation allowance related specifically to the deferred tax asset recorded for unrealized capital losses reflected as a reduction of capital under SFAS No. 115 and to deferred tax assets recorded for certain future tax deductions that are subject to various expiration dates.


Comparison of Operating Results for the Years Ended December 31, 1995 and December 31, 1994

         General. Net income for the year ended December 31, 1995 was $3.2 million compared to $3.4 million for the year ended December 31, 1994, a decrease of $232,000, or 6.8%. The decrease was primarily a result of a decrease in net interest income of $203,000 combined with an increase in non-interest expense of $419,000. This was partially offset by an increase in non-interest income of $279,000 and a decrease in income taxes of $65,000.

         Interest Income. Interest income for the year ended December 31, 1995 was $17.7 million compared to $15.7 million for the year ended December 31, 1994, an increase of $2.0 million, or 12.7%. The increase was primarily a result of an increase in the average balance of interest earning assets from $198.5 million for the year ended December 31, 1994 to $222.9 million for the year ended December 31, 1995. This increase was primarily a result of the deployment of the deposits obtained through the acquisition of the Bank's branch in Philadelphia in June 1994.

         Interest Expense. Interest expense for the year ended December 31, 1995 was $8.7 million compared to $6.6 million for the year ended December 31, 1994, an increase of $2.1 million, or 31.8%. The increase was the result of an increase in the average balance of interest-bearing liabilities combined with an increase in the average cost of funds. The average balance increased by $21.6 million from $181.2 million for the year ended December 31, 1994 to $202.8 million for the year ended December 31, 1995. The increase in the average balance was primarily a result of the Philadelphia branch acquisition in June 1994. The average cost of funds increased by 67 basis points from 3.63% for the year ended December 31, 1994 to 4.30% for the year ended December 31, 1995 which was reflective of a higher interest rate environment.

         Net Interest Income. Net interest income for the year ended December 31, 1995 was $8.9 million compared to $9.1 million for the year ended December 31, 1994, a decrease of $203,000, or 2.2%. The decrease in net interest income was a result of the decrease in the net interest spread from 4.29% for the year ended December 31, 1994 to 3.62% for the year ended December 31, 1995, as well as a decrease in the net interest margin from 4.60% to 4.00% for the same period. These decreases were reflective of the rapid increase in the average cost of funds while the average yield on earning assets remained stable.

         Provision for Loan Losses. The Bank's provision for loan losses for the year ended December 31, 1995 was $136,000 compared to $182,000 for the year ended December 31, 1994. The allowance for loan losses represented 0.60% and 0.57% of gross loans receivable at December 31, 1995 and 1994, respectively.

         Non-interest Income. Non-interest income for the year ended December 31, 1995 was $856,000 compared to $577,000 for the year ended December 31, 1994, an increase of $279,000, or 48.4%. The increase was primarily a result of a gain on the sale of real estate owned of $147,000 in 1995 compared to none in 1994 and the gain on sale of securities of $24,000 in 1995 compared to $5,000 in 1994. In addition, deposit service charges increased $52,000 as a result of increased deposit balances which were largely the result of the Philadelphia branch acquisition in June 1994. The Bank also received $48,000 in rental income on foreclosed real estate in 1995 compared to none in 1994.

         Non-interest Expense. Non-interest expense for the year ended December 31, 1995 was $4.7 million compared to $4.3 million for the year ended December 31, 1994, an increase of $419,000, or 9.8%. Several factors contributed to the increase including an increase in compensation and employee benefits of $327,000, an increase in Federal insurance premiums of $77,000 and an increase in other operating expenses of $50,000. These increases were primarily attributable to the Philadelphia branch acquisition in June 1994.

         Income Taxes. The provision for income taxes was $1.8 million for the years ended December 31, 1995 and 1994 reflecting effective tax rates of 35.5% and 34.8%, respectively.

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. The table also presents, at April 30, 1997, the weighted average yields earned on loans, securities and other interest-earning assets, the weighted average rates paid on savings deposits and the result and interest rate spread. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                    Four Months Ended April 30,
                                          At      --------------------------------------------------------------------
                                        April 30,               1997(1)                            1996(1)
                                           1997   --------------------------------   ---------------------------------
                                          -----      Average     Interest               Average     Interest
                                          Yield/  Outstanding    Earned/     Yield/  Outstanding    Earned/     Yield/
                                           Rate     Balance       Paid        Rate     Balance       Paid        Rate
                                           ----     -------       ----        ----     -------       ----        ----
                                                                       (Dollars in Thousands)
 Loans receivable(2) .................     8.15%   $164,115    $  4,653      8.51%     $145,504    $  4,197       8.65%
 Mortgage-backed securities(3) .......     6.99      36,871       1,025      8.34        38,535       1,032       8.03
 Mutual funds(3) .....................     5.96       5,776         109      5.66         5,776         113       5.87
 Agencies/Other(3) ...................     6.97      24,531         388      4.75        24,135         420       5.22
 CMOs(3) .............................     5.70       5,808         106      5.48         6,335         126       5.97
 Municipal securities(3) .............     5.58       5,280          97      5.51         4,868          94       5.79
 Federal funds sold ..................     5.63       2,489          46      5.54         3,433          66       5.77
 Time deposits .......................     5.65         200           4      6.00           200           4       6.00
 Deposits with other institutions ....     5.48       1,504          34      6.78         2,988          42       4.22
 FHLB stock ..........................     6.75       1,709          33      5.79         1,601          30       5.62
                                                    -------     -------                --------     -------
    Total interest-earning assets ....     7.65     248,283       6,495      7.85       233,375       6,124       7.87
 Non-interest earning assets..........               11,141                              15,821
                                                    -------                            --------
    Total assets......................             $259,424                            $249,196
                                                   ========                            ========
Interest-Bearing Liabilities:
 Money market .......................      3.06    $  5,280          54      3.07      $  5,523          57        3.10
 NOW ................................      2.23       9,851          69      2.10         9,500          65        2.05
 Passbook savings ...................      3.00      71,050         705      2.98        69,524         692        2.99
 Certificates of Deposit ............      5.43     128,209       2,285      5.35       123,288       2,293        5.58
 Advances ...........................      5.75       5,400         107      5.94         3,000          56        5.60
                                                    -------      ------                 -------       -----
     Total interest-bearing
       liabilities ..................      4.42     219,790       3,220      4.40       210,835       3,163        4.50
                                                                 ------                               -----
Non-interest bearing liabilities ....                 9,794                               8,863
                                                    -------                              ------
     Total liabilities...............               229,584                             219,698
Equity...............................                29,840                              29,498
                                                   -------                              -------
   Total liabilities and equity......              $259,424                            $249,196
                                                   ========                            ========
Net interest-earning spread .........      3.23%               $ 3,275       3.45%                  $ 2,961       3.37%
                                                                ======       ====                    ======       ====
Margin ..............................                                        3.96%                                3.81%
                                                                             ====                                 ====
Assets to liabilities ...............                112.96%                             110.69%
                                                     ======                              ======


                                                                           Year Ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                 1996                              1995                            1994
                                   -------------------------------  --------------------------------   ----------------------------
                                     Average     Interest             Average      Interest              Average   Interest
                                   Outstanding    Earned/    Yield/ Outstanding     Earned/    Yield/  Outstanding  Earned/  Yield/
                                    Balance       Paid       Rate     Balance       Paid       Rate     Balance     Paid     Rate
                                    -------       ----       ----     -------       ----       ----     -------     ----     ----
                                                             (Dollars in Thousands)
 Loans receivable(2) ............   $152,147    $ 13,068     8.59%  $139,860    $ 12,080       8.64%  $122,001    $ 11,118   9.11%
 Mortgage-backed securities(3) ..     41,735       3,260     7.81     36,034       2,455       6.81     35,873       2,128   5.93
 Mutual funds(3) ................      5,776         338     5.85      5,776         358       6.20      5,776         326   5.64
 Agencies/Other(3) ..............     22,714       1,326     5.83     22,189       1,586       7.15     14,473       1,008   6.96
 CMOs(3) ........................      6,313         413     6.54      6,903         412       5.97      7,976         407   5.10
 Municipal securities(3) ........      4,794         277     5.78      5,199         327       6.29      5,488         378   6.89
 Federal funds sold .............      1,829         118     6.45      3,338         225       6.74      4,385         182   4.15
 Time deposits ..................        200          11     5.50        200           9       4.50        200           8   4.00
 Deposits with other institutions      1,665          84     5.05      1,942         100       5.15      1,013          79   7.80
 FHLB stock .....................      1,645         111     6.75      1,482          98       6.61      1,278          76   5.95
                                    --------     -------            --------      ------              --------      ------
    Total interest-earning assets    238,818      19,006     7.96    222,923      17,650       7.92    198,463      15,710   7.92
 Non-interest earning assets ....     13,445                          14,702                            12,330
                                    --------                        --------                          --------
    Total assets ................   $252,263                        $237,625                          $210,793
                                    ========                        ========                          ========
Interest-Bearing Liabilities:
 Money market ...................   $  5,301         167     3.15   $  6,234         193       3.10   $  6,753         214   3.17
 NOW ............................      9,810         202     2.06      9,241         184       1.99      7,849         156   1.99
 Passbook savings ...............     70,356       2,120     3.01     70,585       2,113       2.99     68,231       2,047   3.00
 Certificates of Deposit ........    124,797       6,827     5.47    112,963       6,044       5.35     95,557       3,987   4.17
 Advances .......................      3,333         178     5.34      3,769         193       5.12      2,846         180   6.32
                                    --------       -----            --------       -----               -------       -----
     Total interest-bearing
      liabilities ...............    213,597       9,494     4.44    202,792       8,727       4.30    181,236       6,584   3.63
                                                   -----                           -----                             -----
Non-interest bearing liabilities       8,471                           7,392                             5,480
                                    --------                         -------                           -------
     Total liabilities ..........    222,068                         210,184                           186,716
Equity ..........................     30,195                          27,441                            24,077
                                    --------                         -------                           -------
   Total liabilities and equity .   $252,263                        $237,625                          $210,793
                                    ========                         =======                           =======
Net interest-earning spread .....               $  9,512     3.52%               $ 8,923       3.62%               $ 9,126   4.29%
                                                  ======     ====                  =====       ====                  =====   ====
Margin ..........................                            3.98%                             4.00%                         4.60%
                                                             ====                              ====                          ====
Assets to liabilities ...........     111.81%                         109.93%                           109.51%

                                    ========                         =======                            ======

- ---------
(1)  Annualized yield/rate.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3)  Calculated based on amortized cost.

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                               Four Months Ended
                                                     April 30,               Year Ended December 31,      Year Ended December  31,
                                                   1996 vs. 1997                  1995 vs. 1996               1994 vs. 1995
                                            ----------------------------   ---------------------------  ----------------------------
                                                 Increase                      Increase                     Increase
                                                (Decrease)                    (Decrease)                   (Decrease)
                                                  Due to         Total          Due to         Total         Due to         Total
                                            -----------------   Increase   ---------------    Increase   ---------------   Increase
                                             Volume     Rate   (Decrease)  Volume     Rate   (Decrease)  Volume     Rate  (Decrease)
                                             ------     ----   ----------  ------     ----   ----------  ------     ----  ----------
                                                                               (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ........................  $   529   $   (73)  $   456   $ 1,056   $   (68)  $   988   $ 1,565   $  (603)  $   962
 Mortgage-backed securities ..............      (45)       38        (7)      418       387       805        10       317       327
 Mutual funds ............................     --          (4)       (4)     --         (20)      (20)     --          32        32
 Agencies and other ......................        7       (39)      (32)       37      (297)     (260)      551        27       578
 CMOs ....................................      (10)      (10)      (20)      (37)       38         1       (59)       64         5
 Municipal securities ....................        8        (5)        3       (24)      (26)      (50)      (19)      (32)      (51)
 Federal funds sold ......................      (18)       (2)      (20)      (98)       (9)     (107)      (51)       94        43
 Time deposits ...........................     --        --        --        --           2         2      --           1         1
 Deposits with other
   institutions ..........................      (27)       19        (8)      (14)       (2)      (16)       54       (33)       21
 FHLB stock ..............................        2         1         3        11         2        13        13         9        22
                                            -------   -------   -------   -------   -------   -------   -------   -------   -------
  Total interest-earning assets ..........      446       (75)      371     1,349         7     1,356     2,064      (124)  $ 1,940

Interest-bearing liabilities:
 Money market ............................       (2)       (1)       (3)      (29)        3       (26)      (16)       (5)      (21)
 NOW .....................................        2         2         4        12         6        18        28      --          28
 Passbook Savings ........................       15        (2)       13        (7)       14         7        70        (4)       66
 Certificates of deposit .................       90       (98)       (8)      645       138       783       807     1,250     2,057
 Advances ................................       47         4        51       (23)        8       (15)       51       (38)       13
                                            -------   -------   -------   -------   -------   -------   -------   -------   -------
 Total interest-earning assets ...........  $   152   $   (95)  $    57   $   598   $   169   $   767   $   940   $ 1,203   $ 2,143
                                            -------   -------   -------   -------   -------   -------   -------   -------   -------

Net interest/spread ......................  $   294   $    20   $   314   $   751   $  (162)  $   589   $ 1,124   $(1,327)  $  (203)

Asset/Liability Management

         In an attempt to manage its exposure to changes in interest rates, management monitors the Bank's interest rate risk. The Board of Directors reviews at least quarterly the Bank's interest rate risk position and profitability. The Board of Directors also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Bank's objectives in the most effective manner. In addition, the Board reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

         In managing its asset/liability mix, First Security, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing short term net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.


         The Board has taken a number of steps to manage the Bank's vulnerability to changes in interest rates. First, the Bank has long used community outreach, customer service and marketing efforts to increase the Bank's passbook and other non-certificate accounts. At April 30, 1997, $90.8 million or 41.4% of the Bank's deposits consisted of passbook, NOW and money market accounts. The Bank believes that these accounts represent "core" deposits which are generally somewhat less interest rate sensitive than other types of deposit accounts. Second, while the Bank continues to originate 30 year fixed rate residential loans for portfolio as a result of consumer demand, an increasing proportion of the Bank's residential loans have terms of 15 years or less or carry adjustable interest rates. Finally, the Bank has focused a significant portion of its investment activities on securities with adjustable interest rates or terms of five years or less. At April 30, 1997, $18.9 million or 46.1% of the Bank's mortgage-backed securities had adjustable interest rates or terms to maturity (or anticipated average lives in the case of collateralized mortgage obligations) of five years or less and $11.3 million or 30.4% of the Bank's other securities had adjustable interest rates or terms to maturity of five years or less based on their carrying value.


         Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease

(whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and a total capital ratio in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the rule until further notice. Based upon its asset size and capital level at April 30, 1997, the Bank would qualify for an exemption from this rule; however, management believes that the Bank would be required to make a deduction from capital if it were subject to this rule.

         Presented below, as of March 31, 1997, is an analysis of the Bank's estimated interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in interest rates, up and down 400 basis points in 100 point increments.


     Assumed Change                              $ Change in     % Change in
    in Interest Rates         $ Amount               NPV                 NPV
- -------------------------  -----------------  -----------------  -----------
    (Basis Points)                (Dollars in Thousands)

         +400                   $16,073          $(22,210)             (58)%
         +300                    21,571           (16,711)             (44)
         +200                    27,278           (11,005)             (29)
         +100                    33,001            (5,282)             (14)
          ---                    38,282               ---              ---
         -100                    42,378             4,095               11
         -200                    44,454             6,172               16
         -300                    47,128             8,845               23
         -400                    50,448            12,165               32


         Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

Liquidity and Capital Resources

         The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. First Security generally manages the pricing of its deposits to be competitive and to increase core deposit relationships.

         Federal regulations require First Security to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. First Security has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At April 30, 1997, First Security's liquidity ratio for regulatory purposes was 8.9%.

         The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $382,000 and $1.4 million for the four months ended April 30, 1997 and April 30, 1996 respectively, and $2.1 million, $4.1 million and $3.6 million for the years ended December 31, 1996, December 31, 1995, and 1994, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of activity in deposit and escrow accounts and advances from FHLB of Chicago.


         The Bank's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At April 30, 1997, cash and short-term investments totaled $7.1 million. The Bank has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Bank may also utilize the sale of securities available-for-sale and Federal Home Loan Bank advances as a source of funds.


         At April 30, 1997, the Bank had outstanding commitments to originate loans of $3.3 million, of which $2.7 million had fixed interest rates. These loans are to be secured by properties located in its market area. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Loan commitments have, in recent periods, been funded through liquidity or through FHLB advances. Certificates of deposit which are scheduled to mature in one year or less from April 30, 1997 totaled $102.2 million. Management believes, based on past experience, that a significant portion of such deposits will remain with the Bank. Based on the foregoing, in addition to the Bank's high level of core deposits and capital, the Bank considers its liquidity and capital resources sufficient to meet its outstanding short-term and long-term needs.


         Liquidity management is both a daily and long-term responsibility of management. First Security adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquid assets are invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If First Security requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago. It is anticipated that immediately upon completion of the Conversion, the Holding Company's and the Bank's liquid assets will be increased. See "Use of Proceeds."

         First Security is subject to various regulatory capital requirements imposed by the OTS. At April 30, 1997, First Security was in compliance with all applicable capital requirements on a fully phased-in basis. See "Regulation - Regulatory Capital Requirements" and "Pro Forma Regulatory Capital Analysis" and
Note 11 of the Notes to the Consolidated Financial Statements.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

         In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material impact on the results of operations or financial condition of the Bank.

         In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 was superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996. The adoption of SFAS No. 122 in 1996 did not have a material impact on the results of operations or financial condition of the Bank.

         In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," ("SFAS No. 123"). This statement establishes financial accounting standards for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value based method or the current APB Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Any effect that this statement will have on the Bank will be applicable upon the consummation of the Conversion.

         In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligations based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Because the volume and variety of certain transactions will make it difficult for some entities to comply, some provisions have been delayed by SFAS No. 122. The adoption of SFAS No. 125 did not have a material impact on the financial condition or operations of the Bank.

         In March 1997, the accounting requirements for calculating earnings per share were revised. Basic earnings per share for 1998 and later will be calculated solely on average common shares outstanding. Diluted earnings per share will reflect the potential dilution of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. The new calculation methods are not expected to significantly affect future basic earnings per share and diluted earnings per share.


         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. the adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of First Security.


                                    BUSINESS

General

         As a community-oriented financial institution, First Security seeks to serve the financial needs of communities in its market area. First Security's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, consumer and other loans in its market area. The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Risk Factors."

         The Bank offers a variety of accounts having a range of interest rates and terms. The Bank's deposits include passbook and NOW accounts, money market accounts and certificate accounts with terms of six months to five years. The Bank solicits deposits only in its primary market area and does not accept brokered deposits.

Market Area

         The Bank's main office is located in Chicago, Illinois and its branch offices are located in Chicago, Illinois, Philadelphia, Pennsylvania and Rolling Meadows, Illinois.

         The Bank's Western Avenue office is located on the near northwest side of Chicago in the "Ukrainian Village" community, a middle-income community where the Bank has focused its operations since 1964. This community is located approximately two and one half miles to the northwest of downtown Chicago and approximately three miles west of Lake Michigan. The majority of the community's many businesses are small and local companies. Residences within the community consist primarily of two- to four-family flats and single family homes although there are also mid-size apartment buildings. Real estate values within this community have risen sharply over the last ten years as "gentrification" has begun to occur as a result of the community's proximity to downtown Chicago.

         The Bank's Milwaukee Avenue office was opened in 1993 and is located in the "Norwood Park" neighborhood of Chicago. This community is a stable middle income area which also has many residents of Eastern European descent. Residences within the community consist primarily of single family homes as well as two and three flats and small apartment buildings. This area is located approximately eight miles northwest of downtown Chicago.

         The Bank's Philadelphia branch was acquired in 1994 through a purchase from the Resolution Trust Corporation. The branch is located in a moderate income neighborhood of Philadelphia known as "Rhawnhurst." The community is the home to many persons of Eastern European heritage, including new immigrants. Residences within the community consist primarily of single family row houses and, to a lesser extent, small apartment buildings.

         The Bank's suburban Chicago branch was opened in 1977 and is located in Rolling Meadows, Illinois, an upper middle class community located to the northwest of Chicago, near the western border of Palatine, Illinois. Over the last 20 years, Rolling Meadows has experienced significant population and commercial growth. However, as a result of competition, the branch's deposit and loan growth has been modest.

Lending Activities

         General. The principal lending activity of the Bank is originating for its portfolio fixed and, to a much lesser extent, adjustable rate ("ARM") mortgage loans secured by one- to four-family residences located primarily in the Bank's market area. First Security also originates multi-family and commercial real estate, consumer and other loans in its market area. At April 30, 1997, the Bank's loans receivable, net totaled $165.9 million. See "- Originations of Loans" and "Use of Proceeds."

         The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                                  December 31,
                                        April 30,          ------------------------------------------------------
                                          1997                         1996                        1995
                              -------------------------    -------------------------     ------------------------
                                 Amount         Percent       Amount         Percent        Amount        Percent
                                 ------         -------       ------         -------        ------        -------
                                                               (Dollars in Thousands)
Real Estate Loans:
One- to four-family .........  $137,479           81.32%    $134,971           81.14%     $117,379         79.83%
Multi-family ................     9,708            5.74        9,374            5.63         7,926          5.39
Commercial ..................     7,661            4.53        7,647            4.60         7,865          5.35
Mixed use(1) ................     7,764            4.59        8,004            4.81         7,262          4.94
Construction or
  development ...............      --                --           --              --            --            --
                               --------           -----      -------           -----       -------         ------
  Total real estate loans ...   162,612           96.18      159,996           96.18       140,432          95.51
Consumer loans:
Share loans .................     1,182            0.70        1,174            0.71         1,570           1.07
Automobile ..................        72            0.04           74            0.04           110           0.07
Home equity .................     4,006            2.37        3,431            2.06         3,684           2.51
Home improvement ............        10            0.01           12            0.01            29           0.02
Other .......................       351            0.20          395            0.24           445           0.30
                               --------           -----      -------           -----       -------          -----
   Total consumer loans .....     5,621            3.32        5,086            3.06         5,838           3.97
Loans secured by leases .....       839            0.50        1,272            0.76           759           0.52
                               --------           -----      -------           -----       -------          -----
  Total loans ...............   169,072          100.00%     166,354          100.00%      147,029         100.00%
                                                 ======                       ======                       ======
Less:
Loans in process ............      --                            --                            --
Deferred fees and
  discounts .................     1,492                       1,486                          1,578
Allowance for losses ........     1,666                       1,520                            885
                               --------                      ------                         ------
  Total loans receivable, net  $165,914                    $163,348                       $144,566
                               ========                     =======                        =======

                                                                                        December 31,
                                                  ----------------------------------------------------------------------------------
                                                          1994                         1993                          1992
                                                  -----------------------      -----------------------       ----------------------
                                                   Amount         Percent       Amount         Percent        Amount        Percent
                                                   ------         -------       ------         -------        ------        -------
                                                               (Dollars in Thousands)
Real Estate Loans:
One- to four-family .........................     $110,280        79.53%      $ 84,401          77.89%      $ 76,102        75.90%
Multi-family ................................        7,731         5.58          7,632           7.04          6,799         6.78
Commercial ..................................        6,911         4.98          4.973           4.59          6,843         6.82
Mixed use(1) ................................        7,433         5.36          5,847           5.40          4,355         4.34
Construction or
  development ...............................         --            --             185           0.17            429         0.43
                                                  --------     -----------     --------     -----------     --------     ----------
  Total real estate loans ...................      132,355        95.45        103,038          95.09         94,528       94.27
Consumer loans:
Share loans .................................        1,328         0.96          1,525           1.41          1,436        1.43
Automobile ..................................          141         0.10            150           0.14            159        0.16
Home equity .................................        3,870         2.79          3,105           2.87          3,599        3.59
Home improvement ............................           69         0.05             78           0.07            161        0.16
Other .......................................          452         0.33            459           0.42            387        0.39
                                                  --------     -----------     --------     -----------     --------     ----------
   Total consumer loans .....................        5,860         4.23          5,317           4.91          5,742        5.73
Loans secured by leases .....................          448         0.32            --              --           --            --
                                                  --------     -----------     --------     -----------     --------     ----------
  Total loans ...............................      138,663       100.00%       108,355         100.00%       100,270      100.00%
                                                               ===========                   ========                     =======
Less:
Loans in process ............................         --                             6                            43
Deferred fees and
  discounts .................................        1,664                       1,795                         1,899
Allowance for losses ........................          792                         608                           360
                                                  --------                     --------                     --------
  Total loans receivable, net ...............     $136,207                    $105,946                       $97,968
                                                  ========                     ========                     ========
- -----------

(1) Mixed use refers to real estate on which the borrower both resides and conducts a business.

         The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                                  December 31,
                                        April 30,          ------------------------------------------------------
                                          1997                         1996                        1995
                              -------------------------    -------------------------     ------------------------
                                 Amount         Percent       Amount         Percent        Amount        Percent
                                 ------         -------       ------         -------        ------        -------
                                                               (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
  One- to four-family .......  $122,397         72.40%       $118,308         71.12%      $101,015        68.70%
  Multi-family ..............     9,504          5.62           9,169          5.51          7,719         5.25
  Commercial ................     6,478          3.83           6,545          3.94          7,370         5.01
  Mixed use(1) ..............     7,189          4.25           7,424          4.46          6,666         4.53
  Construction or development      --             --              --            --             --            --
                               --------         ------       --------        ------       --------        -----
  Total real estate loans ...   145,568         86.10         141,446         85.03        122,770        83.49
Consumer ....................     1,615          0.95           1,655          1.00          2,154         1.46
Loans secured by leases .....       839          0.50           1,272          0.76            759         0.52
                               --------         ------       --------        ------       --------        -----
  Total fixed-rate loans ....   148,022         87.55         147,804         86.79        125,683        85.47

Adjustable-Rate Loans
Real estate:
  One-to-four-family ........    15,082          8.92          16,663         10.02         16,364        11.13
  Multi-family ..............       204          0.12             205          0.12            207         0.14
  Commercial ................     1,183          0.70           1,102          0.66            495         0.34
  Mixed use .................       575          0.34             580          0.35            596         0.41
Consumer ....................     4,006          2.37           3,431          2.06          3,684         2.51
                               --------         -----         -------        ------        -------        -----
  Total adjustable-rate loans    21,050         12.45          21,981         13.21         21,346        14.53
                               --------         -----         -------        ------        -------        -----
  Total loans ...............   169,072        100.00%        166,354        100.00%       147,029       100.00%
                                               ======                        ======                      ======
Less:
Loans in process ............      --                             --                           --
Deferred fees and discounts .     1,492                         1,486                        1,578
Allowance for losses ........     1,666                         1,520                          885
                               --------                       -------                      -------
  Total loans receivable, net  $165,914                      $163,348                     $144,566
                               ========                       =======                      =======


                                                                                        December 31,
                                                  ----------------------------------------------------------------------------------
                                                          1994                         1993                          1992
                                                  -----------------------      -----------------------       ----------------------
                                                   Amount         Percent       Amount         Percent        Amount        Percent
                                                   ------         -------       ------         -------        ------        -------
                                                               (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
  One- to four-family ..................        $ 93,139           67.17%     $ 76,852           70.93%      $ 67,865         67.68%
  Multi-family .........................           7,522            5.43         7,421            6.85          6,799          6.78
  Commercial ...........................           6,628            4.78         4,973            4.59          6,843          6.82
  Mixed use(1) .........................           6,790            4.90         5,483            5.06          3,986          3.98
  Construction or development ..........             --              --            185            0.17            429          0.43
                                                --------      ----------      --------      -----------      --------      ---------
  Total real estate loans ..............         114,079           82.28        94,914           87.60         85,922         85.69
Consumer ...............................           1,990            1.44         2,212            2.04          2,143          2.14
Loans secured by leases ................             448            0.32         --               --            --              --
                                                --------      ----------      --------      -----------      --------      ---------
  Total fixed-rate loans ...............         116,517           84.04        97,126           89.64         88,065          87.83

Adjustable-Rate Loans
Real estate:
  One-to-four-family ...................          17,141           12.36         7,549            6.96          8,237           8.22
  Multi-family .........................             209            0.15           211            0.19           --              --
  Commercial ...........................             283            0.20           --              --            --              --
  Mixed use ............................             643            0.46           364            0.34            369           0.36
Consumer ...............................           3,870            2.79         3,105            2.87          3,599           3.59
                                                --------      ----------      --------      -----------      --------      ---------
  Total adjustable-rate loans ..........          22,146           15.96        11,229           10.36         12,205          12.17
                                                --------      ----------      --------       ----------       --------      --------
  Total loans...........................         138,663          100.00%      108,355          100.00%       100,270        100.00%
                                                              ==========                    ==========                      ========

Less:
Loans in process .......................            --                               6                             43
Deferred fees and discounts ............           1,664                         1,795                          1,899
Allowance for losses ...................             792                           608                            360
                                                --------                      --------                         ------
  Total loans receivable, net ..........        $136,207                      $105,946                       $ 97,968
                                                ========                      ========                         ======

         The following schedule illustrates the interest rate sensitivity of the Bank's loan portfolio at April 30, 1997. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the final payment is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.


                                                         Real Estate
                                           -----------------------------------------
                                                                  Multi-family and
                                                                   Commercial Real
                                           One- to four-family         Estate            Consumer and Leases          Total
                                           --------------------   -------------------    --------------------    ----------------
                                                       Weighted              Weighted                Weighted            Weighted
                                                        Average               Average                 Average             Average
                                            Amount       Rate     Amount        Rate      Amount        Rate      Amount    Rate
                                            ------       ----     ------        ----      ------        ----      ------    ----
                                                                     (Dollars in Thousands)
      Due During
     Years Ending
       April 30,
     ------------
1998 ................................     $    870        9.30%  $  3,109     10.37%  $  1,130        10.65%  $  5,109        10.25%
1999 ................................          604        7.98      2,030      8.76        771         8.29      3,405         8.52
2000 to 2002 ........................       13,092        7.99     12,956      9.31      4,430         8.47     30,478         8.62
2003 to 2007 ........................       17,314        8.23      2,313      9.68         55         6.58     19,682         8.39
2008 to 2022 ........................       44,259        8.03      4,138      9.21         74         7.15     48,471         8.13
2023 and following ..................       61,340        7.77        587      7.91       --            --      61,927         7.77
                                          --------               --------             --------                --------
   Total ............................     $137,479        7.94   $ 25,133      9.38%  $  6,460         8.80   $169,072         8.19
                                          ========               ========             ========                ========



         The total amount of loans due after April 30, 1998 which have predetermined interest rates is $149.2 million while the total amount of loans due after such date which have floating or adjustable interest rates is $14.8 million.

         Under federal law, the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At April 30, 1997, based on the above, the Bank's regulatory loans-to-one borrower limit was approximately $4.5 million. On the same date, the Bank had no borrowers with outstanding balances in excess of this amount. As of April 30, 1997, the largest dollar amount outstanding or committed to be lent to one borrower or, group of related borrowers, related to one residential loan and two commercial real estate loans totaling $1.2 million secured by the borrower's residence (in a suburb of Chicago) and two commercial properties (both restaurants) located in Chicago, Illinois. At April 30, 1997, these loans were performing in accordance with their terms. As of the same date, there were no other lending relationships with carrying values in excess of $1.0 million.

         All of the Bank's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank's appraisal policy). The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns or confirmations. All mortgage loans currently originated by First Security are approved by the loan committee, currently comprised of Directors Babyk, Dobrowolsky and Gawryk and Vice President Korb, and ratified by the full Board of Directors.

         The Bank requires title insurance or other evidence of title on its mortgage loans, as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of the Bank's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. Historically, the Bank focused its residential lending activities on fixed rate loans with terms up to 30 years. In the 1980s, in order to reduce the average term to repricing of its assets, the Bank began to offer 15 year and 10 year fixed rate loans as well as ARMs (although, as a result of customer preference, the Bank's ARM loan volume has been limited). Substantially all of the Bank's one- to four-family residential mortgage originations are secured by properties located in its market area. All mortgage loans currently originated by the Bank are retained and serviced by it.


         The Bank currently offers fixed-rate mortgage loans with maturities from 10 to 30 years. The Bank also offers fixed rate balloon products with a 30 year amortization schedule which are due in five or seven years and which, under certain circumstances, may be extended for an additional term of up to five or seven years, as applicable. As of April 30, 1997, the Bank had $22.9 million of fixed rate loans with original terms of 10 years or less (most of which were five or seven year balloon loans), $38.9 million of fixed rate loans with original terms of 10-15 years and $60.6 million of fixed rate loans with original terms of more than 15 years. See "- Originations of Loans."

         The Bank also originates fixed rate home equity loans with terms of up to ten years. These loans are written so that the total balance does not exceed the lesser of $35,000 or 75% of the appraised value of the security property when combined with the balance of the first mortgage lien. At April 30, 1997, the Bank had $786,000 of home equity loans, all of which are classified in the tabular data as one- to four-family residential loans.

         The Bank also offers ARMs which carry interest rates which adjust at a margin (generally 250 basis points) over the yield on the One Year Average Monthly U.S. Treasury Constant Maturity Index ("CMT"). Such loans may carry terms to maturity of up to 30 years. The ARM loans currently offered by the Bank provide for a cap on annual interest rate changes of 200 basis points and a lifetime cap generally of 600 basis points over the initial rate. Initial interest rates offered on the Bank's ARMs may be approximately 100-150 basis points below the fully indexed rate, although borrowers are qualified at the fully indexed rate. As a result, the risk of default on these loans may increase as interest rates increase. At April 30, 1997, one- to four-family ARMs totaled $15.1 million or 8.92% of the Bank's total loan portfolio.

         First Security will generally lend up to 90% of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans; provided, however, that private mortgage insurance is obtained in an amount sufficient to reduce the Bank's exposure to not more than 80% of the sales price or appraised value, as applicable. The loan-to-value ratio on nonowner occupied, one- to four-family loans is generally 80% of the lesser of the sales price or appraised value of the security property. Non-owner occupied one- to four-family loans may pose a greater risk to the Bank than traditional owner occupied one- to four-family loans. In underwriting one- to four-family residential real estate loans, the Bank currently evaluates the borrower's ability to make principal, interest and escrow payments, the borrower's credit history, the value of the property that will secure the loan and debt to income ratios.


         Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. The Bank's underwriting practices do not comply in every way with those required by most purchasers in the secondary market. For instance, the Bank, on occasion, will lend to borrowers that have income/debt service ratios below that required by many secondary market purchasers. In that event, the Bank will require that the borrower have other attributes which justify approving a loan, such as a favorable repayment record with the Bank on previous lending relationships, favorable cash flow, a low loan to value ratio or other assets which can be used as additional collateral. The Bank has found that non-compliance with secondary market standards at the time of origination does not in and of itself cause credit problems since the Bank has engaged in this type of lending for many years and its overall delinquency experience on these loans has been satisfactory to date. In addition, these loans, once seasoned, generally are saleable on the secondary market. Furthermore, the Bank has found that these policies and procedures help the Bank maintain and improve its customer relations, which is critical in the communities the Bank serves.


         While the Bank seeks to originate most of its one- to four-family residential loans in amounts which are less than or equal to the applicable

Federal Home Loan Mortgage Corporation maximum (currently $214,600), the Bank does make one- to four-family residential loans in amounts in excess of such maximum. The Bank's delinquency experience on such loans has been similar to its experience on its other residential loans.

         The Bank's residential mortgage loans customarily include due-on-sale clauses giving the Bank the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         Multi-family and Commercial Real Estate Lending. In order to increase the yield of its loan portfolio and to complement residential lending opportunities, the Bank from time to time originates permanent multi-family and commercial real estate loans secured by properties in its primary market area. At April 30, 1997, the Bank had multi-family loans totaling $9.7 million, or 5.74% of the Bank's total loan portfolio, and $15.4 million in commercial real estate loans, representing 9.12% of the total loan portfolio.

         The Bank's multi-family loan portfolio consists primarily of loans secured by nine or fewer units. The Bank's commercial real estate loans are primarily secured by retail stores, small office buildings, store/apartment complexes, taverns and store front offices.

         The Bank's multi-family real estate loans generally carry a maximum term of 15 years and have fixed rates, although most of these loans are five year balloons. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property. Most of the Bank's commercial real estate loans are five year balloon loans with fixed rates of interest. Also included in the Bank's commercial real estate loans are $1.2 million of lines of credit secured by commercial real estate with floating interest rates tied to the prime rate of interest. Commercial real estate loans are generally made in amounts up to 75% of the lesser of the appraised value or the purchase price of the property.


         Appraisals on properties securing multi-family and commercial real estate loans in excess of $250,000 are performed by an independent appraiser designated by the Bank at the time the loan is made. All appraisals on and multi-family and commercial real estate loans are reviewed by the Bank's loan committee. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. The Bank obtains personal guarantees on these loans.


         At April 30, 1997, the Bank's largest commercial real estate or multi-family loan outstanding totaled $729,000 and was secured by a six-unit office building located in Chicago, Illinois. The loan was performing in accordance with its terms as of that date.

         Multi-family and commercial real estate loans may present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans.

         Consumer Lending. Management believes that offering consumer loan products helps to expand the Bank's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Bank originates a variety of different types of consumer loans, including home equity lines of credit, automobile and deposit account loans for household and personal purposes. Due to the tax advantages to the borrower of home equity lines of credit, the Bank has focused its recent consumer lending activities on home equity lending. At April 30, 1997 consumer loans totaled $5.6 million or 3.32% of total loans outstanding.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. Other than the home equity lines of credit, the Bank's consumer loans are made at fixed interest rates, with terms of up to five years.

         The Bank's home equity lines of credit are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 75% of the appraised value of the property. These loans are written with fixed terms of up to five years and carry interest rates that float with the prime rate of interest. At April 30, 1997, the Bank's home equity lines of credit totaled $4.0 million outstanding, or 2.37% of the Bank's total loan portfolio.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

Originations of Loans

         Real estate loans are originated by First Security's staff through referrals from existing customers or real estate agents.

         The Bank's ability to originate loans is dependent upon customer demand for loans in its market and to a lesser extent, customer service and marketing efforts. Demand is affected by both the local economy and the interest rate environment. As a result of the strong real estate market in the Bank's primary market areas and its emphasis on customer service and community outreach, the Bank has experienced significant loan growth in recent years. See "-- Market Area." Under current policy, all loans originated by First Security are retained in the Bank's portfolio. See "-- One- to Four- Family Residential Lending" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         In order to supplement loan originations, the Bank has acquired a substantial amount of mortgage-backed and other securities which are held, depending on the investment intent, in the "held-to-maturity" or "available-for-sale" portfolios. See "Investment Activities - Mortgage-Backed and Related Securities" and Note 2 to the Notes to Financial Statements. In addition, depending on market conditions, the Bank may also consider the purchase of residential loans from other lenders, although it has not done so since 1994.

         As a reflection of the Bank's emphasis on customer service, the Bank has not sold loans in the past and does not intend to do so in the future.

         The following table shows the loan origination, purchase and repayment activities of the Bank for the periods indicated.

                                                              Four Months Ended                             Year Ended
                                                                   April 30,                                December 31,
                                                          ------------------------            --------------------------------------
                                                             1997             1996             1996           1995             1994
                                                             ----             ----             ----           ----             ----
                                                                                 (In Thousands)
Originations by type:
Adjustable rate:
   Real estate - one- to four-family ...............       $    126        $    368        $  3,067        $  1,682        $  9,521
                                                           --------        --------        --------        --------        --------
         Total adjustable-rate .....................            126             368           3,067           1,682           9,521
                                                           --------        --------        --------        --------        --------
 Fixed rate:
   Real estate - one- to four-family ...............         10,727          10,615          34,696          20,024          21,893
                   - multi-family ..................          1,321           1,525           4,329           1,921           1,664
                  - commercial .....................           --               492             682           1,215           5,708
   Non-real estate - consumer ......................            544           1,072           2,039           1,824           1,434
     Loan secured by leases ........................           --               500             500             750             748
                                                           --------        --------        --------        --------        --------
         Total fixed-rate ..........................         12,592          14,204          42,246          25,734          31,447
                                                           --------        --------        --------        --------        --------
         Total loans originated ....................         12,718          14,572          45,313          27,416          40,968
                                                           --------        --------        --------        --------        --------

Purchases:
   Real estate - one- to four-family ...............           --              --              --              --            13,232
                                                           --------        --------        --------        --------        --------
         Total loans purchased .....................           --              --              --              --            13,232
                                                           --------        --------        --------        --------        --------

Principal repayments ...............................        (10,000)        (11,074)        (25,988)        (19,050)        (23,892)
                                                           --------        --------        --------        --------        --------
        Total reductions ...........................        (10,000)        (11,074)        (25,988)        (19,050)        (23,892)
                                                           --------        --------        --------        --------        --------
Increase (decrease) in other
    items, net .....................................           (152)             26            (543)             (7)            (47)
                                                           --------        --------        --------        --------        --------
        Net increase ...............................       $  2,566        $  3,524        $ 18,782        $  8,359        $ 30,261
                                                           ========        ========        ========        ========        ========

Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the delinquency by contacting the borrower. Generally, Bank personnel work with the delinquent borrower on a case by case basis to solve the delinquency. Generally, a late notice is sent on all delinquent loans followed by a phone call after the thirtieth day of delinquency. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date. If the loan is contractually delinquent for 90 days, the Bank may institute appropriate action to foreclose on the property. Generally, after 120 days, foreclosure procedures are initiated. If foreclosed, the property is sold at public sale and may be purchased by the Bank.

         Real estate acquired by First Security as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or fair value less estimated selling costs. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized.

         The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at April 30, 1997.


                                                           Loans Delinquent For:
                                  -----------------------------------------------------------------        Total Loans Delinquent
                                           60-89 Days                         90 Days and Over               60 Days or More
                                  ----------------------------       ------------------------------    -----------------------------
                                                       Percent                             Percent                          Percent
                                                       of Loan                             of Loan                          of Loan
                                  Number     Amount    Category       Number    Amount     Category    Number     Amount    Category
                                  ------     ------    --------       ------    ------     --------    ------     ------    --------
                                                                                (Dollars in Thousands)
Real Estate:
  One- to four-
   family ..................           9      $  352      .26%          11      $  545          .40%       20      $  897     .66%
  Multi-family .............        --          --        --             1          14          .14         1          14     .14
  Commercial ...............        --          --        --             6         838         5.43         6         838    5.43
Consumer ...................        --          --        --            12          22          .39        12          22     .39
                                  ------      ------                  ----       ------                  ----        ----
Total ......................           9      $  352      .21%          30      $1,419          .84%       39      $1,771    1.05%
                                  ======      ======                  ====       ======                  ====       =====

         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at April 30, 1997, the Bank had classified a total of $2.3 million of its loan and other assets as follows:

                                                                  At
                                                               April 30,
                                                                 1997
                                                                 ----
                                                            (In Thousands)

Substandard...........................................              $1,027
Doubtful assets.......................................               1,231
Loss assets...........................................                 ---
                                                                 ---------
      Total...........................................               2,258
                                                                   =======
General loss allowance................................               1,666
                                                                   =======
Specific loss allowance...............................                 ---
                                                                 =========
Charge-offs, net......................................                 428
                                                                  ========


         First Security's classified assets consist of the non-performing loans referred to below.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. Accrued interest on loans delinquent more than 90 days is reversed out of income and credited to an interest reserve account which offsets the amount of capitalized interest in loans receivable. See Note 1 of the Notes to Consolidated Financial Statements. Foreclosed assets include assets acquired in settlement of loans.

                                                                                                    December 31,
                                                                April 30,    -------------------------------------------------------
                                                                  1997       1996        1995         1994        1993       1992
                                                                  ----       ----        ----         ----        ----       ----
                                                                                            (Dollars in Thousands)
Non-accruing loans:
  One- to four-family ......................................     $    9      $    9      $    9      $   41      $ --        $ --
  Commercial real estate ...................................       --          --          --           254        --          --
                                                                 ------      ------      ------      ------      ------      ------
       Total ...............................................          9           9           9         295        --          --

Accruing loans delinquent more than 90 days:
  One- to four-family ......................................        536       1,111         971         500         985       1,726
  Multi-family .............................................         14         180         367         330          16          62
  Commercial real estate ...................................        625         882         749         257         887         203
  Consumer .................................................        235         226         189          43          11         181
                                                                 ------      ------      ------      ------      ------      ------
       Total ...............................................      1,410       2,399       2,276       1,130       1,899       2,172

Foreclosed assets:
  One- to four-family ......................................       --            40        --          --          --          --
  Commercial real estate ...................................       --          --           499         207          96         170
                                                                                                                             ------
       Total ...............................................       --            40         499         207          96         170

Non-performing leases(1) ...................................        839       1,272        --          --          --          --
                                                                 ------      ------      ------      ------      ------      ------

Total non-performing assets ................................     $2,258      $3,720      $2,784      $1,632      $1,995      $2,342
                                                                 ======      ======      ======      ======      ======      ======

Total as a percentage of total assets ......................       0.87%       1.44%       1.11%       0.72%       1.05%       1.32%
                                                                 ======      ======      ======      ======      ======      ======
- -------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Operating Results for the Four Months Ended April 30, 1997 and April 30, 1996 -- Provision for Loan Losses" for a discussion of the Bank's Bennett Funding leases.



         For the year ended December 31, 1996 and for the four months ended April 30, 1997, gross interest income (less additions to the interest reserve) which would have been recorded had the non-accruing loans (and accruing loans delinquent more than 90 days) been current in accordance with their original terms amounted to $93,000 and $94,000, respectively. The amounts that were included in interest income on non-accruing loans were $0 and $0 for the year ended December 31, 1996, and for the four months ended April 30, 1997, respectively.


         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of April 30, 1997, there were no other loans with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         Management considers the Bank's non-performing and "of concern" assets in establishing its allowance for loan losses.

         The following table sets forth an analysis of the Bank's allowance for loan losses.

                                                      Four Months
                                                          Ended
                                                        April 30,                              Year Ended December 31,
                                                    ----------------       -------------------------------------------------------
                                                    1997       1996         1996       1995      1994         1993          1992
                                                    ----       ----         ----       ----      ----         ----          ----
                                                                                      (Dollars in Thousands)
Balance at beginning of period .................. $ 1,520   $   885     $   885     $   792     $   608     $   360     $   171

Charge-offs:
  One- to four-family ...........................    --        --          --          --          --          --          --
  Multi-family ..................................    --        --          --          --          --          --          --
  Commercial real estate ........................    --          50          68          28        --          --          --
  Construction or development ...................    --        --          --          --          --          --          --
  Consumer ......................................    --        --             3          15        --             1        --
  Leases ........................................     432      --          --          --          --          --          --
                                                  -------   -------     -------     -------     -------     -------     -------
                                                      432        50          71          43        --             1        --

Recoveries:
  One- to four-family ...........................    --        --          --          --          --          --          --
  Multi-family ..................................    --        --          --          --          --          --          --
  Commercial real estate ........................    --        --          --          --          --          --          --
  Construction or development ...................    --        --          --          --          --          --          --
  Consumer ......................................       4      --          --          --             2        --             5
  Leases ........................................    --        --          --          --          --          --          --
                                                  -------   -------     -------     -------     -------     -------     -------
                                                        4      --          --          --             2        --             5
et (charge-offs) recoveries ....................    (428)       (50)        (71)        (43)          2          (1)          5
ditions charged to operations .................      574         42         706         136         182         249         184
                                                  -------    -------     -------     -------     -------     -------     -------
Balance at end of period ........................ $ 1,666   $   877     $ 1,520     $   885     $   792     $   608     $   360
                                                  =======    =======     =======     =======     =======     =======     =======

Ratio of net charge-offs
 (recoveries) during the period
 to average loans outstanding during
  the period ....................................    0.26%     0.03%       0.05%      (0.03)%      ---%        ---%        ---%
                                                  =======    =======     =======     =======     =======     =======     =======

Ratio of net charge-offs
 (recoveries) during the period to
 average non-performing assets ..................   18.95%     1.68%       2.15%      (1.88)%     (0.10)%      0.04%       0.31%
                                                  =======    =======     =======     =======     =======     =======     =======

                  The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:


                                                                                                     December 31,
                                                                                        --------------------------------------
                                                           April 30, 1997                                 1996
                                               -------------------------------------    --------------------------------------
                                                                             Percent                                   Percent
                                                                            of Loans                                  of Loans
                                                 Amount         Loan         in Each       Amount         Loan         in Each
                                                of Loan       Amounts       Category       of Loan       Amounts      Category
                                                  Loss           by         of Total        Loss           by         of Total
                                                Allowance     Category        Loans       Allowance     Category        Loans
                                                ---------     --------        -----       ---------     --------        -----
                                                                              (Dollars in Thousands)
One- to four-family .....................       $    419       $137,479      81.32%          $355       $134,971        81.14%
Multi-family ............................             50          9,708       5.74             56          9,374         5.63
Commercial real estate ..................            311         15,425       9.12            245         15,651         9.41
Construction or
 development ............................           --             --          --             --             --            --
Consumer ................................             69          5,621       3.32             68          5,086         3.06
Loans secured by
  leases ................................            420            839       0.50            318          1,272         0.76
Unallocated .............................            397           --          --             478           --            --
                                                --------       --------      ------       --------       --------      -------
     Total ..............................       $  1,666       $169,072      100.00%       $1,520        $166,354      100.00%
                                                ========       ========      =======      ========       ========      =======


                                                                                 December 31,
                                               -------------------------------------------------------------------------------
                                                                   1995                                 1994
                                               -------------------------------------    --------------------------------------
                                                                             Percent                                   Percent
                                                                            of Loans                                  of Loans
                                                 Amount         Loan         in Each       Amount         Loan         in Each
                                                of Loan       Amounts       Category       of Loan       Amounts      Category
                                                  Loss           by         of Total        Loss           by         of Total
                                                Allowance     Category        Loans       Allowance     Category        Loans
                                                ---------     --------        -----       ---------     --------        -----
                                                                              (Dollars in Thousands)
One- to four-family .................        $    310        $117,379        79.83%        $  284        $110,280       79.53%
Multi-family ........................              56           7,926         5.39             52           7,731        5.58
Commercial real estate ..............             199          15,127        10.29            233          14,344       10.34
Construction or
 development ........................            --              --             --            --              --          --
Consumer ............................              70           5,838         3.97             71           5,860        4.23
Loans secured by
  leases ............................              76             759         0.52             55             448        0.32
Unallocated .........................             174            --             --             97            --            --
                                             --------        --------       -------        --------      --------      ------
     Total ..........................        $    885        $147,029       100.00%        $  792        $138,663      100.00%
                                             ========        ========       =======        ========      ========      ======


                                                                                 December 31,
                                               -------------------------------------------------------------------------------
                                                                   1993                                 1992
                                               -------------------------------------    --------------------------------------
                                                                             Percent                                   Percent
                                                                            of Loans                                  of Loans
                                                 Amount         Loan         in Each       Amount         Loan         in Each
                                                of Loan       Amounts       Category       of Loan       Amounts      Category
                                                  Loss           by         of Total        Loss           by         of Total
                                                Allowance     Category        Loans       Allowance     Category        Loans
                                                ---------     --------        -----       ---------     --------        -----
                                                                              (Dollars in Thousands)
One- to four-family ................          $    225        $ 84,401        77.89%         $165      $ 76,102         75.90%
Multi-family .......................                45           7,632         7.04            20         6,799          6.78
Commercial real estate .............               206          10,820         9.99           105        11,198         11.16
Construction or
 development .......................                15             185         0.17            15           429          0.43
Consumer ...........................                66           5,317         4.91            45         5,742          5.73
Loans secured by
  leases ...........................              --              --             --            --            --           --
Unallocated ........................                51            --             --            10            --           --
                                              --------        --------       -------         -----     --------        ------
     Total .........................          $    608        $108,355       100.00%         $360      $100,270        100.00%
                                              ========        ========       =======         =====     ========        ======

         The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current and prospective loan portfolio and current economic conditions are considered.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

Investment Activities

         General. Generally, the investment policy of First Security is to invest funds among categories of investments based upon the Bank's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. In accordance with the Bank's asset/liability management policy, the Bank has recently focused a significant part of its investment activities on instruments with terms to repricing or maturity of five years or less.

         First Security must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, First Security has maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. At April 30, 1997, First Security's liquidity ratio for regulatory purposes was 8.90%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Liquidity and Capital Resources."

          Prior to December 31, 1993, the Bank recorded its marketable equity securities at the lower of cost or current market value and its remaining investment securities at amortized cost. Unrealized declines in the market value of marketable equity securities were reflected in the equity section of the financial statements. Effective January 1, 1994, First Security adopted SFAS
115. As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of operations. Securities that First Security has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. At April 30, 1997, First Security had no securities which were classified as trading and $27.5 million of mortgage-backed and investment securities classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of retained earnings.

         Mortgage-Backed and Related Securities. In order to supplement its lending activities and achieve its asset/liability management goals, the Bank invests in mortgage-backed and related securities. As of April 30, 1997, all of the mortgage-backed and related securities owned by the Bank are issued, insured or guaranteed either directly or indirectly by a federal agency or are rated "AAA" by a nationally recognized credit rating agency. However, it should be noted that, while a (direct or indirect) federal guarantee or a high credit rating may indicate a high degree of protection against default, they do not indicate that the securities will be protected from declines in value based on changes in interest rates or prepayment speeds.

         Consistent with its asset/liability management strategy, at April 30, 1997, $18.6 million, or 45.4% of First Security's mortgage-backed and related securities were available-for-sale. In addition, on the same date, $17.1 million or 41.7% of the Bank's mortgage-backed and related securities carried adjustable rates. Finally, as discussed further below, at April 30, 1997, the Bank had $1.8 million of collateralized mortgage obligations ("CMOs") with anticipated average lives of five years or less. For additional information regarding the Bank's mortgage-backed securities portfolio, see Note 2 of the Notes to the Consolidated Financial Statements.

         The Bank's CMOs and real estate mortgage investment conduits ("REMICs") are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. The terms to maturity of any particular tranche is dependent upon the prepayment speed of the underlying collateral as well as the structure of the particular CMO or REMIC. Although a significant proportion of the Bank's CMOs and REMICs are interests in tranches which have been structured (through the use of cash flow priority and "support" tranches) to give somewhat more predictable cash flows, the cash flow and hence the value of CMOs and REMICs is subject to change.

         The Bank invests in CMOs and REMICs as an alternative to mortgage loans and conventional mortgage-backed securities as part of its asset/liability management strategy. Management believes that, depending on market conditions, CMOs and REMICs may represent attractive investment alternatives relative to other investments due to the wide variety of maturity and repayment options available. In particular, the Bank has from time to time concluded that short and intermediate duration CMOs and REMICs (five year or less average life) often represent a better combination of rate and duration than adjustable rate mortgage-backed securities.

         To assess price volatility, the Federal Financial Institutions Examination Council ("FFIEC") adopted a policy in 1992 which requires an annual "stress" test of mortgage derivative securities. This policy, which has been adopted by the OTS, requires the Bank to annually test its CMOs and other mortgage-related securities to determine whether they are high-risk or nonhigh-risk securities. Mortgage derivative products with an average life or price volatility in excess of a benchmark 30-year, mortgage-backed, pass-through security are considered high-risk mortgage securities. Under the policy, savings institutions may generally only invest in low-risk mortgage securities in order to reduce interest rate risk. In addition, all high-risk mortgage securities acquired after February 9, 1992 which are classified as high risk at the time of purchase must be carried in the institution's trading account or as assets available-for-sale. At March 31, 1997, the most recent quarterly test date, none of the Bank's mortgage-backed securities were classified as "high-risk."

         The  following   table  sets  forth  the   composition  of  the  Bank's
mortgage-backed securities at the dates indicated.

                                                                                           December 31,
                                                            -----------------------------------------------------------------------
                                       April 30, 1997                1996                      1995                   1994
                                    ------------------      --------------------      -------------------      --------------------
                                    Carrying      % of      Carrying       % of       Carrying       % of      Carrying      % of
                                      Value       Total       Value        Total        Value        Total       Value       Total
                                      -----       -----       -----        -----        -----        -----       -----       -----
                                                                                             (Dollars in Thousands)
Mortgage-backed securities
 held-to-maturity:
  GNMA ............................. $ 8,896     21.69%     $ 9,226        21.05%    $ 5,142        11.39%     $ 7,380      17.32%
  FNMA .............................   3,016      7.36        3,294         7.51       4,526        10.02        8,508      19.96
  FHLMC ............................   5,655     13.79        6,280        14.33       9,806        21.71       19,234      45.13
  CMOs/REMICs ......................   4,822     11.76        5,309        12.11       5,646        12.50        7,499      17.59
                                     -------    ------      -------       ------     -------       ------      -------     ------
                                      22,389     54.60       24,109        55.00      25,120        55.62       42,621     100.00
Mortgage-backed securities
 available-for-sale:
  GNMA .............................   3,277      7.99        3,425         7.81       2,924         6.47        --          --
  FNMA .............................   6,197     15.11        6,572        14.99       6,383        14.14        --          --
  FHLMC ............................   8,400     20.49        8,985        20.50       9,992        22.12        --          --
  CMOs/REMICs ......................     742      1.81          745         1.70         745         1.65        --          --
                                     -------    ------      -------       ------     -------       ------     -------      ------
                                      18,616     45.40       19,727        45.00      20,044        44.38        --          --
                                     -------    ------      -------       ------     -------       ------     -------      ------

     Total mortgage-backed
       securities .................. $41,005    100.00%     $43,836       100.00%    $45,164       100.00%    $42,621     100.00%
                                     =======    ======      =======       ======     =======       ======     =======     ======

         The following table sets forth the contractual maturities of the Bank's mortgage-backed securities at April 30, 1997.

                                                                                                                April 30,
                                                               Due in                                             1997
                              ----------------------------------------------------------------------   -----------------------------
                              6 Months      6 Months      1 to        3 to 5     5 to 10    10 to 20   Over 20   Amortized  Carrying
                               or Less     to 1 Year     3 Years       Years      Years      Years      Years     Cost       Value
                               -------     ---------     -------       -----      -----      -----      -----     ----       -----
                                                                         (In Thousands)
Federal Home Loan
  Mortgage Corporation .....    $ --         $458         $   1      $   172    $ 1,785    $ 3,256    $ 8,598    $14,270    $14,055
Federal National
  Mortgage Association .....      --         --             386         --        1,470      1,179      6,344      9,379      9,213
Government National
  Mortgage Association .....      --         --            --           --          522        718     10,928     12,168     12,173
CMOs and REMICs ............      --         --             780         --        1,364      1,244      2,147      5,535      5,564
                                ------    -------       -------      -------    -------    -------    -------    -------    -------

     Total .................    $ --         $458       $ 1,167      $   172    $ 5,141    $ 6,397    $28,017    $41,352    $41,005
                                ======    =======       =======     ========    =======    =======    =======    =======    =======

         As of April 30, 1997, the Bank did not have any mortgage-backed securities in excess of 10% of retained earnings except for FNMA, FHLMC and GNMA issues, amounting to $9.2 million, $14.1 million and $12.2 million, respectively.

         The market values of a portion of the Bank's mortgage-backed securities held-to-maturity have been from time to time lower than their carrying values. However, for financial reporting purposes, such declines in value are considered to be temporary in nature since they have been due to changes in interest rates rather than credit concerns. See Note 2 of the Notes to the Consolidated Financial Statements.

         The following table shows mortgage-backed securities purchase, sale and repayment activities of the Bank for the periods indicated.


                                                          Four Months Ended                                Year Ended
                                                              April 30,                                    December 31,
                                                      -------------------------         --------------------------------------------
                                                         1997              1996            1996             1995             1994
                                                         ----              ----            ----             ----             ----
                                                                                            (In Thousands)
Purchases:
 Adjustable-rate ..............................        $   --           $  2,396         $  2,396         $  8,197         $  1,460
 Fixed-rate ...................................            --               --              4,583            1,498            3,830
 CMOs .........................................            --                510              510             --              3,446
                                                       --------         --------         --------         --------         --------
  Total purchases .............................            --              2,906            7,489            9,695            8,736

 Principal repayments .........................          (2,872)          (1,169)          (8,639)          (6,999)         (11,211)
 Discount/premium net change ..................              (2)            --                 16              (39)            (349)
 Fair value net change ........................             (39)             (76)            (194)            (114)            --
                                                       --------         --------         --------         --------         --------
  Net increase (decrease) .....................        $ (2,913)        $  1,661         $ (1,328)        $  2,543         $ (2,824)
                                                       ========         ========         ========         ========         ========


         The Bank's holdings of mortgage-backed securities are a significant portion of the Bank's total assets. Since pass-through mortgage-backed securities generally carry a yield approximately 50 to 100 basis points below that of the corresponding type of residential loan (due to the implied federal agency guarantee fee and the retention of a servicing spread by the loan servicer), and the Bank's CMOs and REMICs also carry lower yields (due to the implied federal agency guarantee and because such securities tend to have shorter actual durations than 30 year loans), in the event that the proportion of the Bank's assets consisting of mortgage-backed and related securities increases, the Bank's asset yields could be somewhat adversely affected. The Bank will evaluate mortgage-backed and related securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

         Other Securities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         In order to complement its lending and mortgage-backed securities, and to increase its holding of short and intermediate term assets, the Bank invests in liquid investments and in high-quality investments, such as U.S. Treasury and agency obligations. At April 30, 1997 and December 31, 1996, the Bank's securities portfolio totaled $37.2 million and $34.8 million, respectively. At April 30, 1997, the Bank did not own any other securities of a single issuer which exceeded 10% of the Bank's retained earnings, other than federal agency obligations. See Note 2 of the Notes to the Consolidated Financial Statements for additional information regarding the Bank's other securities portfolio.

         The following table sets forth the composition of the Bank's other securities and other earning assets at the dates indicated.

                                                                                            December 31,
                                                                --------------------------------------------------------------------
                                             April 30, 1997              1996                  1995                   1994
                                            ---------------     -------------------    -----------------     -----------------------
                                            Carrying   % of     Carrying      % of     Carrying     % of      Carrying      % of
                                             Value     Total      Value       Total      Value      Total       Value       Total
                                             -----     -----      -----       -----      -----      -----       -----       -----
                                                                           (Dollars in Thousands)
Securities held-to-maturity:
  Federal agency obligations ............   $22,801    61.33%    $20,320     58.43%    $15,445      45.02%    $12,452       37.07%
  Municipal bonds .......................     5,207    14.01       5,208     14.98       4,768      13.90       5,120       15.25
  Corporate Notes .......................       251     0.67         251      0.72         353       1.02         354        1.05
                                            -------   ---------  -------   ---------    -------    ---------- -------      ------
                                             28,259    76.01      25,779     74.13      20,566      59.94      17,926       53.37
Securities available-for sale:
  US government securities ..............     3,321     8.93       3,350      9.63       7,936      23.13      10,203       30.38
  Mutual Funds ..........................     5,598    15.06       5,645     16.23       5,737      16.72       5,389       16.04
  Other Equity ..........................      --        --            2      0.01          70       0.21          70        0.21
                                            -------   ---------    ------- ---------    -------    ---------- -------      ------
                                              8,919    23.99       8,997     25.87      13,743      40.06      15,662       46.63
                                            -------   ---------    ------- ---------    -------    ---------- -------      ------

       Total securities .................   $37,178   100.00%    $34,776    100.00%    $34,309     100.00%    $33,588      100.00%
                                            =======   =========  =======   =========   =======     ========== =======      ======

Average remaining life of
   securities: ..........................   _______              _______               _______                 _______

Other earning assets:
  Interest-earning deposits
   with banks ...........................   $   904    18.24%    $ 2,713     44.58%    $ 9,490      71.12%    $ 1,588       38.68%
  FHLB stock ............................     1,852    37.37       1,673     27.49       1,553      11.64       1,318       32.10
  Federal funds sold ....................     2,000    40.35       1,500     24.65       2,100      15.74       1,000       24.35
  Time deposit in other
   financial institutions ...............       200     4.04         200      3.28         200       1.50         200        4.87
                                            -------   ---------    -------  ---------  -------    ----------  -------      ------
        Total ...........................   $ 4,956   100.00%     $6,086    100.00%    $13,343     100.00%     $4,106      100.00%
                                            =======   =========    =======  =========  =======    ==========  =======      ======

         The composition and maturities of the other securities portfolio, excluding FHLB stock, are indicated in the following table.

                                                              April 30, 1997
                                     ---------------------------------------------------------------------------
                                      Less Than     1 to 5       5 to 10       Over
                                       1 Year        Years        Years      10 years       Total Securities
                                       ------        -----        -----      --------     ----------------------

                                      Amortized    Amortized    Amortized    Amortized     Amortized        Fair
                                        Cost         Cost         Cost         Cost          Cost           Value
                                        ----         ----         ----         ----          ----           -----
                                                                      Dollars in Thousands)
US government securities ........... $   999        $ 1,991      $  --          259        $ 3,249        $ 3,321
Federal agency obligations(1) ......    --            2,444       15,347      5,010         22,801         22,801(1)
Municipal bonds ....................     100          1,448        2,175      1,484          5,207          5,221
Corporate notes ....................     250           --           --         --              250            251
                                     -------        -------      -------     ------        -------        -------
Total securities ................... $ 1,349        $ 5,883      $17,522    $ 6,753        $31,507        $31,594
                                     =======        =======      =======    =======        =======        =======
Weighted average yield .............    6.89%          6.31%        6.76%      7.20%          6.74%
                                     =======        =======      =======    =======        =======
- ----------------

(1) $26 million are callable securities.


         See Note 2 of the Notes to the Consolidated Financial Statements for a discussion of the Bank's securities portfolio.

Sources of Funds

         General. The Bank's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         Deposits. First Security offers deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook, NOW, money market and various certificate accounts. The Bank relies primarily on competitive pricing and customer service to attract and retain these deposits. The Bank's customers may access their accounts through any of the Bank's five offices and five automated teller machines ("ATMs"). In addition, the Bank's customers may access their accounts through several nationwide ATM networks. The Bank only solicits deposits in its market area and does not currently use brokers to obtain deposits.

         The Bank manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. However, as some customers have become more interest rate conscious, the Bank has become more susceptible to short-term fluctuations in its certificate of deposit flows.

         Management believes that the "core" portion of the Bank's regular savings, NOW and money market accounts, which amounted to $90.8 million or 41.4% of total deposits at April 30, 1997, can have a lower cost and be more resistant to interest rate changes (and competing non-depository financial products) than certificate accounts. The Bank utilizes customer service, community outreach and marketing initiatives in an effort to build and maintain the volume of such deposits. However, there can be no assurance as to whether the Bank will be able to maintain or increase its core deposits in the future.

         The table below sets forth the Bank's deposit flows for the periods indicated.

                                                 Four Months Ended                               Year Ended
                                                     April 30,                                  December 31,
                                           -----------------------------         ----------------------------------------------
                                                 1997              1996             1996              1995               1994
                                                 ----              ----             ----              ----               ----
                                                                        (Dollars In Thousands)
Opening balance......................        $ 219,505          $ 209,387         $ 209,387         $ 195,875         $ 161,715
Deposits.............................          122,486            114,416           347,280           348,404           344,471
Withdrawals..........................        (125,591)          (113,652)         (346,192)         (343,039)         (316,340)
Interest credited....................            2,587              2,602             9,030             8,147             6,029
                                           -----------         ----------        ----------        ----------        ----------

Ending balance.......................        $ 218,987           $212,753          $219,505          $209,387          $195,875
                                             =========           ========          ========          ========          ========

Net increase (decrease)..............     $      (518)         $    3,366         $  10,118         $  13,512         $  34,160
                                          ===========          ==========         =========         =========         =========

Percent increase (decrease)..........            (0.24)%             1.61%             4.83%            6.90%            21.12%
                                                 =====               ====              ====             ====             =====

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank as of the dates indicated.

                                                April 30,                                     December 31,
                                 ------------------------------------   ---------------------------------------------------------
                                       1997               1996               1996                 1995               1994
                                 -----------------   ----------------   ----------------    ----------------    -----------------
                                           Percent            Percent             Percent             Percent             Percent
                                 Amount    of Total  Amount   of Total  Amount    of Total   Amount   of Total  Amount    of Total
                                 ------    --------  ------   --------  ------    --------   ------   --------  ------    --------
                                                                               (Dollars in Thousands)
Transactions and
Savings Deposits
Passbook Accounts 3.00% ....... $ 71,203    32.5% $ 69,509      32.7% $ 71,167      32.4% $ 69,631      33.3% $ 73,548      37.5%
NOW Accounts 2.23% ............   14,505     6.6    13,077       6.1    14,509       6.6    13,262       6.3    11,673       6.0
Money Market Accounts 3.06% ...    5,137     2.3     5,488       2.6     5,107       2.3     5,612       2.7     6,928       3.5
                                --------   -----    --------   -----    --------   -----    --------   -----    --------   -----

Total Non-Certificates ........   90,845    41.4    88,074      41.4    90,783      41.3    88,505      42.3    92,149      47.0

Certificates:
0.00 - 3.99% ..................     --      --          35       --        119       0.1       310       0.1    20,075      10.2
4.00 - 5.99% ..................  114,663    52.4   106,459      50.0   116,397      53.0    87,775      41.9    76,704      39.2
6.00 - 7.99% ..................   13,365     6.1    18,023       8.5    12,094       5.5    32,629      15.6     6,238       3.2
8.00 - 9.00% ..................      114     0.1       162       0.1       112       0.1       168       0.1       709       0.4
                                --------   -----   --------    -----   --------    -----    ------     -----    ------     -----

Total Certificates ............  128,142    58.6   124,679      58.6   128,722      58.7   120,882      57.7   103,726      53.0
                                --------   -----   --------    -----   --------    -----   -------     -----   -------     -----

Total Deposits ................ $218,987   100.0% $212,753     100.0% $219,505     100.0% $209,387     100.0% $195,875     100.0%
                                ========   =====   ========    =====   ========    =====   =======     =====   =======     =====
- -------


(1)  Includes $4.1 million from not for profit organizations.



         The following table shows rate and maturity information for the Bank's certificates of deposit as of April 30, 1997.


                         Less Than      1 to 2        2 to 3        3 to 4        4 to 5     Greater
                          1 Year         Years         Years         Years         Years    than 5 Years      Total
                          ------         -----         -----         -----         -----    ------------      -----
                                                            (Dollars in Thousands)
4.00 - 4.99%..........    $   8,774     $      18      $    ---      $    ---     $     ---       $   ---     $   8,792
5.00 - 5.99%..........       91,255        10,136         1,910           961         1,609           ---       105,871
6.00 - 6.99%..........        1,888            95         4,433         1,671         2,695           ---        10,782
7.00 - 7.99%..........          229           ---         1,629           102           623           ---         2,583
8.00 - 8.99%..........           18            46           ---           ---           ---            50           114
                         ----------    ----------     ---------     ---------     ---------       -------   -----------
                           $102,164       $10,295        $7,972        $2,734        $4,927            50      $128,142
                           ========       =======        ======        ======        ======       =======      ========




         The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of April 30, 1997.

                                                                           Maturity
                                               ----------------------------------------------------------------
                                                                     Over             Over
                                                  3 Months          3 to 6           6 to 12           Over
                                                   or Less          Months           Months          12 Months       Total
                                               --------------   --------------   --------------   --------------   ----------
                                                                                 (In Thousands)
Certificates of deposit less than
 $100,000...................................      $30,123          $26,170          $22,571          $17,639         $ 96,503
Certificates of deposit $100,000
 or more....................................       10,033            7,876            5,391            8,339           31,639
                                                 --------         --------         --------         --------         --------
     Total certificates of deposit..........      $40,156          $34,046          $27,962          $25,978         $128,142
                                                  =======          =======          =======          =======         ========


         For additional information regarding the composition of the Bank's deposits, see Note 7 of the Notes to the Consolidated Financial Statements.

         Borrowings. First Security's other available sources of funds include advances from the FHLB of Chicago and other borrowings. The Bank's FHLB advances to date have primarily consisted of subsidized borrowings to fund special housing programs. As a member of the FHLB of Chicago, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Chicago may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. See Note 8 of the Notes to the Consolidated Financial Statements.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated.

                                                         Four Months Ended                             Year Ended
                                                             April 30,                                December 31,
                                                      -----------------------            ---------------------------------------
                                                        1997             1996             1996             1995             1994
                                                        ----             ----             ----             ----             ----
                                                                                (Dollars In Thousands)
Maximum Balance:
  FHLB Advances.............................           $7,500           $3,000           $4,000          $10,000           $3,000

Average Balance:
  FHLB Advances.............................           $5,400           $3,000           $3,333           $3,769           $2,846

Weighted average interest rate of
  FHLB advances.............................            5.75%            5.17%            5.25%            5.25%            6.30%


Subsidiary Activities

         As a federally chartered savings bank, First Security is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly.

         At April 30, 1997, First Security had one wholly owned service corporation, Western Security Corporation ("Western" or the "Subsidiary"). Western, an Illinois corporation, was incorporated November 1977 for the purpose of offering customers and members of the general public credit, life, mortgage and disability insurance. First Security's investment in Western was $47,000 as of April 30, 1997. Western recognized net income (loss) of $(6,000) during the four months ended April 30, 1997 and $3,000 during the year ended December 31, 1996.

Competition

         First Security faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from credit unions, mortgage bankers, commercial banks and other savings institutions, which also make loans secured by real estate located in the Bank's market area. First Security competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates, community outreach and the quality of services it provides to borrowers.

         Competition for those deposits is principally from credit unions, commercial banks, mutual funds, securities firms and other savings institutions located in the same communities. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Bank competes for these deposits by offering competitive rates, convenient business hours, community outreach and a customer oriented staff.

Properties

         The following table sets forth information concerning the main office and each branch office of the Bank at April 30, 1997. At April 30, 1997, the Bank's premises had an aggregate net book value of approximately $3.8 million.

                                                    Year                           Net Book Value
                                                  Acquired/       Owned or              at
          Location                              Established       Leased          April 30, 1997       Deposits
          --------                              -----------       ------          --------------       --------
                                                                        (In Thousands)
Main Office:

936 North Western Avenue                            1964         Owned                 $1,340          $143,958
Chicago, Illinois 60622-4695

Branch Offices:

2166 Plum Grove Road                                1977          Leased(1)                 4            11,444
Rolling Meadows, Illinois 60008

820 N. Western Avenue                               1983          Owned                   257             2,266
Chicago, Illinois 60622

5670 N. Milwaukee Avenue                            1993          Owned                 1,197            11,321
Chicago, Illinois  60646

7918 Bustleton Avenue                               1994          Owned                   663            49,998
Philadelphia, Pennsylvania 19152


- ---------


(1)  The lease expires in July 2000.




         The Bank believes that its current facilities are adequate to meet the present and foreseeable future needs of the Bank and the Holding Company. However, in the future, the Bank may consider the addition of one or more new branches within the Chicago or Philadelphia areas.

         The Bank's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Bank at April 30, 1997 was approximately $110,700.

Legal Proceedings

         From time to time, First Security is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Holding Company's and the Bank's financial position or results of operations.

                                   REGULATION

General

         First Security is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, First Security is subject to broad federal regulation and oversight extending to all its operations. First Security is a member of the FHLB of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of First Security, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. First Security is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of First Security are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over First Security.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, First Security is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of First Security were as of June 30, 1996 and April 23 1990, respectively. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require First Security to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including First Security and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of First Security is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. First Security is in compliance with the noted restrictions.

         First Security's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At April 30, 1997, First Security's lending limit under this restriction was $4.5 million. Assuming the sale of the minimum number of shares in the Conversion at April 30, 1997, that limit would be increased to $6.4 million. First Security is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

Insurance of Accounts and Regulation by the FDIC

         First Security is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to
 .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.

         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provides for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate was established at .657% of deposits and the assessment was paid in November 1996. Based on First Security's level of SAIF deposits at March 31, 1995, First
Security's assessment was approximately $1.3 million on a pre-tax basis. This special assessment significantly increased noninterest expense and adversely affected the Bank's results of operations for the year ended December 31, 1996.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as First Security. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates established by the FDIC to implement this requirement for all FDIC-insured institutions are a 6.5 basis points assessment on SAIF deposits and 1.5 basis points on BIF deposits until BIF insured institutions participate fully in the assessment.

Regulatory Capital Requirements

         Federally insured savings associations, such as First Security, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

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         The capital  regulations  require  tangible capital of at least 1.5% of adjusted total assets (as defined by  regulation).  Tangible  capital  generally
includes  common   stockholders'   equity  and  retained  income,   and  certain
noncumulative perpetual First Security stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At April 30, 1997, First Security had $400,000 of intangible assets recorded as assets on its financial statements, as a result of its acquisition of assets and assumption of liabilities from the Resolution Trust Corporation in 1994. See Note 6 of the Notes to Consolidated Financial Statements.


         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.


         Assuming the Bank would have been subject to the OTS capital requirements, at April 30, 1997, First Security had tangible capital of $29.5 million, or 11.4% of adjusted total assets, which is approximately $25.6 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, First Security would have had tangible capital equal to 15.9%, 16.7% and 17.5%, respectively, of adjusted total assets at April 30, 1997, which is $39.4 million, $42.0 million and $44.5 million, respectively, above the requirement.


         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio.


         At April 30, 1997, First Security had core capital equal to $29.5 million, or 11.4% of adjusted total assets, which is $21.7 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, First Security would have had core capital equal to 15.9%, 16.7% and 17.5%, respectively, of adjusted total assets at April 30, 1997, which is $35.3 million, $37.8 million and $40.3 million, respectively, above the requirement.


          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital


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consists of certain  permanent  and  maturing  capital  instruments  that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At April 30, 1997, First Security had $1.7 million of general loss reserves of which $1.6 million qualifies as supplementary capital, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. First Security had no such exclusions from capital and assets at April 30, 1997.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. Based upon its capital level and assets size at April 30, 1997, First Security would qualify for an exemption from the requirement.

         On April 30, 1997, First Security had total capital of $31.1 million (including $29.5 million in core capital and $1.6 million in qualifying supplementary capital) and risk-weighted assets of $127.5 million; or total capital of 24.4% of risk-weighted assets. This amount was $20.9 million above the 8% requirement in effect on that date. On a pro forma basis, after giving


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effect to the sale of the  minimum,  midpoint  and  maximum  number of shares of
Common Stock offered in the Conversion, the infusion to First Security of 50% of the net Conversion proceeds and the investment of those proceeds to First Security in 20% risk-weighted government securities, First Security would have had total capital of 34.7%, 36.5% and 38.4%, respectively, of risk-weighted assets, which is above the current 8% requirement by $33.2 million, $35.5 million and $37.8 million, respectively.


         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on First Security may have a substantial adverse effect on First Security's operations and profitability and the value of the Common Stock purchased in the Conversion. Holding Company stockholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution in the percentage of ownership of the Holding Company of those persons purchasing shares in the Conversion.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a

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savings  association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "-Restrictions on Repurchase of Stock."

         Generally, savings associations, such as First Security, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. First Security may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association that is a subsidiary of a holding company may make a capital distribution with notice to the OTS provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings associations, including First Security, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what First Security includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.


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         In  addition,  short-term  liquid  assets  (e.g.,  cash,  certain  time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At April 30, 1997, First Security was in compliance with both requirements, with an overall liquid asset ratio of 8.90% and a short-term liquid assets ratio of 5.60%

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association  must be in  compliance  with  approved  and  documented  investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held-to-maturity, available-for-sale or trading) with appropriate documentation. First Security is in compliance with these amended rules.

         The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test

         All savings associations, including First Security, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At April 30, 1997, First Security met the test with 78.5% of its portfolio assets in qualified thrift investments and has always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."


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Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of First Security, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by First Security. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, First Security may be required to devote additional funds for investment and lending in its local community. First Security was examined for CRA compliance in April 1996 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of First Security include the Holding Company and any company which is under common control with First Security. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.


         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must be made on terms substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

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

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than First Security or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If First Security fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At April 30, 1997, First Security was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-Liquidity."

         Savings  associations are authorized to borrow from the Federal Reserve
Bank  "discount   window,"  but  Federal  Reserve  Board   regulations   require

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associations to exhaust other reasonable alternative sources of funds, including
FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         First Security is a member of the FHLB of Chicago, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing. The aggregate amount of advances cannot exceed 20 times the amount of FHLB stock held by the institutions.

         As a member, First Security is required to purchase and maintain stock in the FHLB of Chicago. At April 30, 1997, First Security had $1.9 million in FHLB stock, which was in compliance with this requirement. In past years, First Security has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 6.12% and were 6.8% for calendar year 1996. As a result of their holdings, the Bank could borrow up to $38.0 million from the FHLB.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Security's FHLB stock may result in a corresponding reduction in First Security's capital.

         For the year ended December 31, 1996, dividends paid by the FHLB of Chicago to First Security totaled $111,000, which constitute a $13,000 increase from the amount of dividends received in calendar year 1995. The $33,000 dividend received for the four months ended April 30, 1997 reflects an annualized rate of 5.8%, which is 100 basis points less than the rate for calendar 1996.

Federal and State Taxation

         In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Bank must recapture that portion of the reserve that exceeds the balance of its reserves as of the close of its 1987 tax year. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Company does not believe that the legislation will have a material impact on the Company or the Bank.

         In addition to the regular income tax, corporations, including savings associations such as First Security, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income..

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1996, First Security's excess for tax purposes totaled approximately $2.0 million.

         First Security files its federal, state and local income tax returns on a calendar year basis using the accrual method of accounting.

         First Security has not been audited by the IRS with respect to consolidated federal income tax returns in the past five years. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiary and predecessors of, or entities merged into, First Security) would not result in a deficiency which could have a material adverse effect on the financial condition of First Security and its consolidated subsidiary.

         Illinois Taxation. For Illinois income tax purposes, the Bank is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations).

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

                                   MANAGEMENT

Directors and Executive Officers of the Holding Company and of the Bank

         Directors and Executive Officers of the Holding Company. The Board of Directors of the Holding Company currently consists of nine members. The directors of the Holding Company are currently comprised of the directors of the Bank. See "- Board of Directors of the Bank." Directors of the Holding Company serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as that of the Bank's board. Upon the completion of the Conversion, the Holding Company intends to pay directors a fee of $850 per board meeting attended and $100 per committee meeting attended. For information regarding stock options and restricted stock proposed to be awarded to directors following stockholder ratification of such plans, see "- Benefit Plans."

         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The following table sets forth information regarding executive officers of the Holding Company. Each executive officer of the Holding Company has held his or her position since the incorporation of the Holding Company in July 1997.

       Name                                        Title
       ----                                        -----
Julian Kulas                       President and Chief Executive Officer
Harry I. Kucewicz                  Treasurer and Chief Financial Officer
Mary H. Korb                       Vice-President - Lending
Irene S. Subota                    Vice-President - Savings
Adrian Hawryliw                    Vice President - Philadelphia Branch Manager


         The Holding Company does not initially intend to pay executive officers any fees in addition to fees payable to such persons as executive officers of the Bank. For information regarding compensation of directors and executive officers of the Bank, see "Management - Director Compensation" and "- Executive Compensation." For information regarding stock options and restricted stock proposed to be awarded to directors and executive officers following stockholder ratification of the Holding Company's stock-based plans, see "- Benefit Plans."

         Board of Directors of the Bank. Prior to the Conversion, the direction and control of the Bank, as a mutual savings institution, was vested in its Board of Directors. Upon conversion of the Bank to stock form, each of the directors of the Bank will continue to serve as a director of the converted Bank. The Board of Directors of the Bank currently consists of nine members. The directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of members. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Bank after the Conversion, directors of the Holding Company will elect the directors of the Bank.

         The following table sets forth certain information regarding the directors of the Bank.

                                                                                                Director      Term
      Name                        Position(s) Held With the Bank                     Age(1)       Since      Expires
      ----                        ------------------------------                     ------       -----      -------
Steve Babyk                  Director                                                  50         1993        1998
Lila Maria Bodnar            Director and Recording Secretary                          38         1995        1998
Myron Dobrowolsky            Director                                                  63         1985        2000
Terry Gawryk                 Director and Secretary                                    43         1981        1999
Julian Kulas                 Director, President and Chief Executive Officer           62         1964        2000
George Kawka                 Director                                                  53         1986        1998
Paul Nadzikewycz             Chairman of the Board                                     58         1973        2000
Jaroslav H. Sydorenko        Director                                                  55         1993        1999
Chrysta Wereszczak           Director                                                  41         1993        1999
- --------------------

(1)  At April 30, 1997.


         The business experience of each director of the Holding Company for at least the past five years is set forth below.

         Steve Babyk. Mr. Babyk has worked at Union Tank Car Company since 1969 and is currently the Director of Fleet Leasing. Mr. Babyk is primarily responsible for the care and leasing of over 50,000 railroad cars in the United States, Canada and Mexico.

         Lila Maria Bodnar. Ms. Bodnar was an accountant with the First National Bank of Chicago from 1981 to 1985 and was a manager in the accounting department of the Chicago branch of the Bank of Montreal from 1985 to 1991. Ms. Bodnar has a Masters of Business Administration from Loyola University, Chicago, Illinois.

         Myron Dobrowolsky. Mr. Dobrowolsky has been a construction project manager with the engineering firm of Dames and Moore, Chicago, Illinois since 1991. Previously, Mr. Dobrowolsky was an engineer with the Illinois Highway Department.

         Terry Gawryk. Mr. Gawryk has practiced law in Chicago, Illinois since 1979.

         Julian Kulas. Mr. Kulas has served as the President and Chief Executive Officer of the Bank since 1964. Mr. Kulas has also been engaged in the private practice of law since 1959. Mr. Kulas is extremely active in community affairs and holds a variety of positions on not-for-profit organizations. Mr. Kulas has been a Commissioner on the Chicago Commission on Human Relations since 1981.

         George Kawka. Mr. Kawka has been a senior architectural/engineering project manager with PAL Telecom Group since 1994 and was previously a senior project manager with AIC Security Systems, all in Chicago, Illinois.

         Paul Nadzikewycz. Mr. Nadzikewycz, a licensed podiatrist, has been a self-employed investor focusing primarily on real estate since 1987. In addition, since January 1997, Mr. Nadzikewycz has served as President and Chief Executive Officer of Oakley Assoc. Ltd., a legal software developer.

         Jaroslav H. Sydorenko. Mr. Sydorenko has been a credit manager at Kanematsu USA, Inc., an import/export trading company located in Chicago, Illinois since 1985.

         Chrysta Wereszczak. Ms. Wereszczak was employed by the Unisys Corporation from 1982 to 1989 in a variety of positions, including Financial Manager and Regional Financial Analyst. She is currently involved with B&B Formica, a manufacturing business she owns with her spouse. Ms. Wereszczak is a member of the St. Nicholas School Board.

         Executive Officers Who Are Not Directors. Each of the executive officers of the Bank will retain his or her office in the converted Bank. Officers are elected annually by the Board of Directors of the Bank. The business experience of the executive officers who are not also directors is set forth below.

         Harry Kucewicz. Mr. Kucewicz, age 40, is currently serving as the Treasurer and Chief Operating and Financial Officer of the Bank. He began working at the Bank in 1978 as the Controller. He was elected Treasurer and Chief Financial Officer in 1990 and Chief Operating Officer in August 1994.

         Mary H. Korb. Ms. Korb, age 49, is currently Vice President - Lending of the Bank. In such capacity, Ms. Korb supervises all aspects of the Bank's lending operations including lending compliance. Ms. Korb has been with the Bank since 1970 and has served in her present capacity since March 1991.

         Irene S. Subota. Ms. Subota, age 51, currently serves as Vice President
- - Savings of the Bank. In such capacity, Ms. Subota is in charge of all aspects of the Bank's savings function including compliance. Ms. Subota has been employed by the Bank since 1973 and has served in her current position since 1992.

         Adrian Hawryliw. Mr. Hawryliw, age 61, has served as Philadelphia Branch Manager of the Bank since 1994 when the Philadelphia, Pennsylvania branch was acquired from the Resolution Trust Corporation and is currently a Vice President of the Bank. Mr. Hawryliw is responsible for supervising operations of the Philadelphia, Pennsylvania branch, including business development, retail deposits, real estate lending, accounting and marketing. He has over 34 years of banking experience in the Philadelphia area, holding various positions including Chief Financial Officer and Vice President/ Investments for other area institutions.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer of the Holding Company or as a director or officer of another company, if the director or officer held such position at the request of the Holding

Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These provisions may have the effect of deterring shareholder derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action. A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company may obtain such insurance.

Meetings and Committees of Board of Directors

         The Bank. The Bank's Board of Directors meets on a monthly basis. The Board of Directors met 13 times during the fiscal year ended December 31, 1996. During fiscal 1996, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.

         The Bank has standing Executive, Audit, Salary Review, Loan and Investment Committees.

         The Executive Committee provides oversight of Board-related matters in-between regularly scheduled Board Meetings. The Executive Committee is comprised of Director Gawryk and President Julian Kulas. This committee met approximately five times during fiscal year 1996.

         The Audit  Committee is comprised of Directors  Bodnar,  Sydorenko  and
Wereszczak. This Committee oversees and reviews the Bank's financial and internal control matters. The Audit Committee also reviews the Bank's audited financial statements with the Bank's outside auditors and the Report of the Examination with the OTS examiners, either separately or with the full Board. This committee met four times in 1996.

         The Salary Review Committee oversees and reviews the Bank's compensation policies and sets the compensation levels for Executive Management. This committee is comprised of Directors Gawryk, Nadzikewycz, Wereszczak and Babyk and met three times in 1996.

         The Loan Committee is composed of Directors  Dobrowolsky,  Gawryk,  and
Babyk and Vice-President Korb. The Loan Committee reviews loan applications weekly and sets interest rates for all loan types. The Loan Committee met 24 times in 1996.

         The Investment Committee is composed of President Kulas, Vice President Hawryliw, Treasurer Kucewicz and Director Bodnar. This committee meets at least once a month to handle the investments for the Bank and the implementation of the Bank's strategy as it relates to interest rate risk and reinvestment options. The Investment Committee met eight times in 1996.


         The Holding Company. The Board of Directors of the Holding Company has established standing Executive, Audit, Compensation and Nominating Committees.


Director Compensation

         Directors of the Bank are paid a monthly fee of $850 for service on the Board of Directors. Chairman Paul Nadzikewycz and Recording Secretary Lila Maria Bodnar each receive an additional fee of $250 per month. Directors receive additional compensation of $100 for each committee meeting attended.

Executive Compensation

         The following table sets forth information concerning the compensation accrued for services in all capacities to First Security for the fiscal year ended December 31, 1996 for the Bank's President and Chief Executive Officer. No other executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1996.


                           Summary Compensation Table

                                                                                      Long Term Compensation
                                                    Annual Compensation                       Awards
                                             -------------------------------------    ----------------------------
                                                                      Other Annual    Restricted Stock   Options/       All Other
     Name and Principal Position     Year   Salary($)    Bonus($)   Compensation($)     Award ($)(1)   SARs (#)(1)   Compensation($)
     ---------------------------     ----   ---------    --------   ---------------     ------------   -----------   ---------------
Julian E. Kulas
President, Chief Executive Officer
and Director                         1996   $127,966      $5,419      $7,800                 ---            ---          $22,240(2)

- ----------


(1) Pursuant to the proposed Stock Option Plan, the Holding Company intends to grant Mr. Kulas an option to purchase a number of shares equal to 2.5% (93,725 shares at the minimum and 124,625 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock issued in the Conversion at an exercise price equal to the market value per share of the Common Stock on the date of grant. See "- Stock Option and Incentive Plan." In addition, pursuant to the proposed RRP, the Holding Company intends to grant to Mr. Kulas a number of shares of restricted stock equal to 1.0% (37,490 shares at the minimum and 49,850 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock sold in the Conversion. See "- Recognition and Retention Plan."

(2) This amount consists of $22,240 received through the Bank's Profit Sharing Plan.

         Employment Agreement and Severance Agreements. The Bank intends to enter into an employment agreement with President Kulas providing for an initial term of three years and change in control severance agreements with executive officers Kucewicz, Korb, Subota and Hawryliw providing for an initial term of two years. The agreements have been filed with the OTS as part of the application of the Holding Company for approval to become a savings and loan holding company.


         Mr. Kulas' employment agreement will become effective upon completion of the Conversion and provide for an annual base salary in an amount not less than his current salary and provide for an annual extension subject to the performance of an annual formal evaluation by the Board of Directors of the Bank. The agreement also provides for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreement is terminable by the employee upon 90 days' notice to the Bank.

         The employment agreement provides for payment to Mr. Kulas of an amount equal to 299% of his five-year annual average base compensation, in the event there is a "change in control" of the Bank where employment involuntarily terminates in connection with such change in control, as defined, or within twelve months thereafter. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." If the employment of Mr. Kulas had been terminated as of April 30, 1997 under circumstances entitling him to severance pay as described above, he would have been entitled to receive a lump sum cash payment of approximately $382,600. The agreement also provides for the continued health coverage for the remainder of the term of his contract should he be involuntarily terminated in the event of change in control.

         The Bank intends to enter into change in control severance agreements with officers Kucewicz, Korb, Subota and Hawryliw. The agreements become effective upon completion of the Conversion and provide for an initial term of 24 months. The agreements provide for extensions of one year, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by the Bank. The agreements provide for termination for cause or in certain events specified by OTS regulations.

         The agreements provide for a lump sum payment to the employee of 200% of their annual base compensation and the continued payment for the remaining term of the contract of life and health insurance coverage maintained by the Bank in the event there is a "change in control" of the Bank where employment terminates involuntarily within 12 months of such change in control. This termination payment is subject to reduction to the extent it is non-deductible for federal income tax purposes. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Employee Severance Compensation Plan. The Bank's Board of Directors has established the First Security Employee Severance Compensation Plan which will provide certain employees with severance pay benefits in the event of a change in control of the Bank or the Holding Company following Conversion. Management personnel with individual employment agreements or change in control severance agreements are not eligible to participate in the Severance Compensation Plan. The purpose of the Severance Compensation Plan is to recognize the valuable services and contributions of the Bank's employees and the uncertainties relating to continuing employment, reduced employee benefits, management changes and relocations in the event of a change in control. Under the Severance Compensation Plan, in the event of a change in control, eligible employees who are terminated or voluntarily terminate employment (for reasons specified under the Severance Compensation Plan), within one year of a change in control will be entitled to receive a severance payment. Payments pursuant to the Severance Compensation Plan are equal to the product of two weeks salary (as defined in the Severance Compensation Plan) times the number of years of service up to a maximum of twelve years in the case of officers or seven years in the case of other employees. In general, the Severance Compensation Plan may be amended or terminated by the Board of Directors by a majority vote at any time prior to a change in control but may not be amended or terminated thereafter.

Benefit Plans

         General. First Security currently provides insurance benefits to its employees, including health and life insurance, subject to certain deductibles and copayments. First Security also maintains a profit sharing plan for the benefit of its employees.

         Profit Sharing Plan. The Bank maintains a tax-exempt profit sharing plan and trust (the "Profit Sharing Plan"). All employees serving at least 1,000 hours per year are eligible to participate subject to certain vesting and other qualifying factors. The Bank anticipates that future profit sharing contributions will be reduced in order to offset, in part, the expense of the ESOP.

         Prior to the completion of the Conversion, the Bank intends to amend the Profit Sharing Plan in order to give the participants the opportunity to direct some or all of their vested interests into Holding Company Common Stock.

         Employee Stock Ownership Plan. The Boards of Directors of First Security and the Holding Company have approved the adoption of an ESOP for the benefit of employees of First Security. The ESOP is also designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company. The interest rate of the ESOP loan will be equal to the applicable federal interest rate as determined by the Internal Revenue Service for the month in which the loan is made, as calculated pursuant to Section 1274(d) of the Code.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's Financial Statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Bank. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.


         All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Bank's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account become fully vested upon such participant's completing five years of service. Credit will be given for prior years of service for vesting purposes. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.


         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or First Security Federal Savings Bank.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund for purposes other than the benefit of participants or their beneficiaries.

         Stock Option and Incentive Plan. Among the benefits to the Bank anticipated from the Conversion is the ability to attract and retain personnel through the prudent use of stock options and other stock-related incentive programs. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to ratification by stockholders of the Holding Company at a meeting to be held not earlier than six months after completion of the Conversion. Under the terms of the proposed Stock Option Plan, stock options covering shares representing an aggregate of up to 10% of the shares of Common Stock issued in the Conversion including the Stock Contribution may be granted to directors, officers and employees of the Holding Company or its subsidiaries under the Stock Option Plan.

         Options granted under the Stock Option Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the Stock Option Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants are made in consideration of past and future services rendered to the Bank, and in an amount deemed necessary to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Bank. In this regard, all options are intended to vest in five equal annual installments commencing one year from the date of grant, subject to the continued service of the holder of such option.

         The proposed Stock Option Plan provides for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Holding Company has no present intention to grant any SARs or Limited SARs.

         The proposed Stock Option Plan will be administered by the Holding Company's Salary Review Committee which will consist of at least two disinterested directors. The Salary Review Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         The Salary Review Committee, presently consisting of non-employee Directors Terry Gawryk, Chrysta Wereszczak and Steve Babyk, intends to grant options in amounts expressed as a percentage of the shares issued in the Conversion, as follows: President Kulas - 2.5% and to all executive officers as a group (5 persons) - 5.4%. In addition, under the terms of the Stock Option Plan, the Chairman of the Board and each non-employee director of the Holding Company at the time of stockholder ratification of the Stock Option Plan will be granted an option to purchase shares of Common Stock equal to .5% and .314%, respectively, of the shares sold in the Conversion, including the Stock Contribution. The remaining balance of the available awards is unallocated and reserved for future use. All options will expire 10 years after the date such option was granted, which, for the option grants listed above, is expected to be the date of stockholder ratification of the Stock Option Plan. All proposed option grants to officers are subject to modification by the Salary Review Committee based upon its performance evaluation of the option recipients at the time of stockholder ratification of the Stock Option Plan following completion of the Conversion.


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


         After stockholder ratification, the Stock Option Plan will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the Stock Option Plan could dilute the holdings of stockholders who purchased Common Stock in the Conversion. See "Pro Forma Data." In no event will the Stock Option Plan acquire an amount of shares, which, in the aggregate, represent more than 10% of the shares issued in the Conversion.


         Under SEC regulations, so long as certain criteria are met, an optionee may be able to exercise the option at the applicable purchase price and immediately sell the underlying shares at the then-current market price without incurring short-swing profit liability. This ability to exercise and immediately resell, which under the SEC regulations applies to stock option plans in general, allows the optionee to realize the benefit of an increase in the market price for the stock without the market risk which would be associated with a required holding period for the stock after payment of the exercise price. All grants are subject to ratification of the Stock Option Plan by stockholders of the Holding Company following completion of the Conversion.


         Recognition   and  Retention  Plan.  The  Holding  Company  intends  to
establish the RRP in order to provide employees with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Holding Company and the Bank. The RRP will be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Holding Company's future stock price, alternate investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Common Stock issued in the Conversion, including the shares to be issued to the Foundation.

         The Salary Review Committee of the Board of Directors of the Holding Company will administer the proposed RRP. Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the RRP. Awards are non-transferable and non-assignable. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.


         Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award. Awards made pursuant to the RRP will vest in not less than five equal annual installments commencing one year from the date of grant. Awards will be 100% vested upon termination of employment due to death or disability. In addition, no awards under the RRP to directors and executive officers shall vest in any year in which the Bank is not meeting all of its fully phased-in capital requirements. When shares become vested and are actually distributed in accordance with the RRP, but in no event prior to such time, the participants will also receive amounts equal to any accrued dividends with respect thereto. Earned shares are distributed to recipients as soon as practicable following the date on which they are earned.

         The Salary Review Committee presently intends to grant restricted stock awards at the Purchase Price, in amounts expressed as a percentage of the shares sold in the Conversion, including the Stock Contribution, as follows: to President Kulas - 1.0% and to all


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



executive officers as a group (5 persons) - 2.2%. Pursuant to the terms of the proposed RRP, the Chairman of the Board and each non-employee director of the Holding Company at the time of stockholder ratification of the RRP will be awarded an amount of shares equal to .2% and .125%, respectively, of the shares sold in the Conversion including the Stock Contribution. All proposed RRP awards to officers of the Bank are subject to modification by the Salary Review Committee based upon its performance evaluation of the award recipients at the time of stockholder ratification of the RRP following completion of the Conversion.


         After stockholder ratification, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock issued to the RRP by the Holding Company. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who had purchased Common Stock in the Conversion. In the event the RRP purchases stock in the open market at prices above the initial Purchase Price, the total RRP expense may be above that disclosed under the caption "Pro Forma Data." In no event will the RRP acquire an amount of shares which, in the aggregate, represent more than 4.0% of the shares issued in the Conversion.

Certain Transactions


         The Bank follows a policy of granting loans to the Bank's directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time (except that the underwriting fee is waived), in accordance with the Bank's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors and executive officers cannot exceed 5% of the Bank's capital and unimpaired surplus, whichever is greater, unless a majority of the Board of Directors approves the credit in advance and the individual requesting the credit abstains from voting. Loans to all directors and executive officers and their associates, including outstanding balances and commitments totaled $48,000 at April 30, 1997, which was 0.2% of the Bank's retained earnings at that date. There were no loans to any single director, executive officer or their affiliates made at preferential rates or terms which in the aggregate exceeded $60,000 during the three most recent fiscal years.



                                 THE CONVERSION

         The Board of Directors of the Bank and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting First Security.

General

         The Board of Directors of the Bank unanimously adopted the Plan, subject to approval by the OTS and the members of the Bank. Pursuant to the Plan, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company.

         The Conversion will be accomplished through amendment of the Bank's federal charter to authorize capital stock, at which time the Bank will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

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


         Subscription Rights have been granted to the Eligible Account Holders as of December 31, 1995, Tax-Qualified Employee Plans of the Bank and Holding Company, Supplemental Eligible Account Holders as of _______, 1997, Other
Members, and directors, officers, and employees of the Bank. Additionally, subject to the availability of shares and market conditions at or near the completion of the Subscription Offering, the Common Stock may be offered for sale in a Direct Community Offering to selected persons on a best-efforts basis through FBR. See "- Offering of Holding Company Common Stock." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Stock Contribution to the Charitable Foundation

         General. As a reflection of the Bank's long-standing commitment to the local community, the Bank established during 1996 The Heritage Foundation of First Security Federal Savings Bank, Inc., a private charitable foundation under the Illinois General Not For Profit Corporation Act (the "Foundation"). The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through a series of cash contributions aggregating $2.5 million, all of which were accrued by the Bank during the fourth quarter of 1996. In addition, under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 250,000 shares of its Common Stock. The Stock Contribution will either be in the form of a direct contribution or a sale of the shares for their aggregate par value ($2,500).


         In the future, the Company may make additional contributions to the Foundation, although the Company has no current plans regarding the amount or timing of any such future contributions. The amount of future contributions, if any, will be determined based upon, among other factors, an assessment of the Company's then current financial position, operations, and prospects and on the need for charitable activities in the Bank's market area. Any such contribution, regardless of form, will result in an increase in non-interest expense and thus a reduction in net earnings. In addition, any contribution of authorized but unissued shares would dilute the interests of outstanding shares. However, the Company currently anticipates that any contribution of shares by it to the Foundation will be funded through shares repurchased in the open market. The Company does not intend to make any contributions to the Foundation which are not deductible for Federal Income Tax purposes.


         The Stock Contribution will be considered as a separate matter from the proposal to approve the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Stock Contribution may materially affect the pro forma market value of the Common Stock. If the resulting pro forma market value of the Common Stock to be sold in the Offering is less than $35.0 million or more than $54.5 million, or if the OTS otherwise requires a resolicitation, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "-- Stock Pricing and - Number of Shares to be Issued."


         Purpose of the Stock Contribution. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is a complement to the Bank's existing community activities, not a replacement for such activities.

         The Foundation is a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Holding Company and the Bank believe that the funding of the Foundation with Common Stock of the Holding Company is a means of establishing a common bond between the Bank and the communities in which the Bank operates thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock Contribution will result in a reduction in the Holding Company's conversion appraisal and pro forma capital (although not in its pro forma capital per share), the Board believes that the Stock Contribution will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Bank.

         The Board believes that the Stock Contribution will enable the Foundation to support charitable activities during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution would enable the Foundation to offset the impact of variations in contribution levels by accumulating funds during periods of relatively large contributions from the Holding Company and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Stock Contribution represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, they are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable donations in the Bank's market area.

         Structure of the Foundation. The Foundation is a private foundation under the Code. As a private foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support cultural activities, not-for-profit medical facilities, elder and youth care, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, the Foundation's primary activity currently consists of making grants to other charitable organizations.


         The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation which is comprised of Chairman Nadzikewycz, President Kulas and Director Gawryk. Although all of the Foundation's initial trustees were selected by the Bank, future Foundation trustees may be nominated and elected only by its Board of Trustees. As a result, the Board of Trustees is self-perpetuating.

         The Foundation's articles of incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, trustees or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate insider benefits. While these provisions would not prohibit the payment of reasonable compensation for services rendered, the members of the Board of Trustees do not currently receive fees for such service. Currently, the Foundation does not have any paid employees.

         The  trustees are  responsible  for  establishing  and carrying out the policies  of  the  Foundation  with  respect  to  grants  or  donations  by  the
Foundation, consistent with the purposes for which the Foundation was established. The trustees of the Foundation are also responsible for directing the activities of the Foundation, and managing its assets.

         While the Foundation does not currently intend to purchase any shares of the Common Stock on the open market, it is authorized to do so. The OTS has informed the Holding Company that any such purchases would be deemed to be repurchases by the Holding Company for the purposes of the OTS restrictions on post-conversion stock repurchases. See "Use of Proceeds."


         Under the order of the OTS approving the Bank's conversion application, all shares of Common Stock held by the Foundation, including those acquired pursuant to the Stock Contribution, must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Illinois and the OTS determines that federal law would not preempt the application of the laws of the State of Illinois to the Foundation; (ii) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restrictions upon submission of such legal opinion(s) by the Holding Company or the Foundation. In the event that the OTS waives the voting restriction, the trustees would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of trustees of the Foundation to control the voting of the Common Stock held by the Foundation. The Company has no current intention to seek such a waiver.


         There are no agreements or understandings with trustees of the Foundation regarding the exercise of control directly or indirectly, over the management or policies of the Holding Company or the Bank, including agreements related to voting, acquisition or disposition of the Holding Company's stock. As trustees of a nonprofit corporation, trustees of the Foundation are at all times bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purposes for which the Foundation is established.

         It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Transactions between the Foundation and the Bank will


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


comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended, and the OTS conflicts of interests rules. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge provided that such actions comply with applicable conflicts of interests restrictions.


         The Stock Contribution. The Foundation was initially funded with an aggregate of $2.5 million of contributions from the Bank. These contributions were accrued during 1996. In addition, under the terms of the Plan, the Holding Company will contribute, either in the form of a donation or in a sale for their aggregate par value ($.01 per share), 250,000 shares to the Foundation, subject to stockholder approval. Such Stock Contribution, once made, will not be recoverable by the Holding or the Bank. The Holding Company and the Bank determined to make the Stock Contribution with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Holding Company and the Bank over the long term. The funding of the Stock Contribution with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Holding Company. As such, the Stock Contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.


         One of the conditions imposed on the gift of Common Stock by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation, by three-fourths vote, determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Holding Company believes any such risk is mitigated by the ability of the Foundation's trustees to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the Stock Contribution, the Holding Company would have 3,749,000, 4,367,000 and 4,985,000 shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Valuation Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interest of shareholders in the Holding Company's common stock would be diluted by 5.7% at the midpoint, as compared to their interests in the Holding Company if the Stock Contribution were not made. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Stock Contribution" and "Pro Forma Data."


         If the Stock Contribution is approved by the members, the Holding Company will recognize a $2.5 million expense (offset, in part, by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the third or fourth quarter of fiscal 1997. Assuming the contribution of $2.5 million of stock, the Holding Company estimates a net tax effected expense of $1.5 million. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. If the Stock Contribution had been made at April 30, 1997, the Bank would have reported a net loss of $739,000 for the four months ended April 30, 1997 rather than net income of $761,000. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors - Risks Associated with the Stock Contribution to the Charitable Foundation" and "Pro Forma Data."

         Although the Stock Contribution will be accrued in the third or fourth quarter of 1997 as described above, such contribution may be paid at any time during the twelve month period following the completion of the Conversion. The reason for permitting the Holding Company to pay the Stock Contribution in more than one tax year is that the five year tax carry forward period commences on the date of payment rather than the date of accrual and thus that, by paying the initial contribution over more than one tax year, the Holding Company can lengthen the period over which the Stock Contribution may be carried forward for tax purposes. See "--Tax Considerations" below.

         Because the funding of the Foundation will result in dilution, it reduced the estimated value of the stock to be sold in the Conversion by approximately $3.8 million at the midpoint of the Estimated Valuation Range. As a result, the pro forma capital of the Holding Company will be $3.8 million lower at the midpoint of the Estimated Valuation Range than it would have been without the Foundation. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings will be essentially identical. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution."

         As a result of the $3.8 million reduction in the amount of shares offered for sale in the Offering caused by the Stock Contribution, the amount of shares purchased by directors and executive officers, assuming the sale of the midpoint number of shares, increased from 4.6% to 5.1% of the shares sold. See "The Conversion--Participation by the Board and Executive Officers."

         Tax Considerations. The Holding Company has been advised by its independent accountants that the Foundation qualifies as a 501(c)(3) exempt organization under the Code, and is classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation has submitted a request to the IRS to be recognized as an exempt organization. As long as the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.


         A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitation set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Holding Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Holding Company and the Bank believe that the conversion presents a unique opportunity to make the Stock Contribution given the substantial amount of additional capital being


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raised in the Conversion.  In making such a  determination,  the Holding Company and the Bank considered the dilutive impact of the Stock Contribution on the conversion appraisal. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution." Based on such considerations, the Holding Company and Bank believe that the Stock Contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma consolidated capital of $65.9 million and the Bank's pro forma tangible, core and risk-based capital ratios would be 16.2%, 16.2% and 35.3%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma
Information with No Stock Contribution." Thus, the amount of the Stock Contribution will not adversely impact the financial condition of the Holding Company and the Bank, and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Holding Company and the Bank's pro forma capital positions. As such, the Holding Company and the Bank believe that the Stock Contribution does not raise safety and soundness concerns.


         The Holding Company and the Bank have received an opinion of their independent accountants that the Holding Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the $2.5 million, subject to a limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal and Illinois tax purposes.


         The Holding Company currently estimates that substantially all of the Stock Contribution should be deductible. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the periods following the year in which the contributions are made to utilize fully the carryover related to the excess contribution.


         Although the Holding Company has received an opinion of its independent accountants that the Holding Company is entitled to a deduction for the Stock Contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Holding Company's contribution to the


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

foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - Risks Associated with the Stock Contribution to the Charitable Foundation." In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its articles of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of
Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.


         Regulatory Conditions Imposed on the Foundation. The Stock Contribution is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of trustees, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Illinois and the OTS determines the federal law does not preempt the application of the laws of the State of Illinois to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.


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

         The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Estimated Valuation Range, as set forth herein, takes into account the after-tax impact of the Stock Contribution. See "Pro Forma Data."

Business Purposes

         First Security has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Bank with additional equity capital in order to support the expansion of its existing operations, subject to market conditions. See "Business." The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Bank is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

         The Board of Directors of the Bank believes that a holding company structure could facilitate the acquisition of both mutual and stock savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Bank also believes that a holding company structure can facilitate the diversification of the Bank's business activities. While diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding
Company engage in any material activities apart from holding the shares of the Bank and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval or ratification, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Bank in competing more aggressively with other financial institutions in its principal market area.
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

         The Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Bank's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage stockholders to promote the Bank to potential customers, thereby further contributing to the Bank's earnings potential.

         The Bank is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank

         Voting Rights. Deposit account holders will have no voting rights in the converted Bank or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Bank. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Bank's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Crowe Chizek & Co. with regard to Illinois taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Illinois tax purposes to the Bank or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Bank has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Bank, each holder of a deposit account in

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         the Bank in its present  mutual form would  receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Bank, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Bank above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders (i.e., eligible depositors at December 31, 1995) and Supplemental Account Holders (eligible depositors at ________ __, 1997) in an amount equal to the net worth of the Bank as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the sale of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date. An Eligible Account Holder and Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on December 31, 1995 and ________ __, 1997, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date of the Bank is less than the lowest amount in such account on December 31, 1995 or _________ __, 1997 and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and would only decrease.

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

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Bank believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Bank will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Bank. Other than for payment of certain expenses incident to the Conversion, no assets of the Bank will be distributed in the Conversion. First Security will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of First Security will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, 4,735,000 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through the Offering. Federal conversion regulations require, with certain exceptions, that all shares offered in a conversion be sold in order for the conversion to become effective.

         The Subscription Offering will expire at noon, Chicago, Illinois time, on ________, 1997 (the "Subscription Expiration Date") unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may effect a Public Offering of shares to selected persons through FBR. To order Common Stock in connection with the Public Offering and Direct

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

Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by FBR prior to the termination of the Public Offering and Direct Community Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering. OTS regulations require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and First Security will remain in mutual form. This period expires on _____, 1997, unless extended with the approval of the OTS. In addition, if the Offering is extended beyond _____, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Offering will be promptly refunded to subscribers with interest at the Bank's current passbook rate and all withdrawal authorizations will be terminated.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation.
FinPro, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank and the Holding Company upon Conversion.

         FinPro will receive a fee of approximately $23,000 for its appraisal in addition to its reasonable out-of-pocket expenses incurred in connection with the appraisal. FinPro has also agreed to assist in the preparation of the Bank's business plan and to perform certain records management services for the Bank for such fee. The Bank has agreed to indemnify FinPro under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         FinPro has prepared an appraisal of the estimated pro forma market value of the Bank as converted. The FinPro appraisal concluded that, at April 30, 1997, an appropriate range for the estimated pro forma market value of the common stock to be sold in the Offering was from a minimum of $34,990,000 to a maximum of $47,350,000 with a midpoint of $41,170,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion (not including the Stock Contribution) is expected to be between 3,499,000 and 4,735,000. The Purchase Price of $10.00 per share was determined by discussion among the Boards of Directors of the Bank, the Holding Company and FinPro, taking into account, among other factors, (i) the requirement under OTS regulations that the Common Stock be offered on a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift

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


institution stocks generally, prevailing economic conditions, both nationally and in Illinois, which affect the operations of thrift institutions, the competitive environment within which the Bank operates and the effect of the Bank becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Bank's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Offering be sold at the same price per share. The Board of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by FinPro and determined that in its opinion the appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Bank or market conditions generally. As described below, an amendment to the Estimated Valuation Range above $54,450,000 would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.

         If, upon completion of the Offering, at least the minimum number of shares are subscribed for, FinPro, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Bank and the Holding Company upon Conversion, as of the close of the Offering.

         If, based on the estimate of FinPro, the aggregate pro forma market value is not within the Estimated Valuation Range, FinPro, upon the consent of the OTS, will determine a new Estimated Valuation Range ("Amended Valuation Range"). If the aggregate pro forma market value of the stock to be sold in the Offering has increased in the Amended Valuation Range to an amount that does not exceed $54,450,000 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Bank and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Bank and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Common Stock to be sold of the Holding Company, at that time is less than $35.0 million or more than $54.5 million, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Offering, the pro forma market value of the Common Stock to be sold is below $35.0 million or above $54.5 million (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form S-1. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Bank's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Bank's current passbook rate and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Stock subscriptions received by the Holding Company and the Bank may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Bank, are final. If the Conversion is not completed prior to ______________ (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.


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         Any  increase  in the total  number  of  shares  of Common  Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, FinPro confirms to the OTS that, to the best of FinPro's knowledge and judgment, nothing of a material nature has occurred which would cause FinPro to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Bank as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offering or other sale may be canceled, a new Estimated Valuation Range set and new offering held.

         In preparing its valuation of the pro forma market value of the Bank and the Holding Company upon Conversion, FinPro relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Bank and the Holding Company. FinPro also considered information based upon other publicly available sources which it believes are reliable. However, FinPro does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Bank and the Holding Company or independently value the assets or liabilities of the Bank and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers First Security and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of First Security or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank maintaining an aggregate balance of $50 or more as of December 31, 1995), (2) the Holding Company and the Bank's Tax-Qualified Employee Plans; provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (3) Supplemental Eligible Accounts Holders (deposit account holders of the Bank maintaining a balance of $50 or more as of _____ __,
1997), (4) Other Members (depositors of the Bank at the close of business on ________ and Borrowers of the Bank on ________________ and _________, 1997, the
voting record date for the Special Meeting) and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the


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availability  of  Holding  Company  Common  Stock  after   satisfaction  of  all
subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

         Category No. 1 is reserved  for the Bank's  Eligible  Account  Holders.
Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $250,000 of Common Stock, one-tenth of one percent (.10%) of the total shares offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the Bank, in each case on the Eligibility Record Date. To the extent shares are oversubscribed in this category, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase, to the extent possible, 100 shares and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion, including the shares issued pursuant to the Stock Contribution, under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Bank's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $250,000 of Common Stock, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Bank in each case on ______ __, 1997 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. Any non-transferable Subscription Rights received by an Eligible Account Holder shall reduce, to the extent thereof, the subscription rights to be distributed to such person as a Supplemental Eligible


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Account  Holder.  In the event of an  oversubscription  for  shares,  the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase in this Category up to the greater of $250,000 of Common Stock, or one-tenth of one percent (.10%) of the Common Stock offered in the Conversion. In the event of an oversubscription, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Bank, to purchase in this Category up to $250,000 of the Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be purchased under this Category may not exceed 20% of the number of shares of Holding Company Common Stock. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category based on the number of shares ordered by each subscriber.

Public Offering and Direct Community Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Holding Company may offer shares pursuant to the Plan to selected persons in a Public Offering and/or Direct Community Offering on a best-efforts basis through FBR in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering and Direct Community Offering if any, will receive a lower priority than orders properly made in the Subscription Offering by persons properly exercising Subscription Rights. In addition depending on market conditions, FBR may utilize selected broker-dealers
("Selected Dealers") in connection with the sale of shares in the Public Offering, if any. Common Stock sold in the Public Offering and Direct Community Offering will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Holding Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering and Direct Community Offering.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than $250,000 of Common Stock in the Public Offering and Direct Community Offering. To order Common Stock in connection with the Public Offering or Direct Community Offering, if any, an


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executed stock order and account withdrawal authorization and certification must be received by FBR prior to the termination of such Offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offering; provided however, if the Offering is extended beyond _______, 1997, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise.

         It is estimated that the Selected Dealers will receive a negotiated commission of up to 4.5% of the Common Stock sold by the Selected Dealers, payable by the Holding Company, and FBR will also receive a fee of 1.0% of Common Stock sold by such firms. Such fees in the aggregate will not exceed 5.5%. See "- Marketing Arrangements.

         FBR may enter into agreements with Selected Dealers to assist in the sale of shares in the Public Offering. Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock with the authorization of FBR. When and if FBR and the Holding Company believe that enough indications of interest and orders have been received to consummate the Conversion, FBR will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmation of the orders to such customers on the next business day after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the closing date of the Conversion. On the closing date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured up to the applicable legal limit. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at the Bank's passbook rate until the completion of the Offering. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage account.

         In the event the Holding Company determines to conduct a Public Offering and/or Direct Community Offering, persons to whom a prospectus is delivered may subscribe for shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by FBR) and an executed certification along with immediately available funds (which may be obtained by debiting a FBR account) to FBR by not later than the public offering expiration date (as established by the Holding Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization and certification, FBR will forward such funds to First Security to be deposited in a subscription escrow account.

         If a subscription in the Public Offering and/or Direct Community Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to FBR as

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nominee  for the  beneficial  owner.  In the event  that a  subscription  is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the subscription funds to FBR which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Common Stock to be sold in the Offering is less than $35.0 million or more than $54.5 million, each subscriber will have the right to modify or rescind his or her subscription.

         The opportunity to subscribe for shares of Common Stock in the Public Offering and/or Direct Community Offering is subject to the right of the Bank and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part.

Additional Purchase Restrictions

         The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $750,000 of Common Stock. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "- Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 30% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Bank, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Bank or a majority-owned subsidiary of the Holding Company or the Bank) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company or the Bank.

         The Boards of Directors of the Holding Company and the Bank, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares to be offered in the Offering, provided that

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orders for shares  exceeding  5.0% of the shares  being  offered in the Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Offering or decrease the maximum purchase limitation to one percent of the Common Stock offered in the Conversion. Requests to purchase additional shares of Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Bank, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Bank or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         First Security has retained FBR, a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), to consult with and advise the Bank and to assist in the distribution of shares in the Offering on a best-efforts basis. Among the services FBR will perform are (i) training and educating First Security employees, who will be performing certain ministerial functions in the Offering, regarding the mechanics and regulatory requirements of the stock sale process, (ii) keeping records of orders for shares of Common Stock, (iii) targeting First Security's sales efforts including preparation of marketing materials, (iv) assisting in the collection of proxies from Members for use at the Special Meeting, and (v) providing its registered stock representatives to staff the Stock Center and meeting with and assisting potential subscribers. For its services, FBR will receive a success fee of 1.0% of the aggregate Purchase Price of Common Stock sold in the Offering, excluding Common Stock purchased by directors, officers and employees of the Bank, or members of their immediate families and purchases by tax-qualified plans. A management fee of $20,000, is being applied against this fee. If the Offering is terminated before completion, FBR will be entitled to retain such payments already accrued or received.

         To the extent  registered  broker-dealers  are  utilized,  the  Holding
Company will pay a fee (to be negotiated, but not to exceed 4.5% of the aggregate Purchase Price of shares of Common Stock sold in the Public Offering and Direct Community Offering) to such Selected Dealers, including any sponsoring dealer fees. The Holding Company will also pay FBR a fee of 1.0% of the aggregate Purchase Price of shares of Common Stock sold in the Offering by

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Selected  Dealers,  which  together with the fee to be paid to Selected  Dealers will result in an aggregate fee not to exceed 5.5% of the Common Stock sold in the Offering. Fees paid to FBR and to any other broker-dealer may be deemed to be underwriting fees, and FBR and such other broker-dealers may be deemed to be underwriters. The Holding Company has agreed to reimburse FBR for its reasonable out-of-pocket expenses (not to exceed $50,000), and its legal fees and expenses (not to exceed $37,500) and to indemnify FBR against certain claims or liabilities, including certain liabilities under the Securities Act.

         In the event there is a Public Offering or Direct Community Offering, procedures may be implemented to permit a purchaser to pay for his or her shares with funds held by or deposited with FBR or a "Selected Dealer." See "- Public Offering and Direct Community Offering."

         Directors and executive officers of the Holding Company and the Bank may, to a limited extent, participate in the solicitation of offers to purchase Common Stock. Sales will be made from a Stock Center located away from the publicly accessible areas (including teller windows) of the Bank's offices. Other employees of the Bank may participate in the Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to executive officers or registered representatives of FBR. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. To the extent permitted under applicable law, directors and executive officers of the Holding Company and the Bank may participate in the solicitation of offers to purchase Common Stock, except in the State of Texas where only a representative of FBR will be able to offer and sell securities to Texas residents. The Holding Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         A Stock Center will be established at the Bank's headquarters office, in an area separated from the Bank's banking operations. In addition, representatives of FBR will be available to answer questions at a designated area in the Bank's Philadelphia office which is located away from publicly accessible areas of that office. No sales activities will be conducted in the public areas of the Bank's offices, but persons will be able to obtain a Prospectus and sales information at such places, and employees will inform prospective purchasers to direct their questions to the Stock Center and will provide such persons with the telephone number of the Stock Center. Completed stock orders will be accepted at such places, and will be promptly forwarded to the Stock Center for processing. No officer, director or employee of the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares, pursuant to the Plan of Conversion, reside. However, no shares will be offered or sold under the Plan of Conversion to any

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such  person who (1)  resides in a foreign  country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Bank and the Holding Company determine that compliance with the securities law of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Bank or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesmen or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Method of Payment for Subscriptions

         To purchase shares in the Subscription Offering, an executed Order Form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by noon, Chicago, Illinois time, on __________, 1997. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed stock order and account withdrawal authorization must be received by FBR prior to the termination of such offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offerings, if any; provided however, if the Offering is extended beyond _____, 1997, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise. In addition, the Holding Company and the Bank are not obligated to accept orders submitted on photocopies or facsimile order forms.

         The Holding Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed Order Form or stock order and account withdrawal authorization may not be modified, amended or rescinded without the consent of the Holding Company and the Bank unless the Conversion has not been completed by _____, 1997.

         Payment for subscriptions in the Subscription Offering, may be made (i) in cash if delivered in person at the office of the Bank, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is complete or terminated, at the Bank's current passbook rate from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit or certificate accounts, the funds authorized to be withdrawn from such account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the Purchase Price from his certificate account, the Bank will do so as of the effective date of Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts at First Security for the purpose of purchasing Common Stock. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate will earn interest at the then-current passbook rate.

         A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will be used to purchase the Holding Company's Common Stock in the Offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Bank IRA to purchase Common Stock should contact the Stock Center at the Bank as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

         The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         For information regarding the submission of orders in connection with the Public Offering and Direct Community Offering, see "- Public Offering and Direct Community Offering."

         All refunds and any interest due will be paid after completion of the Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus. The Bank will accept for processing only orders submitted on original Order Forms. Photocopies or facsimile copies of Order Forms will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the Order Form. No wire transfers will be accepted.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (December 31, 1995), Supplemental Eligibility Record Date (_______ __, 1997) and/or the Voting Record Date (_____ __, 1997) must list all accounts on the Order Form giving all names on each account and the account number as of the applicable record date.

         In addition to the foregoing, if shares are offered through Selected Dealers, a purchaser may pay for his shares with funds held by or deposited with a Selected Dealer. If an Order Form is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the Order Form on behalf of a purchaser, the Selected Dealer is required to forward the Order Form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the Order Form or execution of the Order Form by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed Order Forms to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send Order Forms and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Bank and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and their associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Bank and the Holding Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below.

         Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of First Security have indicated their intention to purchase in the Conversion an aggregate of $2.1 million of Common Stock, equal to 6.0%, 5.1%, 4.4% or 3.8% of the number of shares to be issued in the Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to Common Stock intended to be exercised by each of the directors of the Bank, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 4,117,000 shares, the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP or awarded under the proposed RRP or proposed Stock Option Plan.


                                                                                              Number of
                                                                              Aggregate       Shares at     Percent of
                                                                              Purchase         $10.00        Shares at
     Name                                  Title                                Price       per Share(1)     Midpoint
     ----                                  -----                                -----       ------------     --------
Julian Kulas                Director, President and Chief Executive Officer   $500,000        50,000            1.21
Paul Nadzikewycz            Chairman of the Board                              500,000        50,000            1.21
Steve Babyk                 Director                                           150,000        15,000            0.36
Lila Maria Bodnar           Director, Recording Secretary                       10,000         1,000            0.03
Myron Dobrowolsky           Director                                            50,000         5,000            0.12
Terry Gawryk                Director, Secretary                                100,000        10,000            0.24
George Kawka                Director                                           200,000        20,000            0.49
Jaroslav H. Sydorenko       Director                                            10,000         1,000            0.03
Chrysta Wereszczak          Director                                           100,000        10,000            0.24
Harry I. Kucewicz           Chief Operating Officer, Treasurer                 200,000        20,000            0.49
Mary H. Korb                Vice President - Lending                           100,000        10,000            0.24
Irene S. Subota             Vice President - Savings                           100,000        10,000            0.24
Adrian Hawryliw             Vice President - Philadelphia Manager              100,000        10,000            0.24
                                                                           -----------      --------           -----
  Total                                                                     $2,120,000       212,000            5.14
                                                                            ==========       =======           =====
- -----------


(1) Does not include subscriptions by the ESOP, or options which are intended to be granted under the proposed Stock Option Plan or restricted stock awards which are intended to be granted under the proposed RRP, subject to stockholder ratification of such plans.



Risk of Delay in Completion of the Offering

         The completion of the sale of all unsubscribed shares in the Offering will be dependent, in part, upon the Bank's operating results and market conditions at the time of the Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Bank and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Bank and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Common Stock, then the Offering may be delayed until such conditions improve. If the Offering is extended beyond _________, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offering will not be extended as set forth above.


         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Bank would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Bank and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS and the SEC. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to refund subscription funds with interest unless subscribers affirmatively elect to increase, decrease or maintain their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Bank with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Bank would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12- month period, (iii) the repurchases do not cause the Bank to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the IRS or an opinion of Silver,

Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Crowe, Chizek and Company LLP with respect to Illinois taxation, to the effect that consummation of the Conversion will not be taxable to the converted Bank or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the FinPro Letter (hereinafter defined) and the Crowe, Chizek and Company LLP opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form S-1. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the Bank to the stock form. The Silver, Freedman Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank in its stock form will include the period during which the assets were held by the Bank in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Bank upon the constructive issuance to them of withdrawable deposit accounts of the Bank in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero;
(viii) based on the FinPro Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Bank, in its mutual form, as of the date of Conversion; (xii) the Bank, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank will receive a letter from FinPro (the "FinPro Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the FinPro Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Bank on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Bank or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the FinPro Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Bank and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe, Chizek and Company LLP to the effect that the Illinois tax consequences to the Bank, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe, Chizek and Company LLP, as well as the FinPro Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware or Illinois tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS

         Although the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of nine directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation also provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also pro- vide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 500,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If the Holding Company issued any preferred stock which disparately reduced the voting rights of the Common Stock within the meaning of Rule 19c-4 under the Exchange Act, the Common Stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Bank or the Holding Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain  Business  Combinations.  The Holding  Company's
certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.

         It should be noted that, since the Board and management (13 persons) intend to purchase approximately $2.1 million of the shares offered in the Conversion and may control the voting of additional shares through the ESOP and proposed RRP and Stock Option Plan, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions

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

(i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the


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outstanding  shares  of a  target  company.  As a  result,  stockholders  may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Despite the belief of the Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).


         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. No prediction can be made as to whether the Holding Company will be listed on Nasdaq Stock Market or have 2,000 stockholders. First Security may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.


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

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire (if the offer is opposed by the savings association) more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Holding Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Holding Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that

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

the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the OTS regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The OTS regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 8,500,000 shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of 8,000,000 shares of Common Stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue (not including the Stock Contribution) between 3,499,000 and 4,735,000 shares (subject to increase to 5,445,000) of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the purchase price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Bank, the Holding Company, as the sole holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Account Holders, all assets of the Bank available

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

for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described herein or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.


         Restrictions on Acquisitions of the Holding Company. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.


         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating

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

results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Bank to pay dividends to the Holding Company. OTS regulations do not permit the Bank to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. See "Regulation - Limitations on Dividends and Other Capital Distributions" for information regarding OTS regulations governing the Bank's ability to pay dividends to the Holding Company.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Bank and (ii) holding the stock of First Security, the Holding Company's ability to pay dividends will be limited, in part, by the Bank's ability to pay dividends, as set forth above.

         Earnings appropriated to the Bank's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                              LEGAL AND TAX MATTERS

         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for First Security by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 7th Floor, East Tower, 1100 New York Avenue, NW, Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Illinois income tax consequences of the Conversion will be passed upon by Crowe, Chizek and Company LLP. Crowe, Chizek and Company LLP has consented to references herein to its opinion. FBR has been represented in the Conversion by Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603.

                                     EXPERTS

         The consolidated financial statements of First Security as of December 31, 1996 and 1995 and for the three year period ended December 31, 1996 included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as indicated in their report which is included herein and has been so included in reliance upon such report, given the authority of that firm as experts in accounting and auditing.

         FinPro has consented to the inclusion herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Bank as converted and to the reference to its opinion that subscription rights received by Eligible Account

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


Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. However, the prospectus does contain a description of the material provisions of the documents contained therein. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a Web site. The address of the SEC's Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, NW, Washington, DC 20552 and at the Chicago District Office of the OTS, Suite 1300, 200 West Madison Street, Chicago, Illinois 60606, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Bank.


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

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                                Chicago, Illinois

                        CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)




                                    CONTENTS




REPORT OF INDEPENDENT AUDITORS ............................................  F-2


FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS ..........................................  F-3

     CONSOLIDATED STATEMENTS OF INCOME ....................................  F-4

     CONSOLIDATED STATEMENTS OF EQUITY ....................................  F-5

     CONSOLIDATED STATEMENTS OF CASH FLOWS ................................  F-6

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ...........................  F-8


           All schedules are omitted because the required information is not applicable or is included in the Consolidated
                     Financial Statements and related notes.


                Financial Statements of the Holding Company have
         not been provided because First SecurityFed Financial, Inc. has not conducted any operations to date and
                            has not been capitalized.






                                                                            F-1.

                              [CROWE CHIZEK LOGO]







                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
1st Security Federal Savings Bank
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of 1st Security Federal Savings Bank and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Savings Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of 1st Security Federal Savings Bank and Subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                               /s/ Crowe, Chizek and Company LLP
                                                   _____________________________
                                                   Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 8, 1997






                                                                            F-2.

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY


                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1995
                           April 30, 1997 (Unaudited)
                             (Dollars in thousands)


- --------------------------------------------------------------------------------

                                            (Unaudited)       December 31,
                                              April 30,   ----------------------
                                                1997        1996         1995
                                                ----        ----         ----
ASSETS
Cash and due from bank ...................   $   5,104    $   5,800    $  17,073
Federal funds sold .......................       2,000        1,500        2,100
                                             ---------    ---------    ---------
    Total cash and cash equivalents ......       7,104        7,300       19,173
Time deposits in other financial
 institutions ............................         200          200          200
Securities available-for-sale ............      27,535       28,724       33,787
Securities held-to-maturity (fair
 value of $50,007 in 1997, $49,881
 in 1996 and $46,115 in 1995) ............      50,648       49,888       45,686
Loans, net of allowance for loan losses ..     165,914      163,348      144,566
Federal Home Loan Bank stock, at cost ....       1,852        1,673        1,553
Premises and equipment, net ..............       3,845        3,923        4,006
Accrued interest receivable ..............       1,949        1,764        1,616
Intangible assets ........................         332          352          419
Real estate owned ........................        --             40          499
Other assets .............................         623          903          417
                                             ---------    ---------    ---------

    Total assets .........................   $ 260,002    $ 258,115    $ 251,922
                                             =========    =========    =========

LIABILITIES
Deposits .................................   $ 218,987    $ 219,505    $ 209,387
Advance payments by borrowers for
 taxes and insurance .....................       1,586        2,118        1,681
Advances from Federal Home Loan Bank .....       7,500        4,000       10,000
Accrued interest payable and other
 liabilities .............................       1,979        3,231        1,816
                                             ---------    ---------    ---------
    Total liabilities ....................     230,052      228,854      222,884

Commitments and contingencies                       --           --           --

EQUITY
Retained earnings, substantially
 restricted ..............................      30,226       29,465       29,013
Net unrealized gain (loss) on securities
 available-for-sale, net of income taxes .        (276)        (204)          25
                                             ---------    ---------    ---------
    Total equity .........................      29,950       29,261       29,038
                                             ---------    ---------    ---------

       Total liabilities and equity ......   $ 260,002    $ 258,115    $ 251,922
                                             =========    =========    =========

- --------------------------------------------------------------------------------


          See accompanying notes to consoldiated financial statements.

                                                                            F-3.

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years ended December 31, 1996, 1995, and 1994
              Four months ended April 30, 1997 and 1996 (Unaudited)
                             (Dollars in thousands)

- --------------------------------------------------------------------------------

                                                   (Unaudited)
                                                     April 30,                           December 31,
                                             ----------------------          -------------------------------------
                                               1997         1996             1996           1995            1994
                                               ----         ----             ----           ----            ----
Interest and dividend income
    Loans ...............................   $  4,653       $  4,197        $ 13,068       $ 12,080       $ 11,118
    Securities
       Taxable ..........................        497            533           1,664          1,944          1,334
       Tax-exempt .......................         97             94             277            327            378
    Mortgage-backed securities ..........      1,131          1,158           3,673          2,867          2,535
    Federal funds sold and other
      interest earning assets ...........        117            142             324            432            345
                                            --------       --------        --------       --------       --------
                                               6,495          6,124          19,006         17,650         15,710

Interest expense
    NOW and money market ................        123            122             369            377            370
    Passbook savings ....................        705            692           2,120          2,113          2,047
    Certificates of deposit .............      2,285          2,293           6,827          6,044          3,987
    Federal Home Loan Bank
      advances and other borrowings .....        107             56             178            193            180
                                            --------       --------        --------       --------       --------
                                               3,220          3,163           9,494          8,727          6,584
                                            --------       --------        --------       --------       --------

Net interest income .....................      3,275          2,961           9,512          8,923          9,126

Provision for loan losses ...............        574             42             706            136            182
                                             -------       --------        --------       --------       --------


Net interest income after
  provision for loan losses .............      2,701          2,919           8,806          8,787          8,944

Noninterest income
    Deposit service charges .............        116            121             362            378            326
    Insurance commissions ...............         15             18              54             58             58
    Net gain on sales and calls of
      securities ..........                       --             --              55             24              5
    Net gain (loss) on sale of real
      estate owned ......................          1            (10)             50            147             --
    Other income ........................         65             65             224            249            188
                                            --------       --------        --------       --------       --------
                                                 197            194             745            856            577

Noninterest expense
    Compensation and benefits ...........        851            726           2,411          2,370          2,043
    Occupancy and equipment .............        225            209             678            630            610
    Data processing .....................         94             87             269            260            282
    SAIF assessment .....................         --             --           1,293             --             --
    Federal insurance premiums ..........         43            182             553            521            444
    Charitable and foundation
      contributions .....................         43             21           2,558             67            100
    Other expense .......................        401            295             931            842            792
                                            --------       --------        --------       --------       --------
                                               1,657          1,520           8,693          4,690          4,271
                                            --------       --------        --------       --------       --------


Income before income taxes ..............      1,241          1,593             858          4,953          5,250

Income tax provision ....................        480            603             406          1,760          1,825
                                            --------       --------        --------       --------       --------


Net income ..............................   $    761        $   990            $452       $  3,193       $  3,425
                                            ========       ========        ========       ========       ========


- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.
                                                                            F-4.

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF EQUITY
                  Years ended December 31, 1996, 1995, and 1994
                  Four months ended April 30, 1997 (Unaudited)
                             (Dollars in thousands)


- --------------------------------------------------------------------------------

                                                            Unrealized
                                                           Gain (Loss)
                                                          on Securities
                                                Retained   Available-
                                                Earnings   for-Sale      Total
                                                --------   --------      -----

Balance at January 1, 1994 ..................   $ 22,395   $   --      $ 22,395

Net income ..................................      3,425       --         3,425

Effect of adopting SFAS No. 115, as of
  January 1, 1994, net of income
  taxes of $189 .............................       --          295         295

Change in valuation allowance for
  securities available-for-sale, net
  of income taxes of $358 ...................       --         (560)       (560)
                                                --------   --------    --------


Balance at December  31, 1994 ...............     25,820       (265)     25,555

Net income ..................................      3,193       --         3,193

Reclassification of securities from
  held-to-maturity to available-for-sale,
  net of income taxes of $44 ................       --          114         114

Change in valuation allowance for
  securities available-for-sale, net of
  income taxes of $141 ......................       --          176         176
                                                --------   --------    --------


Balance at December 31, 1995 ................     29,013         25      29,038

Net income ..................................        452       --           452

Change in valuation allowance for
  securities available-for-sale, net of
  income taxes of $146 ......................       --         (229)       (229)
                                                --------   --------    --------


Balance at December 31, 1996 ................     29,465       (204)     29,261

Net income (unaudited) ......................        761       --           761

Change in valuation allowance for
  securities available- for-sale,
  net of income taxes of $47 (unaudited) ....       --          (72)        (72)
                                                --------   --------    --------


Balance at April 30, 1997 (unaudited) .......   $ 30,226   $   (276)   $ 29,950
                                                ========   ========    ========


- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                            F-5.

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1996, 1995, and 1994
              Four months ended April 30, 1997 and 1996 (Unaudited)
                             (Dollars in thousands)

- --------------------------------------------------------------------------------

                                                  (Unaudited)
                                                   April 30,                  December 31,
                                              ------------------    --------------------------------
                                                1997       1996       1996        1995        1994
                                                ----       ----       ----        ----        ----
Cash flows from operating activities
  Net income                                  $   761    $   990    $    452    $  3,193    $  3,425
  Adjustments to reconcile net income
    to net cash from operating activities
     Depreciation and amortization
       of intangibles                             121         99         358         329         268
     Net amortization (accretion) of
       securities                                  36         --         (90)        138         318
     Net gain on sales and calls of
       securities                                  --         --         (55)        (24)         (5)
     Provision for loan losses                    574         42         706         136         182
     Net (gain) loss on real estate owned          (1)        10         (50)        (79)         --
     Deferred loan origination fees                 2        (12)        (80)        (75)       (118)
     Federal Home Loan Bank
       stock dividend                              --         --          --         (20)         --
     Provision for deferred income taxes           24         --        (937)        135         212
     Net change in:
        Accrued interest receivable              (185)       (97)       (148)        119        (618)
        Accrued interest payable                  465        391          (4)        217          52
        Other assets                              302        180        (141)        182        (215)
        Other liabilities                      (1,717)      (240)      2,129        (190)         59
                                              -------    -------    --------    --------    --------
            Net cash provided by
              operating activities                382      1,363       2,140       4,061       3,560

Cash flows from investing activities
  Purchase of securities available-for-sale        --     (1,985)     (2,989)         --      (3,973)
  Purchase of securities held-to-maturity      (3,598)    (9,951)    (20,129)    (30,451)    (20,131)
  Proceeds from sales of securities
    available-for-sale                             --         --          --       1,504          --
  Proceeds from calls and maturities
    of securities                               1,000      5,850      15,814      20,112       2,167
  Net loan originations                        (3,151)    (3,566)    (19,548)     (8,696)    (16,360)
  Principal payments on mortgage-
    backed and related securities               2,872      3,519       7,965       5,916      10,436
  Purchase of Federal Home Loan
    Bank stock                                   (179)      (120)       (215)       (171)
  Acquisition of Ukrainian Federal
    Savings and Loan Association
    branch, net of cash                            --         --          --          --       8,308
  Net change in federal funds purchased            --         --          --          --      (2,000)
  Property and equipment  expenditures            (15)       (24)       (189)       (119)       (759)
  Real estate owned  expenditures                  --         53          (5)        (44)         --
  Proceeds from sale of real estate owned          41         75         614          79          --
                                              -------    -------    --------    --------    --------
     Net cash used in investing activities     (3,030)    (6,149)    (18,587)    (11,914)    (22,483)

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1996, 1995, and 1994
              Four months ended April 30, 1997 and 1996 (Unaudited)
                             (Dollars in thousands)

- --------------------------------------------------------------------------------

                                                  (Unaudited)
                                                   April 30,                  December 31,
                                              ------------------    --------------------------------
                                                1997       1996       1996        1995        1994
                                                ----       ----       ----        ----        ----
Cash flows from financing activities
  Net change in deposits                      $  (516)   $  3,372    $ 10,137    $ 13,568    $ 11,931
  Net change in advance payments
    by borrowers for taxes and insurance         (532)       (369)        437        (342)        428
  Change in advances from Federal
    Home Loan Bank                              3,500      (7,000)     (6,000)      7,000       2,000
                                              -------    --------    --------    --------    --------
     Net cash provided by
       (used in) financing activities           2,452      (3,997)      4,574      20,226      14,359
                                              -------    --------    --------    --------    --------
Net change in cash and cash equivalents          (196)     (8,783)    (11,873)     12,373      (4,564)

Cash and cash equivalents at
  beginning of period                           7,300      19,173      19,173       6,800      11,364
                                              -------    --------    --------    --------    --------
Cash and cash equivalents at
  end of period                               $ 7,104    $ 10,390    $  7,300    $ 19,173    $  6,800
                                              =======    ========    ========    ========    ========
Supplemental disclosures of
 cash flow information
   Cash paid during the period for
     Interest                                 $ 2,755    $  2,773    $  9,498    $  8,510    $  6,352
     Income taxes                                 218         451       1,497       1,620       1,658

   Schedule of noncash investing
     and financing activities
      Transfer of securities from
        held-to-maturity to available-
        for-sale                                   --          --          --      20,158          --
      Real estate acquired in settlement
        of loans                                   --          --         140         276          --
      Purchase of branch savings bank
        Fair value of  assets acquired                                                       $ 13,965
        Cash received                                                                           8,308
                                                                                             --------
            Liabilities assumed                                                              $ 22,273
                                                                                             ========

- --------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Nature of Business: The consolidated financial statements include the accounts of 1st Security Federal Savings Bank (Savings
Bank) and its wholly-owned subsidiary, Western Security Service Corporation. Significant intercompany accounts and transactions have been eliminated. The consolidated financial statements for the four-month periods ended April 30, 1997 and 1996 are unaudited, but in the opinion of management, reflect all necessary adjustments, consisting only of normal recurring items necessary for fair presentation. The Savings Bank's revenues primarily arise from interest income from residential real estate loans, with operations conducted through its main office, three branches in Cook County, and one branch in Philadelphia, Pennsylvania.

Use of Estimates: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, income, and expenses, as well as affecting the disclosures provided. Actual results could differ from the current estimates. The collectibility of loans, fair values of financial instruments, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held-to-maturity when the Savings Bank has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Savings Bank may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at market value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of retained earnings. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Real Estate Owned: Real estate owned represents property obtained through foreclosure or in settlement of debt obligations and is carried at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling expenses. Valuation allowances are recognized when the fair value less selling expenses is less than the cost of the asset. Changes in the valuation allowance are charged or credited to income.


Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the valuation allowance is maintained at levels considered adequate to cover losses that are currently anticipated based on delinquencies, property appraisals,


- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

past loss experience, general economic conditions, information about specific borrower situations including their financial position, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, including impaired loans discussed below, the whole allowance is available for any charge-offs that occur. Loans are charged off in whole or in part when management's estimate of the undiscounted cash flows from the loan are less than the recorded investment in the loan, although collection efforts continue and future recoveries may occur.

Statement of Financial Accounting Standards (SFAS) No. 114, as amended by SFAS No. 118, was adopted at January 1, 1995. Under these statements, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a provision for loan losses. The adoption of this statement did not have a material effect on the financial statements.


Smaller balance homogenous loans are defined as residential first mortgage loans secured by one-to-four family residences, residential construction loans, and share loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as doubtful or loss are considered impaired while loans classified as substandard are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when management believes it is probable they will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is placed on nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures under SFAS Nos. 114 and 118 are not expected to differ significantly from nonaccrual and renegotiated loan disclosures.


- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recognition of Income on Loans: Interest on real estate and certain consumer loans is accrued over the term of the loans based upon the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Under SFAS No. 114 as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the allowance for loan losses. If these adjustments cause the allowance for loan losses to require adjustment, such adjustment is reported as an adjustment to the provision for loan losses.

Loan fees, net of direct loan origination costs, are deferred and amortized over the contractual life of the loan as a yield adjustment.


Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective premises and equipment, which are primarily thirty to fifty years for premises and five to ten years for furniture, fixtures, and equipment. Maintenance and repairs are charged to expense as incurred and improvements which extend the useful lives of assets are capitalized.


Income Taxes: The provision for income taxes is based on an asset and liability approach in accordance with SFAS No. 109. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold. The Savings Bank reports net cash flows for customer loan transactions, deposit transactions, and time deposits in other financial institutions.

Reclassifications: Certain prior period items have been reclassified to conform to the current period's presentation.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 2 - SECURITIES

The Bank's securities are as follows:

                                                                  (Unaudited)
                                                                 April 30, 1997
                                                 -----------------------------------------------
                                                                Gross        Gross
                                                 Amortized   Unrealized   Unrealized        Fair
                                                    Cost        Gains       Losses         Value
                                                    ----        -----       ------         -----
Securities available-for-sale
  U.S. government and agencies                    $ 3,249      $  87       $    (15)      $ 3,321
  Mutual funds                                      5,775         --           (177)        5,598
                                                  -------      -----       --------       -------
                                                    9,024         87           (192)        8,919

  Mortgage-backed securities
    Federal Home Loan  Mortgage Corporation         8,615          8           (223)        8,400
    Government National Mortgage Association        3,272         27            (22)        3,277
    Federal National Mortgage Association           6,363         11           (177)        6,197
    Collateralized mortgage obligations               713         29             --           742
                                                  -------      -----       --------       -------
                                                   18,963         75           (422)       18,616
                                                  -------      -----       --------       -------
                                                  $27,987      $ 162       $   (614)      $27,535
                                                  =======      =====       ========       =======

Securities held-to-maturity
  U.S. government agencies                        $22,801      $   1       $   (404)      $22,398
  States and political subdivisions                 5,207         87            (73)        5,221
  Corporate notes                                     251         --             --           251
                                                  -------      -----       --------       -------
                                                   28,259         88           (477)       27,870

  Mortgage-backed securities
    Federal Home Loan Mortgage Corporation          5,655         59           (158)        5,556
    Government National Mortgage Association        8,896        102            (80)        8,918
    Federal National Mortgage Association           3,016         17            (85)        2,948
    Collateralized mortgage obligations             4,822         --           (107)        4,715
                                                  -------      -----       --------       -------
                                                   22,389        178           (430)       22,137
                                                  -------      -----       --------       -------
                                                  $50,648      $ 266       $   (907)      $50,007
                                                  =======      =====       ========       =======


At April 30, 1997 (unaudited), collateralized mortgage obligations with a carrying value of $4.8 million of the total $5.6 million were guaranteed or insured by governmental agencies (e.g., GNMA, FNMA, FHMC).


- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

                                                                December 31, 1996
                                                 -----------------------------------------------
                                                                Gross        Gross
                                                 Amortized   Unrealized   Unrealized        Fair
                                                    Cost        Gains       Losses         Value
                                                    ----        -----       ------         -----
Securities available-for-sale
  U.S. government and agencies                    $ 3,245      $ 105       $     --       $ 3,350
  Mutual funds                                      5,776         32           (163)        5,645
  Other equity investments                              2         --             --             2
                                                  -------      -----       --------       -------
                                                    9,023        137           (163)        8,997

  Mortgage-backed securities
    Federal Home Loan Mortgage Corporation          9,238         16           (269)        8,985
    Government National Mortgage Association        3,399         39            (13)        3,425
    Federal National Mortgage Association           6,685         14           (127)        6,572
    Collateralized mortgage obligations               713         32             --           745
                                                  -------      -----       --------       -------
                                                   20,035        101           (409)       19,727
                                                  -------      -----       --------       -------
                                                  $29,058      $ 238       $   (572)      $28,724
                                                  =======      =====       ========       =======

Securities held-to-maturity
  U.S. government agencies                        $20,320      $  41       $    (81)      $20,280
  States and political subdivisions                 5,208        150            (15)        5,343
  Corporate notes                                     251         --             --           251
                                                  -------      -----       --------       -------
                                                   25,779        191            (96)       25,874

  Mortgage-backed securities
    Federal Home Loan Mortgage Corporation          6,280         89           (190)        6,179
    Government National Mortgage Association        9,226        142            (43)        9,325
    Federal National Mortgage Association           3,294         19            (42)        3,271
    Collateralized mortgage obligations             5,309         --            (77)        5,232
                                                  -------      -----       --------       -------
                                                   24,109        250           (352)       24,007
                                                  -------      -----       --------       -------
                                                  $49,888      $ 441       $   (448)      $49,881
                                                  =======      =====       ========       =======

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

On December 29, 1995, the Savings Bank reclassified a portion of its held-to-maturity securities to available-for-sale in accordance with "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities" in order to improve the Savings Bank's flexibility in meeting liquidity needs. The amortized cost and unrealized gain on securities transferred to available-for-sale were $20,157,729 and $113,950, respectively.

                                                                December 31, 1995
                                                 -----------------------------------------------
                                                                Gross        Gross
                                                 Amortized   Unrealized   Unrealized        Fair
                                                    Cost        Gains       Losses         Value
                                                    ----        -----       ------         -----
Securities available-for-sale
  U.S. government and agencies                    $ 7,743      $ 195       $     (2)      $ 7,936
  Mutual funds                                      5,776         42            (81)        5,737
  Other equity investments                             70         --             --            70
                                                  -------      -----       --------       -------
                                                   13,589        237            (83)       13,743

  Mortgage-backed securities
    Federal Home Loan Mortgage Corporation         10,101         17           (126)        9,992
    Government National Mortgage Association        2,901         44            (21)        2,924
    Federal National Mortgage Association           6,436         18            (71)        6,383
    Collateralized mortgage obligations               720         25             --           745
                                                  -------      -----       --------       -------
                                                   20,158        104           (218)       20,044
                                                  -------      -----       --------       -------
                                                  $33,747      $ 341       $   (301)      $33,787
                                                  =======      =====       ========       =======

Securities held-to-maturity
  U.S. government agencies                        $15,446      $  93       $    (20)      $15,519
  States and political subdivisions                 4,768        207             (5)        4,970
  Corporate notes                                     352          1             --           353
                                                  -------      -----       --------       -------
                                                   20,566        301            (25)       20,842

  Mortgage-backed securities
    Federal Home Loan Mortgage Corporation          9,806        258           (283)        9,781
    Government National Mortgage Association        5,142        233            (28)        5,347
    Federal National Mortgage Association           4,526         35            (47)        4,514
    Collateralized mortgage obligations             5,646         20            (35)        5,631
                                                  -------      -----       --------       -------
                                                   25,120        546           (393)       25,273
                                                  -------      -----       --------       -------
                                                  $45,686      $ 847       $   (418)      $46,115
                                                  =======      =====       ========       =======

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

There were no sales of securities during the four months ended April 30, 1997 (unaudited) or during 1996. The Savings Bank recognized a gain of $4,447 on the sale of one security available for sale during 1995. Call premiums on debt securities of $55,376 and $19,625 were recognized by the Savings Bank during 1996 and 1995, respectively.

The carrying values and fair values of debt securities, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     (Unaudited)
                                                    April 30, 1997        December 31, 1996
                                                 --------------------    --------------------
                                                 Amortized      Fair     Amortized      Fair
                                                    Cost       Value        Cost       Value
                                                    ----       -----        ----       -----
Securities available-for-sale
  Due in one year or less                         $   999     $ 1,002     $   997     $ 1,007
  Due after one year through five years             1,991       1,977       1,989       1,989
  Due after ten years                                 259         342         259         354
                                                  -------     -------     -------     -------
                                                    3,249       3,321       3,245       3,350

  Mutual funds                                      5,775       5,598       5,776       5,645
    Other equity investments                           --          --           2           2
    Mortgage-backed securities
      and collateralized mortgage obligations      18,963      18,616      20,035      19,727
                                                  -------     -------     -------     -------
                                                   24,738      24,214      25,813      25,374
                                                  -------     -------     -------     -------
                                                  $27,987     $27,535     $29,058     $28,724
                                                  =======     =======     =======     =======

Securities held-to-maturity
  Due in one year or less                         $   351     $   353     $   351     $   356
  Due after one year through five years             5,944       5,784       3,244       3,273
  Due after five years through ten years           15,472      15,395      14,289      14,353
  Due after ten years                               6,492       6,338       7,895       7,892
                                                  -------     -------     -------     -------
                                                   28,259      27,870      25,779      25,874

  Mortgage-backed securities and
    collateralized mortgage obligations            22,389      22,137      24,109      24,007
                                                  -------     -------     -------     -------
                                                  $50,648     $50,007     $49,888     $49,881
                                                  =======     =======     =======     =======

There was one security in the amount of $250,000 pledged to secure government deposits at December 31, 1996. There were no securities pledged at December 31, 1995.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 3 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                 (Unaudited)           December 31,
                                                   April 30,     -----------------------
                                                     1997          1996          1995
                                                     ----          ----          ----
First mortgage loans, including loans purchased
  Secured by one-to-four-family residences         $ 137,479     $ 134,971     $ 117,379
  Secured by multifamily residences                    9,708         9,374         7,926
  Secured by commercial real estate                   15,425        15,651        15,127
                                                   ---------     ---------     ---------
                                                     162,612       159,996       140,432

Home equity loans                                      4,006         3,431         3,684
Less
  Net deferred loan origination fees                  (1,472)       (1,470)       (1,550)
                                                   ---------     ---------     ---------
    Total mortgage loans                             165,146       161,957       142,566

Consumer and other loans
  Automobile                                              72            74           110
  Share loans                                          1,182         1,174         1,570
  Improvement                                             10            12            29
  Loans secured by leases                                839         1,272           759
  Other                                                  351           395           445
                                                   ---------     ---------     ---------
                                                       2,454         2,927         2,913
Less unearned discounts                                  (20)          (16)          (28)
                                                   ---------     ---------     ---------
  Total consumer and other loans                       2,434         2,911         2,885
Less allowance for loan losses                        (1,666)       (1,520)         (885)
                                                   ---------     ---------     ---------
                                                   $ 165,914     $ 163,348     $ 144,566
                                                   =========     =========     =========

The principal balance of loans on nonaccrual status at April 30, 1997 approximated $9,000 (unaudited). The principal balance of loans on nonaccrual status at December 31, 1996 and 1995 approximated $9,000 in both years. The Savings Bank maintains an allowance for uncollected interest for mortgage loans with payments past due. The allowance was approximately $94,000 (unaudited), $93,000 and $89,000 at April 30, 1997, and December 31, 1996 and 1995,
respectively.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:


                                   (Unaudited)
                                    April 30,                December 31,
                                -----------------      -------------------------
                                  1997       1996      1996       1995      1994
                                  ----       ----      ----       ----      ----

Balance, beginning of period    $ 1,520     $ 885     $   885     $ 792     $608
Provision for loan losses           574        42         706       136      182
Recoveries                            4        --          --        --        2
Charge-offs                        (432)      (50)        (71)      (43)      --
                                -------     -----     -------     -----     ----
  Balance, end of period        $ 1,666     $ 877     $ 1,520     $ 885     $792
                                =======     =====     =======     =====     ====


Information regarding impaired loans is as follows:

                                                      (Unaudited)
                                                        For the      For the
                                                      Four Months      Year
                                                         Ended        Ended
                                                        April 30,   December 31,
                                                          1997         1996
                                                          ----         ----

Average investment in impaired loans                      $1,055      $1,087
Interest income recognized on impaired loans
  including interest income recognized on cash basis          --          11
Interest income recognized on impaired loans on
  cash basis                                                  --          11


                                                         April 30,  December 31,
                                                           1997         1996
                                                           ----         ----
Balance of impaired loans                                 $  839       $1,272
Less portion for which no allowance for loan
  Losses is allocated                                         --           --
                                                          ------       ------

Portion of impaired loan balance for which an
  allowance for credit losses is allocated                $  839       $1,272
                                                          ======       ======

         Portion of allowance for loan losses allocated
           to the impaired loan balance                   $  420       $  318
                                                          ======       ======

There were no impaired loans at December 31, 1995.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                            (Unaudited)        December 31,
                                             April 30,     --------------------
                                               1997         1996          1995
                                               ----         ----          ----

Land                                          $   545      $   545      $   545
Buildings and improvements                      3,609        3,620        3,528
Furniture and equipment                         1,920        1,894        1,796
Real estate acquired for future expansion         377          377          377
                                              -------      -------      -------
    Total cost                                  6,451        6,436        6,246
Less accumulated depreciation                  (2,606)      (2,513)      (2,240)
                                              -------      -------      -------
                                              $ 3,845      $ 3,923      $ 4,006
                                              =======      =======      =======


NOTE 6 - INTANGIBLE ASSETS

Intangible assets, which arose from the Savings Bank's acquisition of assets and assumption of liabilities from the Resolution Trust Corporation consisted of the following:

                                            (Unaudited)        December 31,
                                             April 30,     --------------------
                                               1997         1996          1995
                                               ----         ----          ----
Excess of purchase price over net
  assets acquired                             $ 156        $ 156         $ 156
Core deposit intangible assets                  377          377           377
                                              -----          533           533
Less accumulated amortization                  (201)        (181)         (114)
                                              -----        -----         -----
   Intangible assets, net                     $ 332        $ 352         $ 419
                                              =====        =====         =====

The excess of purchase price over net assets acquired is being amortized over fifteen years in relation to the remaining lives of the long-term earning assets acquired. Amortization charged to expense was $3,467 in the four months ended April 30, 1997 and 1996 (unaudited). Amortization charged to expense was $10,400, $10,430, and $5,255 in the years ended December 31, 1996, 1995, and
1994, respectively.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 6 - INTANGIBLE ASSETS (Continued)

The core deposit intangible assets were determined in consideration of the value of non-interest-bearing demand, NOW, savings, and money market deposit accounts assumed. The valuation method estimated annual cash flow differentials of the core deposit interest and handling costs of alternative funds sources, such as certificates of deposit, and then discounted such cash flow differentials to their present value. The core deposit intangible asset is being amortized over ten years on an accelerated method. Amortization charged to expense in the four months ended April 30, 1997 and 1996 was $17,001 and $18,833, respectively (unaudited). Amortization charged to expense in the years ended December 31, 1996, 1995, and 1994 was $56,500, $64,000, and $34,000, respectively.


NOTE 7 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled $31,639,423 (unaudited), $39,439,746 and $33,879,449 at April 30, 1997, December
31, 1996 and December 31, 1995, respectively. Deposits greater than $100,000 are not insured.

At April 30, 1997 (unaudited), the scheduled maturities of certificates of deposit are as follows:

            April 30, 1998                             $102,164
            April 30, 1999                               10,295
            April 30, 2000                                7,972
            April 30, 2001                                2,734
            April 30, 2002 and thereafter                 4,977
                                                       --------
                                                       $128,142
                                                       ========

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

            December 31, 1997                          $105,026
            December 31, 1998                            11,166
            December 31, 1999                             3,240
            December 31, 2000                             5,645
            December 31, 2001 and thereafter              3,645
                                                       --------
                                                       $128,722
                                                       ========

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago were as follows:

                                                        Principal Balance
                                                 -------------------------------
                    Contractual     Frequency    (Unaudited)     December 31,
    Maturity         Interest        of Rate      April 30,   ------------------
      Date             Rate        Adjustment       1997       1996        1995
      ----             ----        ----------       ----       ----        ----

March 17, 1996         5.72%          Fixed       $   --      $   --     $ 1,000
February 11, 1997      4.80           Fixed           --       2,000       2,000
March 18, 1997         5.51           Fixed           --       1,000          --
June 17, 1997          5.56           Fixed        2,500          --          --
February 11, 1998      5.88           Fixed        2,000          --          --
March 20, 1998         5.91           Fixed        1,000       1,000          --
February 21, 2000      5.48           Fixed        1,000          --          --
February 21, 2000      6.08           Fixed        1,000          --          --
Open line              5.31           Daily           --          --       7,000
                                                  ------      ------     -------
                                                  $7,500      $4,000     $10,000
                                                  ======      ======     =======

The Savings Bank maintains a collateral pledge agreement covering secured advances whereby the Savings Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90 days delinquent, aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.

NOTE 9 - INCOME TAXES

An analysis of the provision for income taxes is as follows:

                              (Unaudited)
                       For the Four Months Ended       For the Years Ended
                               April 30,                   December 31,
                             -------------        ------------------------------
                             1997     1996          1996        1995       1994
                             ----     ----          ----        ----       ----
Current
  Federal                    $380     $482        $ 1,132      $1,377     $1,372
  State                        76      121            211         248        241
Deferred                       24       --         (1,117)        135        212
Valuation allowance            --       --            180          --         --
                             ----     ----        -------      ------     ------
                             $480     $603        $   406      $1,760     $1,825
                             ====     ====        =======      ======     ======

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The net deferred tax asset (liability) included in the accompanying balance sheets consist of the following:


                                              (Unaudited)       December 31,
                                               April 30,     ------------------
                                                 1997         1996         1995
                                                 ----         ----         ----
Deferred tax assets
  Bad debts                                     $    72      $    42      $  --
  Amortization of intangible assets                  39           36         23
  Contribution carryforward                         772          851         --
  Unrealized loss on securities
    available-for-sale                              177          130         --
                                                -------      -------      -----
                                                  1,060        1,059         23
Deferred tax liabilities
  Bad debts                                          --           --       (208)
  Depreciation                                      (97)        (102)      (117)
  FHLB stock dividend                               (65)         (65)       (65)
  Loan fees                                        (323)        (340)      (328)
  Unrealized gain on securities
    available-for-sale                               --           --        (16)
                                                -------      -------      -----
                                                   (485)        (507)      (734)

Valuation allowance on deferred tax assets         (180)        (180)        --
                                                -------      -------      -----
  Total deferred tax asset (liability)          $   395      $   372      $(711)
                                                =======      =======      =====

The valuation allowance at April 30, 1997 and December 31, 1996 reflects management's estimate of temporary deductible differences that may not be realized.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The difference between the provision for income taxes shown on the consolidated statements of income and amounts computed by applying the statutory federal income tax rate to income before taxes follows:

                                                                       (Unaudited)
                                                                 For the Four Months Ended
                                                                         April 30,
                                                          ---------------------------------------
                                                                 1997                   1996
                                                          ----------------       ----------------
Provision for federal income taxes computed
  at statutory rate of 34%                                $ 422       34.0%      $ 542       34.0%
Tax-exempt income                                           (30)      (2.4)        (30)      (1.9)
State income taxes, net of federal income tax benefit        72        5.8          77        4.8
Other                                                        16        1.3          14        1.0
                                                          -----       ----       -----       ----
                                                          $ 480       38.7%      $ 603       37.9%
                                                          =====       ====       =====       ====

                                                       For the Years Ended
                                                           December 31,
                                  --------------------------------------------------------------
                                       1 9 9 6              1 9 9 5                1 9 9 4
                                  -----------------    -------------------    -------------------
Provision for federal income
  taxes computed at statutory
  rate of 34%                     $ 292       34.0%    $ 1,684       34.0%    $ 1,785       34.0%
Tax-exempt income                   (85)      (9.9)                  (2.1)       (120)      (2.3)
State income taxes, net of
  federal income tax benefit         37        4.3         197        4.0         204        3.9
Other                               (18)      (2.1)        (19)       (.4)        (44)       (.8)
Valuation allowance                 180       21.0          --         --          --         --
                                  -----       ----     -------       ----     -------       ----
                                  $ 406       47.3%    $ 1,760       35.5%    $ 1,825       34.8%
                                  =====       ====     =======       ====     =======       ====

The Savings Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at April 30, 1997 (unaudited) and December 31, 1996 and 1995 include approximately $2,023,000 for which no deferred federal income tax liability has been recorded. Tax legislation passed August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1987. The related amount of deferred tax liability which must be recaptured is $573,000 and is payable over a six-year period, starting no later than 1998.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Savings Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Savings Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Savings Bank uses the same credit policy for commitments as it uses for on-balance-sheet items. The contract amount of these financial instruments is summarized as follows:

                                         (Unaudited)       December 31,
                                          April 30,     ------------------
                                            1997         1996        1995
                                            ----         ----        ----

     Commitments to extend credit          $3,322       $1,802      $1,542
     Unused lines of credit                 4,371        4,186       2,498

At April 30, 1997 (unaudited) and December 31, 1996, commitments to extend credit consist of $2,673,000 and $1,253,000 of fixed rate and $649,000 and $549,000 of variable rate loan commitments. The fixed rate loan commitments have rates ranging from 7.375% to 8.875%. These commitments are due to expire within 90 days of issuance. Since many commitments expire without being used, the amounts above do not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

The Savings Bank's principal loan customers are located in Chicago, Illinois and Philadelphia, Pennsylvania. Most loans are secured by specific collateral, including residential and commercial real estate.

The deposits of savings institutions are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund
(BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). Due to the inadequate capitalization of the SAIF, a recapitalization plan was signed into law on September 30, 1996 which required a special assessment of approximately .65% of all SAIF-insured deposit balances as of March 31, 1995. The Bank's assessment of $1,292,882 is reflected in the 1996 statement of income.

The Savings Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc. (the Foundation) in December 1996. The Foundation is a not-for-profit charitable foundation. In 1996, the Board approved a $2,500,000 unconditional contribution to the Foundation, of which $250,000 was paid in 1996. An additional $1,850,000 was funded through April 30, 1997. The remaining $400,000 (unaudited) is included in other liabilities in the balance sheet at April 30, 1997.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of April 30, 1997, that the Savings Bank meets all capital adequacy requirements to which it is subject.

As of April 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Savings Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Savings Bank's category.

The Savings Bank's actual capital amounts and ratios are also presented in the table.



                                                                      To be Well Capitalized
                                                    For Capital       Under Prompt Corrective
                                   Actual        Adequacy Purposes       Action Provisions
                              ---------------    -----------------    -----------------------
(Unaudited)                    Amount   Ratio    Amount      Ratio     Amount          Ratio
                               ------   -----    ------      -----     ------          -----
As of April 30, 1997:
   Total capital (to
     risk-weighted assets)    $31,066   24.4%    $10,186      8.0%    $12,733          10.0%
   Tier I Capital (to risk-
     weighted assets)          29,468   23.1       5,093      4.0       7,640           6.0
   Tier I Capital (to
     average assets)           29,468   11.4      10,377      4.0      12,971           5.0


- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 11 - REGULATORY MATTERS (Continued)



                                                                      To be Well Capitalized
                                                    For Capital       Under Prompt Corrective
                                   Actual        Adequacy Purposes       Action Provisions
                              ---------------    -----------------    -----------------------
(Unaudited)                    Amount   Ratio    Amount      Ratio     Amount          Ratio
                               ------   -----    ------      -----     ------          -----
As of December 31, 1996:
   Total capital (to
     risk-weighted assets)    $29,954   23.9%    $10,045      8.0%    $12,556          10.0%
   Tier I Capital (to risk-
     weighted assets)          28,437   22.6       5,022      4.0       7,534           6.0
   Tier I Capital (to
     average assets)           28,437   11.2      10,193      4.0      12,742           5.0




A reconciliation of GAAP capital to regulatory capital is as follows:


                                       April 30, 1997        December 31, 1996
                                     ------------------     --------------------
                                     Total       Tier I      Total      Tier I
                                     -----       ------      -----      ------
GAAP capital ...................   $ 29,950    $ 29,950    $ 29,261    $ 29,261
Goodwill and intangible assets .       (400)       (400)       (429)       (429)
Unrealized losses on securities
 available-for-sale ............        144         144          80          80
Disallowed deferred tax assets .       (226)       (226)       (475)       (475)
Allowance for loan losses ......      1,598        --         1,517        --
                                   --------    --------    --------    --------
                                   $ 31,066    $ 29,468    $ 29,954    $ 28,437
                                   ========    ========    ========    ========



NOTE 12 - RELATED PARTY TRANSACTIONS

The Savings Bank has lending transactions with directors, executive officers, and their associates. Loans to these individuals totaled approximately $48,000 (unaudited), $50,511 and $316,000 at April 30, 1997, December 31, 1996 and
December 31, 1995, respectively.

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments are as follows:

                                          (Unaudited)                                 December 31,
                                           April 30,             -------------------------------------------------------
                                            1 9 9 7                       1 9 9 6                      1 9 9 5
                                    ------------------------     -------------------------     -------------------------
                                    Approximate    Estimated     Approximate     Estimated     Approximate     Estimated
                                     Carrying         Fair        Carrying          Fair         Carrying         Fair
                                      Amount         Value         Amount          Value          Amount         Value
                                      ------         -----         ------          -----          ------         -----
Financial assets
  Cash and cash equivalents         $   7,104      $   7,104      $   7,300      $   7,300      $  19,173      $  19,173
  Time deposits in other
    financial institutions                200            200            200            200            200            200
  Securities available-for-sale        27,535         27,535         28,724         28,724         33,787         33,787
  Securities held-to-maturity          50,648         50,007         49,888         49,881         45,686         46,115
  Loans, net of allowance for
    loan losses                       165,914        169,903        163,348        165,738        144,566        148,670
  Accrued interest receivable           1,949          1,949          1,764          1,764          1,616          1,616

Financial liabilities
  NOW accounts                        (19,642)       (19,642)       (19,616)       (19,616)       (18,874)       (18,874)
  Savings                             (71,203)       (71,203)       (71,167)       (71,167)       (69,631)       (69,631)
  Time deposits                      (128,142)      (128,594)      (128,722)      (128,805)      (120,882)      (121,032)
  Advance payments by borrowers
    for taxes and insurance            (1,586)        (1,586)        (2,118)        (2,118)        (1,681)        (1,681)
  Advances from Federal
    Home Loan Bank                     (7,500)        (7,489)        (4,000)        (3,995)       (10,000)        (9,852)
    Accrued interest payable             (998)          (998)          (533)          (533)          (537)          (537)

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The fair value for cash and cash equivalents is based on their carrying value due to the short-term nature of these assets.

Securities: The fair value of securities is based on the quoted market value for the individual security or its equivalent.

Loans: The fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Savings Bank would charge for similar loans with similar maturities at April 30, 1997, December 31, 1996 and December 31, 1995, applied for an estimated time period until the loan is assumed to be repriced or repaid.

Deposit Liabilities: The fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Savings Bank would pay on such deposits at April 30, 1997, December 31, 1996 and December 31, 1995, applied for the time period until maturity. The estimated fair value of NOW and savings accounts is assumed to approximate carrying value as management establishes rates on these deposits at a level that approximates the local market area.

Advances from Federal Home Loan Bank: The fair value for the Federal Home Loan Bank advances was determined by calculating the present value of future cash flows using the current rate for an advance with a similar length to maturity.

Accrued Interest: The fair value of accrued interest receivable and payable is assumed to equal the carrying value.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments. The fair value of these commitments is not material.

Other assets and liabilities of the Savings Bank not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits, loan servicing rights, customer goodwill, and similar items.

While the above estimates are based on judgments of the most appropriate factors, there is no assurance that if the Savings Bank disposed of these items on April 30, 1997, December 31, 1996 and December 31, 1995, the fair value would have been achieved, because the market value may differ depending on the circumstances. The fair values at April 30, 1997, December 31, 1996 and December 31, 1995 should not necessarily be considered to apply at subsequent dates.

- --------------------------------------------------------------------------------

                                  (Continued)

                1ST SECURITY FEDERAL SAVINGS BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995, and 1994
                       April 30, 1997 and 1996 (Unaudited)
                          (Table amounts in thousands)

- --------------------------------------------------------------------------------

NOTE 14 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On June 23, 1997, the Board of Directors of the Savings Bank, subject to regulatory approval and approval by the members of the Savings Bank, adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company and the adoption of a federal thrift charter. The conversion is expected to be accomplished through the amendment of the Savings Bank's charter and the sale of the holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Savings Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Savings Bank's eligible deposit account holders, then to other members of the Savings Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Savings Bank's market area.

The Board of Directors of the Savings Bank or the holding company intend to adopt an Employee Stock Ownership Plan and various stock option and incentive plans, subject to ratification by the stockholders of the holding company after conversion, if such stockholder approval is required by any regulatory body having jurisdiction to require such approval. In addition, the Board of Directors is authorized to enter into employment contracts with key employees.

At the time of conversion, the Savings Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Savings Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.


         The Bank may not declare or pay cash dividends on or repurchase any of its shares of capital stock if the effect thereof would cause its net worth to be reduced below applicable regulatory requirements or the amount of the liquidation accounts of such a declaration and payment would otherwise violate regulatory requirements.



Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At April 30, 1997, no expenses have been deferred.

- --------------------------------------------------------------------------------
                                                                            F-26

        No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS


                                                                 Page
                                                                 ----
Prospectus Summary........................................
Selected Financial Information............................
Recent Financial Data.....................................
Risk Factors..............................................
First SecurityFed Financial, Inc..........................
First Security ...........................................
Use of Proceeds...........................................
Dividends.................................................
Market for Common Stock...................................
Pro Forma Data............................................
Comparison of Valuation and Pro Forma Information
 With No Stock Contribution...............................
Pro Forma Regulatory Capital Analysis.....................
Capitalization............................................
Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................
Business .................................................
Regulation................................................
Management ...............................................
The Conversion............................................
Restrictions on Acquisitions of Stock and Related
   Takeover Defensive Provisions..........................
Description of Capital Stock..............................
Legal and Tax Matters.....................................
Experts...................................................
Additional Information....................................
Index to Financial Statements.............................      F-1

                                   ----------

     Until the later of ________, 1997 or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     Up to
                                4,735,000 Shares


                       FIRST SECURITYFED FINANCIAL, INC.
                           (Proposed Holding Company
                    for First Security Federal Savings Bank)


                                  COMMON STOCK


                                   ----------
                                   PROSPECTUS
                                   ----------


                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


                                 _______, 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.


SEC registration fees...............................................    $ 17,258
NASD fee............................................................       6,200
Nasdaq registration fee.............................................      32,000
OTS filing fees.....................................................      14,400
Counsel fees and expenses...........................................     135,000
Accounting fees and expenses........................................      80,000
Appraisal and business plan fees and expenses.......................      25,000
Conversion agent fees and expenses..................................      17,000
Marketing agent's expenses..........................................      25,000
Marketing agent's fee...............................................     413,000
Marketing agent's counsel fees and expenses.........................      37,500
Printing, postage and mailing.......................................     120,000
Blue sky fees and expenses..........................................       5,000
Other expenses......................................................      25,642
                                                                        --------
     TOTAL..........................................................    $953,000
                                                                        ========


- ---------
(1) Based on maximum of Estimated Valuation Range and assumptions set forth under "Pro Forma Data" in the Prospectus.

Item 14.  Indemnification of Directors and Officers

     Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

     The Registrant is newly incorporated, solely for the purpose of acting as the holding company of First Security Federal Savings Bank pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date, other than the sale of one share of the Registrant's stock to its incorporator for the purpose of qualifying the Registrant to do business in Illinois.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:


    1.1   Letter Agreement  regarding  marketing and consulting services with Friedman, Billings, Ramsey & Co., Inc.*
    1.2   Form of Agency Agreement
    2     Plan of Conversion
    3.1   Certificate of Incorporation of the Holding Company*
    3.2   Bylaws of the Holding Company*
    3.3   Charter of First Security Federal Savings Bank in stock form*
    3.4   Bylaws of First Security Federal Savings Bank in stock form*
    4     Form of Stock Certificate of the Holding Company*
    5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock*
    8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion*
    8.2 Opinion of Crowe, Chizek and Company LLP with respect to Illinois income tax consequences of the Conversion
    8.3 FinPro Letter with respect to estimated pro forma market value and Subscription Rights*
    10.1  Employee Stock Ownership Plan*
    10.2  Form of Proposed Stock Option and Incentive Plan*
    10.3  Form of Proposed Recognition and Retention Plan*
    10.4  Form of Employment Agreement with Julian E. Kulas*
    10.5  Form of Change-In-Control Severance Agreement with Harry I. Kucewicz*
    10.6  Form of Change-In-Control Severance Agreement with Mary H. Korb*
    10.7  Form of Change-In-Control Severance Agreement with Irene S. Subota*
    10.8  Form of Change-In-Control Severance Agreement with Adrian Hawryliw*
    21    Subsidiaries*
    23.1  Consent of Silver, Freedman & Taff, L.L.P.*
    23.2  Consent of Crowe, Chizek and Company LLP
    23.3  Consent of FinPro*
    24    Power of Attorney (set forth on signature page)
    99.1  Appraisal
    99.2 Proxy Statement and form of proxy to be furnished to First Security Federal Savings Bank account holders*
    99.3  Stock Order Form and Order Form Instructions*
    99.4  Question and Answer Brochure*
    99.5  Advertising, Training and Community Informational Meeting Materials*
- ----------
*  Previously filed.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois on September 5, 1997.


                         FIRST SECURITYFED FINANCIAL, INC.


                         By: /s/ Julian E. Kulas
                             ---------------------------------------------------
                             Julian E. Kulas, President, Chief Executive Officer and Director
                             (Duly Authorized Representative)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julian E. Kulas, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Julian E. Kulas                                 /s/ Steve Babyk
- --------------------------------------              ----------------------------
Julian E. Kulas                                     Steve Babyk
President, Chief Executive Officer and              Director
Director
(Principal Executive Officer)

Date: September 5, 1997                             Date: September 5, 1997





/s/ Lila Maria Bodnar                               /s/ Myron Dobrowolsky
- --------------------------------------              ----------------------------
Lila Maria Bodnar                                   Myron Dobrowolsky
Recording Secretary and Director                    Director

Date: September 5, 1997                             Date: September 5, 1997

/s/ Terry Gawryk                                    /s/ George Kawka
- --------------------------------------              ----------------------------
Terry Gawryk                                        George Kawka
Secretary and Director                              Director

Date: September 5, 1997                             Date: September 5, 1997





/s/ Paul Nadzikewycz                                /s/ Jaroslay H. Sydorenko
- --------------------------------------              ----------------------------
Paul Nadzikewycz                                    Jaroslav H. Sydorenko
Chairman of the Board                               Director

Date: September 5, 1997                             Date: September 5, 1997





/s/ Chrysta Wereszczak
- --------------------------------------
Chrysta Wereszczak
Director

Date: September 5, 1997

    As filed with the Securities and Exchange Commission on September , 1997
                                                      Registration No. 333-31739

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                           EXHIBITS TO PRE-EFFECTIVE
                            AMENDMENT NO. ONE TO THE
                                    FORM S-1
                                     UNDER
                           THE SECURITIES ACT OF 1933



                       FIRST SECURITYFED FINANCIAL, INC.

                            936 North Western Avenue
                          Chicago, Illinois 60622-4695

================================================================================

                                  EXHIBIT INDEX



Exhibits:
   1.1 Letter Agreement regarding marketing and consulting services with Friedman, Billings, Ramsey & Co., Inc.*
   1.2     Form of Agency Agreement
   2       Plan of Conversion
   3.1     Certificate of Incorporation of the Holding Company*
   3.2     Bylaws of the Holding Company*
   3.3     Charter of First Security Federal Savings Bank in stock form*
   3.4     Bylaws of First Security Federal Savings Bank in stock form*
   4       Form of Stock Certificate of the Holding Company*
   5       Opinion of Silver, Freedman & Taff, L.L.P. with respect to legality of stock*
   8.1 Opinion of Silver, Freedman & Taff, L.L.P. with respect to Federal income tax consequences of the Conversion*
   8.2 Opinion of Crowe, Chizek and Company LLP with respect to Illinois income tax consequences of the Conversion
   8.3 FinPro Letter with respect to estimated pro forma market value and Subscription Rights*
  10.1     Employee Stock Ownership Plan*
  10.2     Form of Proposed Stock Option and Incentive Plan*
  10.3     Form of Proposed Recognition and Retention Plan*
  10.4     Form of Employment Agreement with Julian E. Kulas*
  10.5     Form of Change-In-Control Severance Agreement with Harry I. Kucewicz*
  10.6     Form of Change-In-Control Severance Agreement with Mary H. Korb*
  10.7     Form of Change-In-Control Severance Agreement with Irene S. Subota*
  10.8     Form of Change-In-Control Severance Agreement with Adrian Hawryliw*
  21       Subsidiaries*
  23.1     Consent of Silver, Freedman & Taff, L.L.P.*
  23.2     Consent of Crowe, Chizek and Company LLP
  23.3     Consent of FinPro*
  24       Power of Attorney (set forth on signature page)
  99.1     Appraisal
  99.2 Proxy Statement and form of proxy to be furnished to First Security Federal Savings Bank account holders*
  99.3     Stock Order Form and Order Form Instructions*
  99.4     Question and Answer Brochure*
  99.5     Advertising, Training and Community Informational Meeting Materials*
- ----------
*  Previously filed.